UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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QUALCOMM INCORPORATED

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January 14, 2009

Dear Fellow Stockholder:

You are cordially invited to attend Qualcomm’s Annual Meeting on Tuesday, March 3, 2009. The meeting will begin promptly at 9:30 a.m. Pacific Time at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121. I invite you to arrive early at 8:30 a.m. to preview our product displays. We will begin the Annual Meeting with a discussion and vote on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders followed by presentations and a report on Qualcomm’s fiscal 2008 performance.

This year we are pleased to apply the U.S. Securities and Exchange Commission rule which allows companies to furnish proxy materials to stockholders primarily over the Internet. We believe that this new method should expedite the receipt of your proxy materials, lower the costs of our Annual Meeting and help to conserve natural resources. We encourage you to vote via the Internet and follow the links to the Proxy Statement and Annual Report, which are both available at www.qualcomm.com/investor.

For those stockholders who have elected to receive their proxy materials in the mail, please review the Proxy Statement and Annual Report and vote via the Internet, by telephone or using your Proxy Card.

Your vote is very important to us. I urge you to vote “FOR” all proposals.

Please review your proxy materials carefully and send in your vote today. I look forward to seeing you on March 3, 2009.

Sincerely,

Paul E. Jacobs
Chief Executive Officer

5775 Morehouse Drive
San Diego, California 92121-1714

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On March 3, 2009

To the Stockholders of QUALCOMM Incorporated:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the Annual Meeting) of QUALCOMM Incorporated (the Company), a Delaware corporation, will be held at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 3, 2009 at 9:30 a.m. Pacific Time for the following purposes:

1.	To elect twelve directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 27, 2009.

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

San Diego, California
January 14, 2009

How To Vote

If your shares are held by a broker, bank or other stockholder of record exercising fiduciary powers which holds securities of record in nominee name or otherwise (typically referred to as being held in “street name”), you may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker, bank or other stockholder of record to determine whether you will be able to vote electronically via the Internet or by telephone.

If you are a stockholder with shares registered in your name, you may vote by one of the three following methods:

•	Vote via the Internet, by going to the web address http://www.proxyvote.com and following the instructions for internet voting shown on the proxy card mailed to you.

•	Vote by Telephone, by dialing 1-800-690-6903 and following the instructions for telephone voting shown on the proxy card mailed to you.

•	Vote by Proxy Card mailed to you, by completing, signing, dating and mailing the proxy card in the envelope provided. If you vote via the Internet or by telephone, please do not mail your proxy card.

PLEASE NOTE THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER STOCKHOLDER OF RECORD AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE ANNUAL MEETING UNLESS YOU FIRST OBTAIN A LEGAL PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

In this document, the words “Qualcomm,” “the Company,” “we,” “our,” “ours” and “us” refer only to QUALCOMM Incorporated and not any other person or entity.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the Internet under rules adopted by the U.S. Securities and Exchange Commission (SEC), instead of mailing printed copies of those materials to each stockholder. On January 14, 2009, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote via the Internet or by telephone.

This process is designed to expedite stockholders’ receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources. If you would prefer to continue to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

PROXY STATEMENT

QUALCOMM INCORPORATED
5775 Morehouse Drive
San Diego, California 92121-1714

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
March 3, 2009

GENERAL MATTERS

The enclosed proxy is solicited on behalf of the Board of Directors (the Board) of QUALCOMM Incorporated, a Delaware corporation, for use at the Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, March 3, 2009, at 9:30 a.m. Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on January  2, 2009 (the Record Date) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had 1,648,945,537 shares of common stock outstanding and entitled to vote.

Each holder of record of common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon. If no choice is indicated on the proxy, the shares will be voted in favor of all proposals.

All votes will be counted by an independent inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Broker Non-Votes

A broker non-vote occurs when a broker, bank or other stockholder of record that exercises fiduciary powers which holds securities of record in nominee name or otherwise (typically referred to as being held in “street name”) submits a proxy for the Annual Meeting, but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes have no effect on the determination of whether a nominee or the proposal has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Annual Meeting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent public accountants. Non-routine matters include actions on stock plans and most amendments to the Company’s Certificate of Incorporation.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Corporate Secretary of the Company at the Company’s principal executive offices, 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. In addition, the Company has retained Morrow & Company to act as a proxy solicitor in conjunction with the meeting. The

Company has agreed to pay that firm $7,500, plus reasonable out-of-pocket expenses, for proxy solicitation services. Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy materials for the Company’s 2010 Annual Meeting of Stockholders is September 16, 2009. Stockholder nominations for director and other proposals that are not to be included in such materials must be received no earlier than November 3, 2009 and no later than the close of business on December 3, 2009. Any such stockholder proposals or nominations for director must be submitted to the Company’s Corporate Secretary in writing at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. Stockholders are also advised to review the Company’s Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. See page 7 for further information.

Financial Information

Attached in Appendix 1 is certain financial information from our Annual Report on Form 10-K for fiscal 2008 that we originally filed with the Securities and Exchange Commission (SEC) on November 6, 2008. We have not undertaken any updates or revisions to such information since the date it was originally filed with the SEC. Accordingly, we encourage you to review Appendix 1 together with any subsequent information we have filed with the SEC and other publicly available information.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Restated Certificate of Incorporation and Bylaws provide that directors are to be elected at the Annual Meeting to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by either the affirmative vote of the holders of a majority of the then-outstanding shares of common stock or by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board. Newly created directorships resulting from any increase in the number of directors may, unless the Board determines otherwise, be filled only by the affirmative vote of the directors then in office, even if less than a quorum of the Board. Any director elected in accordance with a vacancy shall hold office for a term expiring at the next Annual Meeting of Stockholders and until such director’s successor shall have been elected and qualified.

The Company’s Restated Certificate of Incorporation provides that the number of directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The Board has set the current number of directors at twelve. Therefore, twelve directors will stand for election at the Annual Meeting.

If a quorum is present, the directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Abstentions and broker non-votes have no effect on the vote. The twelve candidates receiving the highest number of affirmative votes of the shares of common stock entitled to be voted for such directors will be elected directors of the Company. Shares of common stock represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the twelve nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares of common stock will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve, if elected, and the Board has no reason to believe that any nominee will be unable to serve.

The following table sets forth the nominees for election at this meeting and information with respect to their ages and background.

			Director
Name	Position With Qualcomm	Age	Since

Barbara T. Alexander	Director	60	2006
Stephen M. Bennett	Director	54	2008
Donald G. Cruickshank	Director	66	2005
Raymond V. Dittamore	Director	65	2002
Thomas W. Horton	Director	47	2008
Irwin Mark Jacobs	Chairman of the Board	75	1985
Paul E. Jacobs	Chief Executive Officer and Director	46	2005
Robert E. Kahn	Director	70	1997
Sherry Lansing	Director	64	2006
Duane A. Nelles	Director	65	1988
Brent Scowcroft.	Director	83	1994
Marc I. Stern	Director	64	1994

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election at this Meeting

BARBARA T. ALEXANDER

Barbara T. Alexander has served as a director of the Company since July 2006. Ms. Alexander has been an independent consultant since February 2004. From October 1999 to January 2004, she was a senior advisor for UBS, and from January 1992 to September 1999, she was a managing director of Dillon Read & Co., Inc. Prior to joining UBS, Ms. Alexander was a managing director in the corporate finance department of Salomon Brothers. Ms. Alexander is past Chairman of the Board of the Joint Center for Housing Studies at Harvard University and is currently a member of that board’s executive committee and an executive fellow of the Joint Center for Housing Studies at Harvard University. Ms. Alexander also serves as a director of Centex Corporation and Federal Home Loan Mortgage Corporation (Freddie Mac). She holds B.S. and M.S. degrees in theoretical mathematics from the University of Arkansas, Fayetteville.

STEPHEN M. BENNETT

Stephen M. Bennett has served as a director of the Company since August 2008. He was Chief Executive Officer of Intuit, Inc. from January 2000 to January 2008. Prior to Intuit, he was at General Electric Corporation (GE) for 23 years. From December 1999 to January 2000, he was an executive vice president and a member of the board of directors of GE Capital, the financial services subsidiary of GE. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 through June 1999. Mr. Bennett also serves as a director of Intuit and Sun Microsystems, Inc. He holds a B.A. degree in finance and real estate from the University of Wisconsin.

DONALD G. CRUICKSHANK

Sir Donald G. Cruickshank has served as a director of the Company since June 2005. He was Chairman of Clinovia Group Ltd. from 2004 to 2006 and Formscape Group Ltd. from 2003 to 2006 and has been a member of the Financial Reporting Council, the body responsible in the U.K. for oversight of the Accountancy and Actuarial professions and for corporate governance standards, since 2002. Sir Donald has extensive experience in a number of areas, including European regulation and telecommunications. His career has included assignments at McKinsey &

Co. Inc., Times Newspapers, Virgin Group plc., Wandsworth Health Authority and the National Health Service in Scotland. Sir Donald served as Chairman of the London Stock Exchange plc. from 2000 to 2003 and as Director General of the U.K.’s Office of Telecommunications (Oftel) from 1993 to 1998. From 1997 to 2000, he served as Chairman of Action 2000, the U.K.’s Millennium Bug campaign. In 1998, Chancellor Gordon Brown appointed him as Chairman of the Government’s Review of the U.K. banking sector, and from 1999 to 2004, he served as Chairman of SMG plc., one of Scotland’s leading broadcasters. Sir Donald is a member of the Institute of Chartered Accountants of Scotland and holds M.A. and L.L.D. degrees from the University of Aberdeen and an M.B.A. degree from Manchester Business School.

RAYMOND V. DITTAMORE

Raymond V. Dittamore has served as a director of the Company since December 2002. Mr. Dittamore is a retired audit partner of Ernst & Young LLP, an international accounting firm. Mr. Dittamore retired in 2001 after 35 years of service with that firm, including 14 years as the Managing Partner of the firm’s San Diego office. Mr. Dittamore is also a director of Invitrogen Corporation and Gen-Probe Incorporated. Mr. Dittamore holds a B.S. degree from San Diego State University.

THOMAS W. HORTON

Thomas W. Horton has served as a director of the Company since December 2008. Mr. Horton has been Executive Vice President and Chief Financial Officer of AMR Corporation, the parent company of American Airlines since March 2006. He served as Vice Chairman and Chief Financial Officer of AT&T Corporation from January 2002 to February 2006. Prior to AT&T, Mr. Horton was Senior Vice President and Chief Financial Officer of AMR from January 2000 to 2002 and served in numerous management positions with AMR since 1985. He holds a B.A. degree in business administration from Baylor University and a M.B.A. degree from Southern Methodist University.

IRWIN MARK JACOBS

Irwin Mark Jacobs, one of the founders of the Company, has served as Chairman of the Board of Directors since it began operations in July 1985. He also served as Chief Executive Officer of the Company from July 1985 to June 2005. Dr. Jacobs received a B.S. degree in electrical engineering from Cornell University and M.S. and Sc.D. degrees from the Massachusetts Institute of Technology. Dr. Jacobs is Chairman of the National Academy of Engineering, a fellow of the American Academy of Arts and Sciences, and was awarded the National Medal of Technology in 1994. Dr. Irwin Jacobs is the father of Dr. Paul Jacobs, our Chief Executive Officer, and Jeffrey A. Jacobs, Executive Vice President and Chief Marketing Officer of Qualcomm.

PAUL E. JACOBS

Paul E. Jacobs has served as a director of the Company since June 2005 and as the Company’s Chief Executive Officer since July 2005. He served as Group President of the Qualcomm Wireless & Internet Group from July 2001 to June 2005. In addition, he served as an executive vice president from February 2000 to June 2005. Dr. Jacobs holds a B.S. degree in electrical engineering and computer science, an M.S. degree in electrical engineering and a Ph.D. degree in electrical engineering and computer science from the University of California, Berkeley. Dr. Paul Jacobs is the son of Dr. Irwin Jacobs, Chairman of Qualcomm’s Board, and the brother of Jeffrey A. Jacobs, Executive Vice President and Chief Marketing Officer of Qualcomm.

ROBERT E. KAHN

Robert E. Kahn has served as a director of the Company since February 1997. Dr. Kahn is Chairman, Chief Executive Officer and President of the Corporation for National Research Initiatives (CNRI), which he founded in 1986. From 1972 to 1985, Dr. Kahn was employed at the U.S. Defense Advanced Research Projects Agency, where his last position was Director of the Information Processing Techniques Office. From 1966 to 1972, Dr. Kahn was a senior scientist with Bolt Beranek and Newman, where he was responsible for the system design of the Arpanet, the first packet switched network. Dr. Kahn received numerous awards for his pioneering work on the Internet, including the 1997 National Medal of Technology and the 2005 Presidential Medal of Freedom. Dr. Kahn holds a B.E.E. degree from the City College of New York and M.A. and Ph.D. degrees from Princeton University. Dr. Kahn holds numerous honorary degrees and is a member of the National Academy of Engineering and is an Inductee of the National Inventors Hall of Fame.

SHERRY LANSING

Sherry Lansing has served as a director of the Company since September 2006. Ms. Lansing is the Founder and Chair of the Sherry Lansing Foundation, a philanthropic organization focusing on cancer research, health and education. From 1992 to 2005, she was the Chair of the Motion Picture Group of Paramount Pictures where she oversaw the release of more than 200 films, including Academy Award® winners Forrest Gump, Braveheart and Titanic. From 1984 to 1990, she operated her own production company, Lansing Productions, and co-founded Jaffe/Lansing Productions. In 1980, she became the film industry’s first female to oversee all aspects of a studio’s motion picture production when she was appointed President of Production at 20th Century Fox. She holds additional trustee, chair and advisory positions with the Friends of Cancer Research, the American Association of Cancer Research, the Carter Center and Stop Cancer, a non-profit philanthropic group she founded in partnership with Dr. Armand Hammer. Ms. Lansing also is a regent of the University of California and serves as Chair of the University Health Services Committee. She has earned the Woodrow Wilson Award for Corporate Citizenship, the Distinguished Community Service Award from Brandeis University, the Alfred P. Sloan, Jr. Memorial Award, the Horatio Alger Humanitarian Award and an honorary doctorate in fine arts from the American Film Institute. She holds a B.S. degree from Northwestern University.

DUANE A. NELLES

Duane A. Nelles, a certified public accountant, has served as a director of the Company since August 1988. Mr. Nelles has been in the personal investment business since 1987. Prior to that time, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand LLP, which he joined in 1968. He holds a B.A. degree from Albion College and a M.B.A. degree from the University of Michigan.

BRENT SCOWCROFT

Brent Scowcroft has served as a director of the Company since December 1994. General Scowcroft is the President of The Scowcroft Group, Inc., an international business consulting firm he founded in June 1994. General Scowcroft is also the President of The Forum for International Policy, a non-profit organization he founded in 1993 that promotes American leadership and foreign policy. General Scowcroft served as Assistant to the President for National Security Affairs for President George H.W. Bush from January 1989 until January 1993; he also held that position for President Ford during his term. A retired U.S. Air Force Lieutenant General, General Scowcroft served in numerous national security posts in the Pentagon and the White House prior to his appointments as Assistant to the President for National Security Affairs. General Scowcroft received a B.S. degree from West Point and M.A. and Ph.D. degrees from Columbia University and holds numerous honorary degrees.

MARC I. STERN

Marc I. Stern has served as a director of the Company since February 1994. Mr. Stern is a member of the Management Committee of Société Générale Group and the Chairman of Société Générale’s Global Investment Management and Services (GIMS) North America unit. Prior to his appointment as Chairman of GIMS North America in September 2005, Mr. Stern served as President and a director of The TCW Group Inc., an asset management firm based in Los Angeles, California. Société Générale acquired majority control of TCW in 2001. In addition to his role at GIMS, Mr. Stern is Vice Chairman of TCW. From 1988 to 1990, Mr. Stern served as President and a director of SunAmerica, Inc., a financial services company. Prior to joining SunAmerica, Mr. Stern was Managing Director and Chief Administrative Officer of The Henley Group, Inc., a diversified manufacturing company, and prior thereto was Senior Vice President of Allied-Signal Inc., a diversified manufacturing company. Mr. Stern is also a director of TCW Funds, Inc., a registered investment company. Mr. Stern holds a B.A. degree from Dickinson College, a M.A. degree from the Columbia University Graduate School of Public Law and Government and a J.D. degree from the Columbia University School of Law.

Required Vote and Board Recommendation

If a quorum is present and voting, the twelve nominees for director receiving the highest number of votes will be elected as directors. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not have any effect on the outcome of the vote.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Code of Ethics

The Company has adopted a code of ethics that applies to all Qualcomm employees, including employees of Qualcomm’s subsidiaries, as well as each member of the Board. The code of ethics is available on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.” To date, there have not been any waivers by the Company of the code of ethics. Any amendments to, or waivers under, the code of ethics which are required to be disclosed by the rules of the SEC will be disclosed on our website at www.qualcomm.com under the “Corporate Governance” section under “Investor Relations.”

Board Committees, Meetings and Attendance

During fiscal 2008, the Board held eleven meetings. Board agendas include regularly scheduled sessions for the independent directors to meet without management present, and the Board’s presiding independent director leads those sessions. Mr. Stern has acted as the Board’s presiding independent director since the Board meeting immediately following the 2008 Annual Meeting of Stockholders. The Board delegates various responsibilities and authority to different Board committees. Committees regularly report on their activities and actions to the full Board. The Board’s current standing committees are: Audit, Compensation, Governance, Finance and Strategic. Committee assignments are re-evaluated annually and approved by the Board at its annual meeting that follows the annual meeting of stockholders in February or March of each year. Each committee acts according to a written charter approved by the Board. Copies of each charter can be found on our website at www.qualcomm.com as follows:

Name of Committee	Website link

Audit Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=463
Compensation Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=462
Governance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=461
Finance Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=464
Strategic Committee	http://investor.qualcomm.com/documentdisplay.cfm?DocumentID=465

The Audit Committee.  The Audit Committee meets at least quarterly with our management and independent public accountants to, among other things, review the results of the annual audit and quarterly reviews, discuss the financial statements, select and engage the independent public accountants, assess the adequacy of the Company’s staff, management performance and procedures in connection with financial controls and receive and consider comments as to internal controls. At the beginning of fiscal 2008, the Audit Committee was composed of Messrs. Nelles (Committee Chair) and Dittamore and Ms. Alexander. Since March 2008, the Audit Committee has been composed of Mr. Dittamore (Committee Chair), Ms. Alexander and Dr. Kahn. The Audit Committee met thirteen times during fiscal 2008. The Board has determined that Mr. Dittamore and Ms. Alexander are audit committee financial experts as defined by SEC rules. All of the members of the Audit Committee are independent directors within the meaning of Rule 4200 of the National Association of Securities Dealers, Inc. (NASD) and SEC Rule 10A-3(b)(1)(ii). With respect to the determination of independence of Mr. Nelles under NASD Rule 4200, the Board considered the employment by the Company of Mr. Nelles’ two sons in non-executive officer positions that did not involve key strategic roles. The Board also considered Mr. Nelles’ track record of decision-making and determined that the employment of Mr. Nelles’ sons had not interfered and would not interfere with the exercise of Mr. Nelles’ independent judgment in carrying out his duties as a director.

The Compensation Committee.  The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and approves stock offerings under our Amended and Restated 2001 Employee Stock Purchase Plan, administers our 1991 Stock Option Plan, 2001 Stock Option Plan and 2006 Long-Term Incentive Plan (collectively, the Stock Option Plans) and otherwise determines compensation levels for the Chief Executive Officer, the Named Executive Officers (as listed in the “Summary Compensation Table”), the directors and other key employees and performs such other functions regarding compensation as the Board may delegate. At the beginning of fiscal 2008, the Compensation Committee was composed of Messrs. Dittamore (Committee Chair) and Stern and General Scowcroft. In March 2008, Mr. Stern became Committee Chair, and in August 2008, Mr. Bennett joined the Compensation Committee. The Compensation Committee met seven times during fiscal 2008. All of the members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASD and outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Governance Committee.  The Governance Committee reviews, approves and oversees various corporate governance related policies and procedures applicable to the Company. The Committee also reviews and evaluates the effectiveness of our executive development and succession planning processes and provides active leadership and oversight with respect to these processes. In addition, the Governance Committee evaluates and recommends nominees for membership on our Board and its committees. At the beginning of fiscal 2008, the Governance Committee was composed of Messrs. Stern (Committee Chair) and Sacerdote, Ms. Alexander, Sir Donald Cruickshank and Ms. Lansing. In March 2008, Mr. Sacerdote retired from the Board and Ms. Lansing became Committee Chair. The Governance Committee met six times during fiscal 2008. All of the members of the Governance Committee are independent directors within the meaning of Rule 4200 of the NASD.

The Finance Committee.  The Finance Committee reviews our financial position, cash management, dividend and stock repurchase programs, securities issuances, acquisitions and other major strategic investment decisions. At the beginning of fiscal 2008, the Finance Committee was composed of Messrs. Sacerdote (Committee Chair) and Nelles, and Drs. Paul Jacobs and Kahn. In March 2008, Mr. Sacerdote retired from the Board and the Finance Committee has since been composed of Mr. Nelles (Committee Chair), Sir Donald Cruickshank and Dr. Paul Jacobs. The Finance Committee met ten times during fiscal 2008.

The Strategic Committee.  The Strategic Committee monitors the development and implementation of our business and research and development strategies. It works with management in identifying and developing Board focus on issues and recommendations which will further our long- and short-term strategic planning. At the beginning of fiscal 2008, the Strategic Committee was composed of Drs. Irwin Jacobs (Committee Chair), Paul Jacobs and Kahn, Sir Donald Cruickshank and General Scowcroft. In March 2008, Sir Donald Cruickshank was reassigned to the Finance Committee. The Strategic Committee met two times during fiscal 2008.

During fiscal 2008, each Board member attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he or she served or that were held during the period for which he or she was a Board or committee member, respectively.

Director Nominations

Our Bylaws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at our Annual Meeting of Stockholders. The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Governance Committee. This policy is set forth in our Corporate Governance Principles and Practices, which is available on our website at www.qualcomm.com under the “Corporate Governance” section of “Investor Relations.” Under this policy, the Governance Committee will review a reasonable number of candidates recommended by a single stockholder who has held over 1% of our stock for over one year and who satisfies the notice, information and consent requirements set forth in our Bylaws. To recommend a nominee for election to the Board, a stockholder must submit his or her recommendation to the Corporate Secretary at our corporate offices at 5775 Morehouse Drive, N-510F, San Diego, California 92121-1714. A stockholder’s recommendation must be received by us prior to the date set forth above under “Stockholder Proposals.” A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares), and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made. The proposing stockholder must also provide evidence of owning the requisite number of shares of Company stock for over one year. Candidates so recommended will be reviewed using the same process and standards for reviewing Governance Committee recommended candidates.

In evaluating director nominees, the Governance Committee considers the following factors:

•	The appropriate size of the Board;

•	The needs of the Company with respect to the particular talents and experience of its directors;

•	The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions, and the knowledge, skills and experience already possessed by other members of the Board;

•	Familiarity with national and international business matters;

•	Experience in political affairs;

•	Experience with accounting rules and practices;

•	Appreciation of the relationship of our business to the changing needs of society;

•	The nominee’s other commitments, including the other boards on which a nominee serves; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its stockholders. The Governance Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board meet the definition of “independent director” under NASD rules. The Governance Committee also believes it is in the stockholders’ best interest for certain key members of our current and former management to participate as members of the Board. The Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or if the Governance Committee or the Board decides not to re-nominate a member for re-election, the Governance Committee identifies the desired skills and experience of a new nominee based on the criteria above. Current members of the Governance Committee and Board are polled for suggestions as to individuals meeting the criteria of the Governance Committee. Research may also be performed to identify qualified individuals. We have, in the past, engaged third parties to identify and evaluate potential nominees.

Majority Voting, Stock Ownership Guidelines and Other Matters

We adopted a “Majority Voting” policy as a part of our Corporate Governance Principles and Practices. Under this policy, if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Governance Committee will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board. In performing this evaluation, the Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to the Company and the availability of other qualified candidates. The Governance Committee will then make its recommendation to the Board. The Board will review the Governance Committee’s recommendation and consider such further factors and information as it deems relevant. Under this policy, the Governance Committee will make its recommendation, and the Board will act on the Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board determines that immediate resignation is in the best interests of the Company and its stockholders, the director shall promptly tender his or her resignation upon request from the Board. We will publicly disclose the Board’s decision within four business days in a Current Report on Form 8-K with the SEC, providing an explanation of the process by which the decision was reached and, if applicable, the reason for not requesting the director’s resignation. The director in question will not participate in the Governance Committee’s or the Board’s analysis.

We adopted stock ownership guidelines for our directors and executive officers to help ensure that they each maintain an equity stake in the Company and, by doing so, appropriately link their interests with those of the other stockholders. The guideline for executive officers is based on a multiple of the executive’s base salary, ranging from two to five times, with the size of the multiple based on the individual’s position. Only shares actually owned (as shares or as deferred units) count towards the requirement. Executives are required to achieve these stock ownership levels within five years of becoming an executive, or (in the case of persons who were executive officers at the time these guidelines were adopted) by September 2011. For directors, the guideline is three times the annual cash retainer for Board service. Directors are required to achieve this ownership level within five years of joining the Board, or (in the case of directors serving on the Board at the time the guidelines were adopted) by September 2011. In addition to the preceding ownership guidelines, all directors are expected to own shares of the Company’s common stock within one year of joining the Board. See the “Other Key Policies and Practices” section under “Compensation Discussion and Analysis” for additional information.

Communications with Directors

We have adopted a formal process for stockholder communications with the Board. This process is also set forth in our Corporate Governance Principles and Practices. Stockholders who wish to communicate to the Board should do so in writing to the following address:

[Name of Director(s) or Board of Directors]
Qualcomm Incorporated
Attn: General Counsel
5775 Morehouse Drive, N-510F
San Diego, California 92121-1714

Our General Counsel logs all such communications and forwards those not deemed frivolous, threatening or otherwise inappropriate to the Chair of the Governance Committee for distribution.

Annual Meeting Attendance

The Company’s Corporate Governance Principles and Practices set forth a policy on director attendance at annual meetings. Directors are encouraged to attend absent unavoidable conflicts. All of the then-sitting directors attended the Company’s last annual meeting.

Director Independence

The Board has determined that, except as noted below, all of the members of the Board are “independent directors” within the meaning of Rule 4200 of the NASD. Dr. Irwin Jacobs and Dr. Paul Jacobs are not considered independent because both are employed by the Company as executive officers, and Dr. Irwin Jacobs’ son and Dr. Paul Jacobs’ brother, Jeffrey Jacobs, is Executive Vice President and Chief Marketing Officer of Qualcomm.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as our independent public accountants for the fiscal year ending September 27, 2009, and the Board has directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited our consolidated financial statements since we commenced operations in 1985. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent public accountants is not required by our Bylaws or otherwise. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Fees for Professional Services

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended September 28, 2008 and September 30, 2007 and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2008	Fiscal 2007

Audit fees(1)	$4,993,000	$4,405,000
Audit-related fees(2)	1,916,000	1,562,000
Tax fees(3)	—	3,000
All other fees(4)	11,000	6,000

Total	$6,920,000	$5,976,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings. Audit fees also include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “audit fees.” This category includes fees principally related to field verification of royalties from licensees.

(3)	Tax fees consist of fees for professional services rendered for international tax consulting.

(4)	All other fees consist of fees for products and services other than the services reported above. These fees related to technical publications purchased from the independent public accountant.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Public Accountants

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services and is subject to a budget. The Audit Committee has delegated pre-approval authority to certain committee members when expedition of approval is necessary. The independent public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval delegation, and the fees for the services performed to date. All services rendered by PricewaterhouseCoopers LLP during fiscal 2008 were pre-approved by the Audit Committee. Less than 1% of total fees for services rendered by PricewaterhouseCoopers LLP during fiscal 2007 were related to non-audit services that were approved by the Audit Committee after the services were rendered, pursuant to the de minimis exception established by the SEC.

Required Vote and Board Recommendation

The affirmative vote of a majority of the votes cast at the meeting, at which a quorum is present, either in person or by proxy, is required to approve this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2009.

Equity Compensation Plan Information

Information about our equity compensation plans at September 28, 2008 that were either approved or not approved by our stockholders was as follows (number of shares in millions):

	Number of Shares to
	be Issued Upon
	Exercise of
	Outstanding Options/	Weighted Average	Number of Shares
	Vesting of	Exercise Price of	Remaining Available
Plan Category	Restricted Stock Units	Outstanding Options	for Future Issuance

Equity compensation plans approved by stockholders(1)	199	$37.59	110	(2)
Equity compensation plans not approved by stockholders(3)	—	—	—
Total(4)	199	$37.59	110

(1)	Consists of six plans: the Company’s 1991 Stock Option Plan, 2001 Stock Option Plan, 2006 Long-Term Incentive Plan, 1998 Non-Employee Directors’ Stock Option Plan, 2001 Non-Employee Directors’ Stock Option Plan and the Amended and Restated 2001 Employee Stock Purchase Plan.

(2)	Includes approximately 7,600,000 shares reserved for issuance under the Amended and Restated 2001 Employee Stock Purchase Plan.

(3)	Consists solely of approximately 10,000 shares issuable under the Non-423(b) Plan component of the Company’s Amended and Restated 2001 Employee Stock Purchase Plan, which allows eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations.

(4)	Excludes options assumed in connection with mergers and acquisitions. Approximately 3,013,000 shares of the Company’s common stock were issuable upon exercise of these assumed options. These options have a weighted average exercise price of $25.89 per share. No additional options may be granted under these assumed arrangements.

STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of December 12, 2008 by: (i) each director and nominee for director; (ii) each of our executive officers named in the “Summary Compensation Table” under “Executive Compensation and Related Information” (the Named Executive Officers or NEOs); and (iii) all of our executive officers and directors as a group. Based on currently available Schedules 13D and 13G filed with the SEC, we do not know of any beneficial owners of more than 5% of our common stock.

	Amount and Nature of
	Beneficial Ownership (1)
	Number of	Percent of
Name of Beneficial Owner	Shares	Class

Paul E. Jacobs(2)	5,237,079	*
William E. Keitel(3)	947,431	*
Steven R. Altman(4)	2,324,341	*
Donald J. Rosenberg(5)	125,296	*
Irwin M. Jacobs(6)	27,298,048	1.65%
Sanjay K. Jha(7)	1,821,043	*
Barbara T. Alexander(8)	33,000	*
Stephen M. Bennett(9)	10,000	*
Donald G. Cruickshank(10)	62,033	*
Raymond V. Dittamore(11)	105,666	*
Thomas W. Horton	—	—
Robert E. Kahn(12)	373,766	*
Sherry Lansing(13)	24,666	*
Duane A. Nelles(14)	249,606	*
Brent Scowcroft(15)	511,965	*
Marc I. Stern(16)	883,351	*
All Executive Officers and Directors as a Group (26 persons)(17)	45,852,900	2.75%

*	Less than 1%.

(1)	This table is based upon information supplied by officers and directors. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 1,648,584,679 shares outstanding on December 12, 2008, adjusted as required by rules promulgated by the SEC.

(2)	Includes 802,864 shares held in family trusts, 690,442 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Paul Jacobs and his spouse and 118,242 shares held for the benefit of Dr. Paul Jacobs’ children. Dr. Paul Jacobs disclaims all beneficial ownership for the shares held in trust for the benefit of his children. Also includes 3,625,531 shares issuable upon exercise of options exercisable within 60 days of which 379,041 are held by Dr. Paul Jacobs’ spouse.

(3)	Includes 940,416 shares issuable upon exercise of options exercisable within 60 days.

(4)	Includes 141,509 shares held in family trusts and 2,182,832 shares issuable upon exercise of options exercisable within 60 days.

(5)	Includes 296 shares held jointly with his spouse and 125,000 shares issuable upon exercise of options exercisable within 60 days.

(6)	Includes 4,262,530 shares held in family trusts and 19,620,090 shares held in Grantor Retained Annuity Trusts for the benefit of Dr. Irwin Jacobs and his spouse. Dr. Irwin Jacobs shares voting power with his spouse for shares owned through these trusts. Also includes 3,415,428 shares issuable upon exercise of options exercisable within 60 days, of which 50,812 shares are held in trusts for the benefit of Dr. Irwin Jacobs and/or his spouse and 386,475 shares are held by Dr. Irwin Jacobs’ spouse.

(7)	Includes 24,426 shares held in family trusts and 1,795,931 shares issuable upon exercise of options exercisable within 60 days, of which 109,130 shares are held in trusts for the benefit of Mr. Jha and/or his spouse and 25,435 shares are held by Mr. Jha’s spouse.

(8)	Includes 5,000 shares held in family trusts and 28,000 shares issuable upon exercise of options exercisable within 60 days. Excludes 1,795 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(9)	Includes 10,000 shares held jointly with his spouse. Excludes 386 fully vested deferred stock units and dividend equivalents that settle on December 31, 2020.

(10)	Includes 8,200 shares held in a pension plan pursuant to which Sir Donald Cruickshank has voting rights and discretion over the holdings in the plan. Also includes 53,833 shares issuable upon exercise of options exercisable within 60 days.

(11)	Includes 7,400 shares held in family trusts and 98,266 shares issuable upon exercise of options exercisable within 60 days. Excludes 2,692 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(12)	Includes 266,266 shares issuable upon exercise of options exercisable within 60 days.

(13)	Includes 1,000 shares held in family trusts and 23,666 shares issuable upon exercise of options exercisable within 60 days.

(14)	Includes 111,340 shares held in family trusts and 138,266 shares issuable upon exercise of options exercisable within 60 days.

(15)	Includes 60,000 shares held in family trusts and 138,266 shares issuable upon exercise of options exercisable within 60 days.

(16)	Includes 504,500 shares held by the Beatrice B. Corporation of which Mr. Stern is the president and sole owner, 176,585 shares owned through a grantor trust, of which Mr. Stern is the trustee. Also includes 202,266 shares issuable upon exercise of options exercisable within 60 days. Includes 376,585 shares pledged by Mr. Stern. Excludes 1,828 fully vested deferred stock units and dividend equivalents that settle three years after the date of grant.

(17)	Includes 18,024,739 shares issuable upon exercise of options exercisable within 60 days for all directors and executive officers as a group. Also includes 376,585 shares pledged by one director. Excludes 61,893 deferred stock units, restricted stock units and related dividend equivalents.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater-than-10-percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2008, all Section 16(a) filing requirements were complied with except for the following: a total of eight gifts by Dr. Irwin Jacobs in fiscal 2006 and 2007 reported on two Forms 5; two gifts by Dr. Jha in fiscal 2007 reported on a Form 5; one gift by Mr. Altman in fiscal 2006 reported on a Form 5; a sale of shares by Mr. Jeffrey Jacobs that was reported by his broker in error resulting in a late report on a Form 4 and two gifts by Mr. Jeffrey Jacobs in fiscal 2007 reported on an amended Form 5; one cash exercise and a distribution from a Grantor Retained Annuity Trust by Dr. Paul Jacobs in fiscal 2008 reported on a late Form 4; and an amended Form 5 filed on behalf of Mr. Stern in fiscal 2008 to report one gift transaction made in each of fiscal 2003, 2004, 2005 and 2006 that had not been previously reported due to an administrative oversight by the Company.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

None of the members of our Compensation Committee are, or have been, an employee or officer of the Company. During fiscal 2008, no member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K. During fiscal 2008, none of our executive officers served on the compensation committee (or equivalent) or board of another entity whose executive officer(s) served on our Compensation Committee or Board.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our code of ethics states that our executive officers and directors, including their immediate family members, are charged with avoiding situations in which their personal, family or financial interests conflict with those of Qualcomm. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related-person transactions between Qualcomm and any directors or executive officers. The Compensation Committee reviews compensation-related transactions with directors or executive officers (such as base salary and annual cash incentives). Any request for us to enter into a transaction with an executive officer or director, or any of such persons’ immediate family members or affiliates, must be presented to our Audit Committee for review and approval. In considering the proposed agreement, our Audit Committee will consider the relevant facts and circumstances and the potential for conflicts of interest or improprieties.

During fiscal 2008, we employed the family members of certain directors and executive officers. Those employees whose compensation exceeded $120,000 are discussed below. All of the following family members under our employment were adults who did not live with the related director or executive officer. Each family member is compensated according to standard Company practices, including participation in the Company’s employee benefit plans generally made available to employees of a similar responsibility level. We do not view any of the directors or executive officers as having a beneficial interest in the described transactions that is material to them or the Company. Moreover, none of the following directors or executive officers believe that they have a direct or indirect material interest in the employment relationships of the listed family members. Options were granted under our 2006 Long-Term Incentive Plan and have a grant price that is equal to the fair market value on the date of grant. Such options vest according to the following schedule: 10% of the shares subject to the option vest on the six-month anniversary of the date of grant, with ratable monthly vesting over the remaining five-year vesting period. Generally, vesting is contingent upon continued service with the Company. Options granted under any of our stock option plans have a term of 10 years.

Dr. Paul E. Jacobs and Jeffrey A. Jacobs are the sons of Dr. Irwin Mark Jacobs, Chairman of the Board. Dr. Paul Jacobs serves as CEO. Drs. Paul Jacobs and Irwin Jacobs were compensated as described below under the heading “Executive Compensation and Related Information.”

Jeffrey A. Jacobs serves as Executive Vice President and Chief Marketing Officer. Jeffrey Jacobs earned $408,416 in base salary and $400,000 in cash incentives during fiscal 2008 and received a stock option grant for 150,000 shares of the Company’s stock at an exercise price of $37.29 per share.

Duane A. Nelles’ son, Duane A. Nelles III, serves as Vice President, Business Development. Duane A. Nelles III earned $198,719 in base salary and $60,000 in cash incentives during fiscal 2008 and received a stock option grant for 4,000 shares of the Company’s stock at an exercise price of $41.33 per share and two additional grants totaling 17,405 shares at an exercise price of $43.24 per share.

Steven R. Altman’s brother, Jeffrey S. Altman, serves as Senior Director, Business Development. Jeffrey Altman earned $177,484 in base salary and $37,000 in cash incentives during fiscal 2008 and received a stock option grant for 3,500 shares of the Company’s common stock at an exercise price of $41.33 per share and a second grant for 5,000 shares at an exercise price of $43.24 per share.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis (CD&A) with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in Qualcomm’s 2009 Proxy Statement.

COMPENSATION COMMITTEE

Marc I. Stern, Chair
Stephen M. Bennett
Raymond V. Dittamore
Brent Scowcroft

COMPENSATION DISCUSSION AND ANALYSIS

The CD&A discusses total compensation for the Chief Executive Officer, Chief Financial Officer and the other three most highly compensated executive officers. The SEC requires that we also describe the compensation for up to two additional individuals for whom disclosure would have been required but for the fact that they are no longer serving as an executive officer. Accordingly, we are also including Dr. Sanjay K. Jha, a former executive officer who voluntarily resigned from Qualcomm during fiscal 2008. Collectively, we refer to the following individuals as the “Named Executive Officers” or the “NEOs.”

•	Dr. Paul E. Jacobs, CEO, has 18 years of service with Qualcomm and has been CEO since July 2005.

•	Mr. William E. Keitel, CFO, has 12 years of service with Qualcomm and has been CFO since February 2002.

•	Mr. Steven R. Altman, President, has 19 years of service with Qualcomm and has been President since July 2005.

•	Mr. Donald J. Rosenberg, Executive Vice President (EVP), General Counsel and Corporate Secretary, has one year of service with Qualcomm.

•	Dr. Irwin M. Jacobs, Chairman of the Board and a founder of the Company, has 23 years of service with Qualcomm and has served as Chairman of the Board since 1985.

•	Dr. Sanjay K. Jha is the former Chief Operating Officer and Group President of Qualcomm CDMA Technologies. Dr. Jha voluntarily resigned from Qualcomm in August 2008 after 14 years with the Company and having served as COO since December 2006.

The CD&A describes Qualcomm’s overall compensation philosophy, objectives and practices to current and potential investors. Generally, we apply our philosophy and objectives to all of our employees and most of them are eligible to participate in the main components of our compensation programs.

Summary

The objectives, components and practices of our executive compensation program did not change materially from fiscal 2007 to fiscal 2008. We continue to provide a compensation program for NEOs that consists of four key components: (1) base salary; (2) annual cash incentives; (3) long-term incentives in the form of stock options; and (4) benefits. We also provide our NEOs with compensation programs that are not generally available to all employees, including nonqualified deferred compensation plans, financial planning services and additional life insurance and supplemental health benefits above the levels provided to non-executive employees. Our U.S.-based employees, including our NEOs, do not have guaranteed severance agreements or employment contracts. We do not have a predefined severance plan or policy for the involuntary termination of employees. The only predefined severance benefits are certain provisions for the treatment of options and shares provided under our stock option awards and nonqualified deferred compensation plans.

Our compensation program is subject to a thorough process that includes Compensation Committee review and approval of program design and practices, the advice of an independent, third-party compensation consultant engaged by the Compensation Committee and in-depth discussions between the CEO and the Compensation Committee regarding his performance and the performance of the other NEOs. It also features long-standing, consistently and appropriately applied practices with respect to the timing and pricing of stock option grants.

The amount of compensation we provide our NEOs is intended to be competitively reasonable and appropriate, internally fair and equitable, and tax efficient for the Company. We consider external compensation data from the SEC filings of our peer companies and independent, third-party compensation surveys, as well as advice from an independent compensation consultant, in making our decisions.

During the first quarter of fiscal 2008, the Compensation Committee determined base salaries, annual financial performance objectives and target annual cash incentives and long-term incentives for NEOs. Based on discussions with Dr. Paul Jacobs, the Compensation Committee did not increase his base salary from the 2007 level. The Compensation Committee increased Dr. Paul Jacobs’ target annual cash incentive to better position his target cash compensation (base salary and target annual cash incentive) near the peer group competitive median and awarded him stock options that, when combined with his target cash compensation, positioned his target direct compensation (base salary, target annual cash incentive and long-term incentive) between the competitive median and the 75th percentile. The Compensation Committee approved amounts for Messrs. Keitel and Altman that positioned their target direct compensation between the peer group competitive median and the 75th percentile.

Mr. Rosenberg joined Qualcomm as our General Counsel and Corporate Secretary in October 2007. The Compensation Committee approved his employment offer package, including an $8.1 million recruiting bonus, to compensate him for unvested restricted stock units granted to him by his former employer that he forfeited.

Dr. Jha voluntarily resigned from Qualcomm in August 2008 to become Co-CEO of Motorola, Inc. As part of a post-termination agreement that included certain continuing obligations and restrictive covenants of Dr. Jha, the Compensation Committee modified his existing stock option awards to extend the period of time he could exercise options that were vested but unexercised at the time of his resignation. The modification resulted in additional share-based compensation expense for accounting purposes of approximately $2.7 million.

Excluding Dr. Irwin Jacobs, who does not participate in our annual cash incentive program, more than 90% of each NEOs’ target direct compensation may be realized only when we achieve annual financial performance objectives and when our stock price increases.

After the end of fiscal 2008, the Compensation Committee approved annual cash incentives for the NEOs. The Compensation Committee based its decisions on the fact that we exceeded our pro forma revenues objective by 13% and our pro forma earnings before tax (EBT) objective by 6%. Compared to fiscal 2007, pro forma revenues were up 25% and pro forma EBT was up 7%. Dr. Paul Jacobs’ fiscal 2008 cash incentive was $2.9 million, which was approximately 50% more than he would have earned if we had met, but not exceeded, our financial performance objectives. His actual cash compensation (base salary and annual cash incentive) was slightly below the median of actual cash compensation awarded to the CEOs of our peer companies. The fiscal 2008 cash incentives for the other NEOs were also approximately 50% more than their respective target annual cash incentives as a result of our having exceeded our financial performance objectives. The fiscal 2008 cash incentives for all NEOs were consistent with the formula-based methodology established by the Compensation Committee during the first quarter of fiscal 2008.

Compensation Program Objectives and What We Reward

Our compensation program has two objectives:

1. We want to align the interests of our NEOs and long-term stockholders.

2.	We recruit from a limited pool of resources for individuals who are highly experienced, successful and well rewarded. Our unique talent base includes NEOs who enjoy national and international recognition for their expertise and leadership. For these reasons, our compensation program must be competitive in a challenging and dynamic labor market, while at the same time, reinforcing our core values of innovation, execution and partnership.

Our compensation program rewards our NEOs when they achieve our annual financial performance objectives, build stockholder value and maintain long-term careers with Qualcomm. We reward these three aspects so that the executive team will make balanced annual and long-term decisions that result in consistent financial performance, product innovation and collaboration within Qualcomm and with our customers and suppliers.

Four Key Components of Our NEO Compensation Program

We provide a base salary, annual cash incentives, long-term incentives in the form of stock options and benefits to help us attract, engage, reward and retain our NEOs and to align the interests of our NEOs and stockholders.

1. Base salary.  We provide a base salary to each NEO as financial consideration for each person’s level of responsibility, expertise, skills, knowledge and experience.

2. Annual cash incentives.  The annual cash incentive is one component of performance-based variable compensation. The Compensation Committee, at its sole discretion, determines the amount of any cash incentive. We provide this component to incentivize and reward valuable contributions to our annual financial performance objectives.

3. Long-term incentives.  Long-term incentives are the other component of performance-based variable compensation directly tied to stockholder return. During fiscal 2008, our NEOs received only stock option awards. The number of stock options granted is discretionary, and the potential amount of any income earned is completely dependent upon, and varies with, the Company’s stock price over the option term. We provide stock options to incentivize our NEOs to build long-term stockholder value, aligning the interests of NEOs and stockholders, and to retain NEOs through the expectation of long-term wealth creation in the value of their stock options (which have five-year vesting provisions that encourage continued employment with Qualcomm). We encourage stock ownership (see “Stock Ownership Guidelines” in the “Other Key Policies and Practices” section and “Employee Stock Purchase Plan” in the “Other Components of Our Compensation Program” section) which we regard as important for commitment, engagement and motivation.

4. Benefits.  We also provide retirement savings plans, health and welfare programs and other forms of compensation, perquisites and personal benefits. Each of these components helps us attract and retain NEOs.

Retirement Savings Plans.  Our NEOs are eligible to participate in our tax qualified 401(k) plan and in a voluntary nonqualified deferred compensation plan that we make available to U.S.-based employees who are in vice president or above roles. These voluntary plans encourage long-term careers with Qualcomm, and the nonqualified plan enables and encourages stock ownership which, we believe, aligns the interests of NEOs and stockholders. We do not have a pension plan or other defined benefit retirement plan; such plans are not typical among our peer companies in the high technology industry or, we believe, necessary for competitive purposes.

401(k) Plan.  Qualcomm offers the same tax-qualified 401(k) plan to all U.S.-based employees. We match employee contributions in cash using a tiered structure in order to encourage employee participation.

Voluntary Executive Retirement Contribution Plan (the ERC Plan) and Executive Retirement Matching Contribution Plan (the Match Plan).  Under the ERC Plan, a voluntary nonqualified deferred compensation plan, eligible employees may defer up to 100% of their base salary and annual cash incentive on a pre-tax basis. The investment choices under the ERC Plan are the same as those made available to all employees participating in our 401(k) plan. In addition, ERC Plan participants receive a Company contribution under the Match Plan in the form of Qualcomm stock. We match up to 10% of the aggregate of a participant’s base salary and annual cash incentive, less any 401(k) contributions. Stock contributions under the Match Plan are subject to a four-year vesting schedule. After the end of fiscal 2008, we consolidated the ERC Plan and the Match Plan into the Amended and Restated Executive Retirement Matching Contribution Plan but did not change the benefit levels.

Health and Welfare Programs.  We provide a supplemental health care plan to our NEOs because it helps to retain them and encourages senior-level employees to stay and advance to the eligibility level. The program provides coverage for most medical expenses not paid by our broad-based health plan, with a maximum annual coverage limit of $10,000 per NEO and each eligible dependent of the NEO. On January 1, 2009, we made certain modifications to the supplemental health plan, including a lower maximum annual coverage limit of $7,500 per NEO and each eligible dependent.

Employee Stock Purchase Plan (ESPP).  We have a tax-qualified, voluntary ESPP available to all U.S.-based employees, including the NEOs. The purchase price is 85% of the lower of: (1) the fair market value (FMV) on the first day of the six-month offering period; or (2) the FMV on the last day of the six-month offering period. The ESPP encourages long-term stock ownership and helps to align employee and stockholder interests on a cost- and tax-effective basis. Annual purchases are limited to $25,000 per individual, including the price discount.

Financial and retirement planning services.  We may reimburse our CEO, President and Chairman of the Board up to $12,500 annually (net of estimated income taxes) for expenses incurred for financial, estate and/or tax planning. We may reimburse other NEOs up to $8,000 annually. We provide this benefit to help our NEOs efficiently manage their time and financial affairs and to allow them to stay focused on business issues by minimizing distractions of this type. During fiscal 2008 and prior years, it was our policy to also pay the tax liability associated with these reimbursements. On January 1, 2009, we discontinued making these additional payments for the tax liability.

Charitable match.  Subject to limits based on the employee’s job level, we match employee contributions to qualified, eligible Internal Revenue Service (IRS) recognized non-profit organizations, excluding organizations that further a religious doctrine, exclusionary organizations and/or political non-profit organizations. We match up to $125,000 annually for the CEO, the President and the Chairman of the Board and up to $100,000 annually for other NEOs. We offer this program to encourage, extend and expand their support of cultural, educational and community non-profit organizations.

Insurance.  We provide company-paid life insurance to all employees equal to three times their base salary. We provide additional life insurance to vice presidents and above, including NEOs. The CEO, the President and the Chairman of the Board receive an additional $1,000,000 in coverage, and other NEOs receive an additional $750,000 in coverage. We offer the additional insurance for competitive positioning in the labor market.

Corporate aircraft.  When NEOs use our corporate aircraft for company business and there are vacant seats on a flight, they may at times invite guests to accompany them. We also permit use of our corporate aircraft for NEOs traveling to attend meetings of educational or other non-profit organizations. (See Note 1 to the “All Other Compensation” table under the “Executive Compensation and Related Information” section for more information.) NEOs are not able to reimburse Qualcomm for the cost of personal flights or the incremental cost for non-business guests because Qualcomm does not operate its aircraft on a “for hire” basis under applicable Federal Aviation Administration regulations.

Entertainment and charitable events.  We purchase tickets to various sporting, civic, cultural, charity and entertainment events for business purposes. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts.

Post employment compensation.

No employment agreements.  We employ all U.S.-based employees, including our NEOs, “at will,” without severance agreements or employment contracts. This is consistent with our objective of providing compensation related to individual contributions that improve our market leadership, competitive advantage and stockholder value. It enables our Board to terminate employment with discretion as to the terms and conditions of any separation.

Stock Option Plans.  The 2001 Stock Option Plan and the stock option award agreements under the 2006 Long-Term Incentive Plan (the 2006 LTIP) provide for accelerating 10% of unvested options under certain involuntary terminations that are not “for cause,” subject to execution of a general release of claims. The 2001 Stock Option Plan and the 2006 LTIP provide that if a change-in-control (as defined in the plans) occurs and an outstanding stock option award is not assumed or substituted with a substantially similar award, the Compensation Committee may accelerate the vesting of any or all outstanding stock options. Our stock option agreements include a “double trigger” in which vesting of stock options is accelerated if, within 24 months after a change-in-control, the stock option recipient is involuntarily terminated for any reason other than “for cause” or if the stock option recipient voluntarily resigns for good reason (as defined in the stock option award agreements).

Severance provisions.  We do not have a pre-defined severance plan or policy for the involuntary termination of employees, including the NEOs. While unvested options may be accelerated in certain severance situations, we do not accelerate unvested options in the event of an involuntary “for cause” termination. Such terminations may involve theft, dishonesty, falsification, actions that are detrimental to the Company, conviction of a criminal act that impairs the performance of duties required by the Company or violation of a material company policy.

Determining the Amount of Compensation for Our NEOs

The amount of compensation we provide for our NEOs is intended to be (1) competitively reasonable and appropriate for our business needs and circumstances, (2) internally fair and equitable relative to roles, responsibilities and relationships among our NEOs, and (3) tax efficient to the Company. To determine reasonable and appropriate amounts, we consider competitive compensation practices and relevant business and individual factors. This approach gives us flexibility to recruit, motivate and retain our NEOs within a highly competitive labor market.

We consider competitive compensation practices.  To assist the Compensation Committee in determining competitively reasonable and appropriate amounts of compensation, we conduct competitive compensation analyses using SEC disclosure data from peer companies and survey data from the Radford U.S. Executive Survey for high technology companies with revenues greater than $1 billion. We use this data to estimate the median and the 75th percentile levels of competitive practices for base salary, target cash compensation, long-term incentives and target direct compensation. The range from the competitive median to the 75th percentile reflects what the Compensation Committee believes is competitively reasonable and appropriate. This range is consistent with our compensation objectives and is appropriate given that the NEOs’ long-term incentive compensation consists entirely of stock options (unlike many of our competitors that offer lower-risk restricted stock or performance shares). In this CD&A, references to the competitive median and the 75th percentile refer to the statistical median and the 75th percentile calculated from the data disclosed by peer companies in their SEC filings and the data included in the Radford survey, and reference to the competitive range refers to amounts between the competitive median and 75th percentile.

Peer companies for fiscal 2008.  We identified an initial group of potential peer companies for fiscal 2008 that met one or more of the following selection criteria:

•	Market capitalization in the range of $35 billion to $140 billion;

•	Revenues in the range of $4 billion to $17 billion;

•	Annual trailing four quarters revenue growth in the range of 10% to 25%;

•	Research and development spending in the range of 10% to 35% of revenues;

•	Similar compensation models with high risk and leverage for performance and relying on cash and equity to reward performance and retain talent; and

•	High barriers to entry or extensive revenue streams from intellectual property portfolios.

We then adjusted the initial list to include other relevant labor market competitors and exclude companies that did not provide a meaningful labor market comparison for our NEOs. The Compensation Committee’s consultant, Frederic W. Cook & Co., Inc. (FWC) confirmed that the peer group for fiscal 2008 was appropriate.

Peer Companies for Fiscal 2008

Advanced Micro Devices	Agilent Technologies	Analog Devices
Apple	Applied Materials	Broadcom
Cisco	EMC	Google
Intel	Linear Technology	Marvell Technology
Microsoft	Motorola	NVIDIA
Oracle	Sprint Nextel	Texas Instruments
Yahoo

Peer Company Data for Fiscal 2008(1)
(Dollars in Billions)

				Qualcomm’s
	Range	Median	Qualcomm	Percentile

Market Capitalization	$7.9 - $280.6	$40.0	$72.0	68th
Revenues (trailing four quarters)	$1.1 - $49.6	$10.7	$8.2	42nd
Net Income (trailing four quarters)	$(1.0) - $13.9	$1.5	$2.6	58th
1-Year TSR(2)	(36%) - 145%	28%	16%	32nd
3-Year TSR(2)	(4%) - 107%	8%	8%	50th

(1)	The peer company data reported was as of July 2007, the time at which the Compensation Committee approved the peer companies.

(2)	Total shareholder return (TSR) includes capital gains from increases in stock price as well as dividends paid. The percentage is calculated by dividing (a) the increase or decrease in the stock price plus the dividends paid during the period by (b) the stock price at the beginning of the period.

Changes to peer companies for fiscal 2009.  The Compensation Committee determined that an expanded peer group was appropriate given Qualcomm’s evolution, expanded executive recruiting into adjacent labor markets (i.e. media and entertainment) and certain data limitations with a small group of peers. FWC identified potential peer companies that had all of the following characteristics with regard to Qualcomm:

•	Principal business in a related industry segment;

•	Broadly similar in revenues and market capitalization;

•	Comparable performance-based compensation model; and

•	Commonly used as peers of peers (i.e. the peer companies disclosed by the companies we used as peers for fiscal 2008 competitive analysis).

Peer Companies for Fiscal 2009

Adobe Systems	Amazon	Apple*
Applied Materials*	AT&T	Broadcom*
Cisco*	Comcast	Corning
Dell	eBay	Electronic Arts
EMC*	Google*	Hewlett Packard
IBM	Intel*	Microsoft*
Motorola*	NVIDIA*	Oracle*
Sprint Nextel*	Texas Instruments*	Time Warner
United Technologies	Verizon	Viacom
Walt Disney	Yahoo*

*	Also a fiscal 2008 peer company.

Peer Company Data for Fiscal 2009(1)
(Dollars in Billions)

				Qualcomm’s
	Range	Median	Qualcomm	Percentile

Market Capitalization	$10.4 - $264.8	$47.5	$66.8	62nd
Revenues (trailing four quarters)	$3.2 - $118.9	$23.8	$9.3	24th
Net Income (trailing four quarters)	$(29.6) - $17.0	$2.8	$3.4	55th
1-Year TSR(2)	(65%) - 79%	(2)%	(3)%	48th
3-Year TSR(2)	(31%) - 51%	5%	5%	42nd

(1)	The peer company data reported was as of April 2008, the time at which FWC prepared the peer company analysis.

(2)	Total shareholder return (TSR) includes capital gains from increases in stock price as well as dividends paid. The percentage is calculated by dividing (a) the increase or decrease in the stock price plus the dividends paid during the period by (b) the stock price at the beginning of the period.

Fourteen of the 29 peer companies in fiscal 2009 were also peer companies in fiscal 2008. FWC suggested removing five companies from the fiscal 2008 list because they had become too small for direct comparison and suggested adding 15 companies for fiscal 2009 that included high technology and media/telecommunications companies deemed relevant because they are recruiting sources and comparable in size to Qualcomm. Qualcomm’s percentile rank among the peer companies did not change significantly from the 2008 peer companies to the 2009 peer companies relative to market capitalization, net income and three-year TSR. Our percentile rank decreased for revenues and increased for one-year TSR from the fiscal 2008 peer companies to the fiscal 2009 peer companies.

We did not use Global Industry Classification Standard (GICS) codes to identify potential peer companies. The GICS represents an industry classification system developed by Standard & Poor’s and Morgan Stanley Capital International. Some companies may use GICS codes to identify peer companies for compensation benchmarking. We believe this approach is not appropriate for Qualcomm because it is overly formulaic and does not capture the various complexities of our global operations, unique industry, strategy, compensation philosophy and talent requirements. Among the companies sharing Qualcomm’s six-digit GICS group, only two companies, Cisco and Motorola, had greater revenues in their last fiscal year, and only Cisco had a greater net income and fiscal year end market cap relative to Qualcomm. Excluding Cisco and Motorola, Qualcomm is significantly larger than the other companies assigned the same GICS code. For fiscal 2007 (the most recent year for which data was available), among the ten companies in our GICS group ranked immediately below Qualcomm in terms of revenues, our revenues were nearly six times greater than the median, our net income was more than forty times greater than the median, and our market cap was more than twenty times greater than the median.

We consider business and individual factors.  We also consider many other factors to determine reasonable and appropriate compensation levels for each NEO, including:

•	The Compensation Committee’s evaluation of the CEO and other NEOs;

•	Individual performance and contributions to financial goals such as pro forma revenues, pro forma EBT, free cash flow and operating expenses;

•	Operational management, such as project milestones and process improvements;

•	Internal working and reporting relationships and our desire to encourage collaboration and teamwork among our NEOs;

•	Individual expertise, skills and knowledge;

•	Leadership, including developing and motivating employees, collaborating within Qualcomm, attracting and retaining employees and personal development;

•	Labor market conditions, the need to retain and motivate the NEO, and the NEO’s potential to assume increased responsibilities and long-term value to Qualcomm; and

•	Information and advice from an independent, third-party compensation consultant engaged by the Compensation Committee.

We do not have a predefined framework that determines which of these factors may be more or less important and the emphasis placed on specific factors may vary among the NEOs. Ultimately, it is the Compensation Committee’s judgment of these factors along with competitive data that form the basis for determining the CEO’s compensation. The Compensation Committee and the CEO follow a similar practice to determine the basis of the other NEOs’ compensation.

We consider tax regulations.  A goal of the Compensation Committee is to comply with the requirements of Internal Revenue Code Sections 162(m) and 409A. Section 162(m) places a $1 million annual limit on the amount that a public company may deduct for compensation paid to the CEO and the other three most highly compensated NEOs, excluding the CFO. We refer to these four executive officers as 162(m) covered officers. The $1 million limit does not apply if the compensation meets Section 162(m) requirements for performance-based compensation (i.e. the compensation is based on pre-established objective performance goals based on criteria approved by stockholders and is determined and administered according to related regulations). Compliance with Section 162(m) did not influence the allocation of compensation among base salary, target annual cash incentives and long-term incentives for fiscal 2008. We designed and administered our fiscal 2008 cash incentive program to be eligible for tax deductions to the extent permitted by the relevant tax regulations, including Section 162(m). Stock options granted under the 2006 LTIP also qualify as performance-based compensation. From time-to-time, we may pay compensation to our 162(m) covered officers that may not be tax deductible if there are compelling reasons to do so.

Under Section 409A, amounts deferred by a NEO under a nonqualified deferred compensation plan (such as the ERC Plan and Match Plan) may be included in gross income when earned and subject to a 20% additional federal tax, unless the plan complies with certain requirements related to the timing of deferral election and distribution decisions. Nonqualified stock options are generally exempt from Section 409A if the option satisfies certain requirements (i.e. the exercise price is not less than the fair market value on the grant date, the number of shares subject to the options is fixed on the grant date, and there is no deferral feature beyond exercise). We administer the ERC Plan, the Match Plan and stock option awards consistent with Section 409A requirements.

Other factors that influence the amount of compensation for our NEOs.

Consultants and advisors.  The Compensation Committee has the authority to retain and terminate any independent, third-party compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. During fiscal 2008, the Compensation Committee engaged an independent executive compensation consulting firm, FWC, to advise them on compensation matters. FWC reported directly to the Compensation Committee. During fiscal 2008, we did not engage FWC for any additional services beyond their support of the Compensation Committee. The Compensation Committee instructed FWC to provide information, insights and advice regarding compensation philosophy, objectives and strategy, selection of peer companies for competitive analyses, methodology for valuing long-term incentives and target direct compensation, and specific issues the Compensation Committee addressed during the year. The Compensation Committee asked FWC to comment on our recommendations regarding NEO compensation and aggregate equity compensation. Finally, the Committee instructed FWC to provide an analysis of competitive practices for director compensation. Representatives from FWC attended all but two Compensation Committee meetings during fiscal 2008 and interacted with the Committee Chair, members of our human resources staff and outside legal counsel prior to and following Compensation Committee meetings. During fiscal 2008, the Compensation Committee also sought and received advice from our outside legal counsel, DLA Piper. The total rewards management department within our human resources organization supported the Compensation Committee in its work, collaborated with FWC and DLA Piper, conducted analyses and managed our compensation and benefit programs.

Compensation or amounts realizable from prior compensation.  FWC prepared and reviewed with the Compensation Committee “carried interest” and “wealth accumulation” analyses that reported the current and potential values of shares owned and vested and unvested stock options, and the gain on option sales from the preceding three years, as part of its annual review of NEO compensation. The Compensation Committee and the CEO reviewed these analyses as part of their broader consideration of retention and incentives for each NEO. The amount of past compensation, including annual cash incentives and amounts realized or realizable from prior stock option awards, has generally not been a significant factor in the Compensation Committee’s considerations because annual cash incentives are awarded for fiscal year performance, and stock options are forward-looking long-term incentives awarded as part of the target direct compensation that the Compensation Committee establishes each year.

CEO involvement in compensation decisions.  After the end of the fiscal year, the Compensation Committee and the CEO discussed our business performance, his performance and his evaluation of and compensation recommendations for the other NEOs. The Compensation Committee, without the CEO present, determined the CEO’s base salary, annual cash incentive and stock option award. The Compensation Committee also approved the base salaries, annual cash incentives and stock option awards for the other NEOs.

Other Key Policies and Practices

Timing, grant date and exercise price for stock option awards.  We have a long-standing and consistent practice of awarding annual stock option grants to the NEOs during the first quarter of our fiscal year. The Compensation Committee approves base salaries, annual cash incentives and stock options at the same time to facilitate consideration of target direct compensation to NEOs. We may award stock options and/or restricted stock units upon hiring a new NEO, and we may award stock options and/or restricted stock units upon a promotion or change in roles and responsibilities of a NEO.

Stock ownership guidelines.  Our stock ownership guidelines for all of our executive officers, including our NEOs, help ensure that they maintain an equity stake in Qualcomm, and by doing so, appropriately link their interests with those of other stockholders. Only shares actually owned (including deferred units under the Match Plan) count towards the equity ownership requirement. Outstanding unexercised stock options do not count towards the requirement. Executive officers are required to achieve these stock ownership levels by the later of September 2011 or five years after becoming an executive officer. If a NEO has not met the guidelines by the deadline, we will require that the NEO, upon a stock option exercise, hold at least 50% of the net shares remaining after required tax withholdings, until they meet the minimum guideline. The guidelines are as follows:

Role	Multiple of Base Salary

CEO	5	X
President	3	X
Chairman of the Board	2	X
All other executive officers	2	X

Although the guidelines are not effective until 2011, four of the NEOs, Drs. Paul Jacobs and Irwin Jacobs and Messrs. Altman and Keitel, have met their ownership guidelines as of September 28, 2008.

Discussion of NEO Compensation for Fiscal 2008

In this section, we provide an overview of our fiscal 2008 target direct compensation and annual cash incentive program so readers may better understand the amounts of annual cash incentives disclosed in the “Summary Compensation Table.” (See the narrative accompanying the “Grants of Plan-Based Awards” table for technical information about the annual cash incentive program.)

Target direct compensation for fiscal 2008.  In the first quarter of fiscal 2008, the Compensation Committee determined base salaries, target annual cash incentives and financial performance objectives for the annual cash incentive program and long-term incentives for the NEOs. The Compensation Committee considered information from its competitive compensation analysis and the business and individual factors described earlier. The “Fiscal 2008 Target Direct Compensation” table below reports the base salaries, target annual cash incentives and long-term incentives that the Compensation Committee approved during the first quarter of fiscal 2008.

The Compensation Committee did not use or attempt to establish specific internal compensation relationships among the NEOs, but it did review the other NEOs’ compensation relative to the CEO and among all the NEOs. Dr. Paul Jacobs’ target direct compensation ranged from 1.7 to 2.2 times the target direct compensation of the other NEOs, excluding Dr. Irwin Jacobs, who did not participate in the annual cash incentive program.

Fiscal 2008 Target Direct Compensation

		Target Annual
		Cash				Target Direct
		Incentive as a	Target Annual			Compensation
	Base	Percentage	Cash	Long-Term	Target Direct	as a%
	Salary	of Base Salary	Incentive	Incentive	Compensation	of the CEO’s
Name	($)	(%)	($)	($)(1)	($)(2)	(%)

Paul E. Jacobs	1,075,006	175	1,881,261	14,021,335	16,977,602
William E. Keitel	655,201	110	720,721	6,272,703	7,648,625	45
Steven R. Altman	790,005	125	987,506	8,486,598	10,264,109	60
Donald J. Rosenberg	600,018	110	660,019	7,954,250	9,214,287	54
Irwin M. Jacobs	650,005	—	—	2,213,895	2,863,900	17
Sanjay K. Jha	755,040	125	943,800	8,486,598	10,185,438	60

(1)	These amounts reflect the fair value of stock options granted in fiscal 2008 as estimated for accounting purposes using a binomial option-pricing model with the following assumptions: 40.4% volatility; 4.3% risk-free interest rate; 1.3% dividend rate; 7.5% post-vesting forfeiture rate; and 1.9 suboptimal exercise factor. These amounts are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the awards. The potential appreciation in our stock price above the exercise price of the stock options, not the estimated fair value used for accounting purposes at the grant date, motivates and retains our NEOs.

(2)	Target direct compensation is the sum of base salary, target annual cash incentive and long-term incentive.

Fiscal 2008 annual cash incentive program.  During the first quarter of fiscal 2008, the Compensation Committee, after consultation with the CEO, established pro forma revenues and pro forma EBT objectives for the fiscal 2008 annual cash incentive program. We have used pro forma revenues and pro forma EBT for several years because the two operational objectives: (1) focus the executive officer team on overall business growth and profitability; (2) provide more direct linkage between decisions and outcomes; and (3) are two key factors that influence stockholder value. Pro forma objectives exclude the Qualcomm Strategic Initiatives (QSI) segment, certain estimated share-based compensation and acquired in-process research and development expense. We believe that pro forma objectives, rather than objectives based on generally accepted accounting principles (GAAP), enable evaluation of operating results on a consistent and comparable basis. The QSI segment and estimated share-based compensation are excluded because we view such items as unrelated to the Company’s operational performance. Certain tax items related to prior years are excluded in order to provide a clearer understanding of the Company’s ongoing tax rate and after tax earnings. Acquired in-process research and development is excluded because we view such expense as unrelated to the operating activities of the Company’s ongoing business. To encourage profitable growth, we placed a 60% relative weighting on pro forma EBT and a 40% relative weighting on pro forma revenues.

The “Fiscal 2008 Annual Cash Incentive Calculation” table below reports our pro forma revenues and pro forma EBT objectives and actual results for fiscal 2008. The table also reports the results of the formula-based calculations considered by the Compensation Committee in its determination of the annual cash incentives approved after the end of fiscal 2008. (See the narrative under “Grants of Plan-Based Awards” for a detailed description of the cash incentive program design.)

Briefly, the table shows that we achieved 113% and 106% of our pro forma revenues and pro forma EBT objectives for fiscal 2008, respectively. These levels of performance resulted in 59% more than the target level because we exceeded our objectives. We multiplied each NEO’s target annual cash incentive by approximately 159%, the result being the formula-based annual cash incentive level. For our 162(m) covered officers, we multiplied approximately 159% times 1.25 to set a higher amount, from which the Compensation Committee could then exercise “negative discretion.” By setting this higher amount, which could then be reduced, we enabled the Compensation Committee to make adjustments to the formula-based incentive level that would be in compliance with the Section 162(m) requirements that allow negative discretion.

Compared to fiscal 2007, our fiscal 2008 pro forma revenues and pro forma EBT were 25% and 7% higher, respectively. In fiscal 2007, we achieved 106% of our pro forma revenues objective and 105% of our pro forma EBT objective, resulting in an annual cash incentive level that was 17% more than the target level. We used a different formula to calculate the cash incentive multiple in fiscal 2008 than in fiscal 2007. Compared to the fiscal 2007 formula, the fiscal 2008 formula produced a relatively lower annual cash incentive level if we did not achieve the financial performance objectives and a relatively higher cash level if we exceeded the financial performance objectives. We made this change to provide greater reward opportunity for achieving marginal gains above the financial performance objectives.

Fiscal 2008 Annual Cash Incentive Calculation

						Incentive
Pro Forma			Fiscal			Multiple		Resulting				Weighted
Financial	Actual		2008		Achievement	Formula		Incentive		Relative		Incentive
Metric	Results		Objective		Ratio	(1)		Multiple		Weighting		Multiple

Revenues	$11,130	÷	$9,824	=	113%	(113%*1.9) - 0.35	=	180%	*	40%	=	72%
EBT	$4,684	÷	$4,418	=	106%	(106%*7.4) - 6.4	=	145%	*	60%	=	87%

										Sum		159%

						Section 162(m) Multiple						1.25

						Maximum potential Incentive Award Multiple					=	199%

(1)	See narrative under “Grants of Plan-Based Awards.”

The “Fiscal 2008 Actual Direct Compensation” table below reports the results of the annual cash incentive calculations (i.e. the approximate 159% incentive multiple times the target annual cash incentive amount with the 1.25 multiple for Section 162(m) covered officers) and the actual cash incentives approved by the Compensation Committee and reported in the “Summary Compensation Table” under the “Non-equity Incentive Plan Compensation” column. The Compensation Committee’s use of negative discretion generally resulted in annual cash incentives that reflected a “rounding off” from the formula-based annual cash incentive levels prior to applying the Section 162(m) multiple. Reductions from the 162(m) amount and from the formula-based level are nominal adjustments and are not negative reflections on the NEOs’ performance. In the following section, we discuss the fiscal 2008 compensation levels for the NEOs and the Compensation Committee’s and CEO’s considerations in determining the actual cash incentives.

Fiscal 2008 Actual Direct Compensation

			Formula-Based
			Annual Cash
			Incentive
			Level with
			Section 162(m)
		Target	Multiple	Total Actual Direct Compensation
		Annual Cash	of 1.25 for	Actual
	Target Annual	Incentive	Covered	Annual Cash	Base	Long-Term	Actual Direct
	Cash Incentive	x 159%	Officers	Incentive	Salary	Incentive	Compensation
Name	($)	($)	($)	($)	($)	($)	($)(3)

Paul E. Jacobs	1,881,261	2,988,118	3,735,147	2,900,000	1,075,006	14,021,335	17,996,341
William E. Keitel(1)	720,721	1,144,762	N/A	1,150,000	655,201	6,272,703	8,077,904
Steven R. Altman	987,506	1,568,514	1,960,642	1,475,000	790,005	8,486,598	10,751,603
Donald J. Rosenberg	660,019	1,048,348	1,310,434	1,000,000	600,018	7,954,250	9,554,268
Irwin M. Jacobs	—	—	—	—	650,005	2,213,895	2,863,900
Sanjay K. Jha(2)	943,800	N/A	N/A	—	755,040	8,486,598	9,241,638

(1)	According to Notice 2007-49 issued by the IRS on June 4, 2007, which provides interpretative guidance on the definition of covered employee under Section 162(m), the CFO, Mr. Keitel, is excluded from Section 162(m).

(2)	Dr. Jha did not receive a cash incentive because he was not employed with Qualcomm at the end of fiscal 2008.

(3)	Actual direct compensation includes the actual cash incentive, base salary and the long-term incentive.

Discussion of compensation for Dr. Paul Jacobs, CEO.

Target direct compensation.  Dr. Paul Jacobs asked that the Compensation Committee not increase his base salary from the fiscal 2007 level. The Compensation Committee set his target annual cash incentive at 175% of base salary (up from 125% for fiscal 2007) to better position his target cash compensation near the competitive median. Historically, his target annual cash incentive and resulting target cash compensation had been below the competitive median. The Compensation Committee awarded a stock option grant in November 2007 (see the “Grants of Plan-Based Awards” table) that, when added to his target cash compensation, positioned his fiscal 2008 target direct compensation within the competitive range (i.e. between the competitive median and the 75th percentile).

Mix of compensation components compared to competitive practice.  The two pie charts below show that Dr. Paul Jacobs’ mix of target direct compensation was similar to the peer group average mix. A total of 94% of his target direct compensation was linked to financial performance and stock price appreciation, compared to the average of 93%. His long-term incentive consisted entirely of stock options, while our peer companies, on average, used combinations of stock options, restricted stock and performance awards.

Comparison of the Components of Target Direct Compensation for the CEO

Fiscal 2008 cash incentive.  In addition to the calculation of the annual cash incentive for fiscal 2008, the Compensation Committee engaged in its annual review of the CEO’s performance. In its evaluation, the Compensation Committee noted Dr. Paul Jacobs’ leadership in the following accomplishments:

•	We exceeded our financial plan by significant margins.

•	We returned $2.65 billion to stockholders in the form of cash dividends and through the repurchase of our common stock.

•	We entered into new license and settlement agreements with Nokia Corporation/Nokia Inc. (Nokia) that cover GSM/GPRS/EDGE, CDMA2000, WCDMA (including HSPA), TD-SCDMA, OFDMA (including LTE, UMB and WiMAX) and other products and resolve all pending litigation between the parties.

•	We continued to build positive strategic partnerships, such as meetings with U.S. and foreign governments related to spectrum licensing and patent reform and furthered Qualcomm’s Wireless Reach initiative by working with partners to create programs that bring the benefits of connectivity to developing communities globally.

•	We continued to identify and develop strategies to increase revenues and stockholder value. For example, we acquired mobile-banking leader Firethorn Holdings, LLC, expanded market opportunities for our MediaFLO USA subsidiary with major carriers, debuted Qualcomm MEMS Technologies’ first color mirasol display screen and acquired eight licenses for 700MHz spectrum which double our spectrum in 28 key east and west coast markets.

•	We strengthened Qualcomm’s executive leadership by expanding our executive committee, filling nearly 70% of new VP and above positions through internal promotions and successfully recruited other key executive roles.

Accordingly, the Compensation Committee awarded Dr. Paul Jacobs a fiscal 2008 annual cash incentive of $2.9 million. This was slightly more than 2.5 times his fiscal 2007 annual cash incentive and resulted in $4.0 million of actual cash compensation for fiscal 2008, a level that was slightly below the competitive median for total cash compensation.

Discussion of compensation for Mr. Keitel, CFO, and Mr. Altman, President.

General.  Mr. Keitel’s mix of target direct compensation was more heavily weighted towards long-term incentives compared to the peer group average. Mr. Altman’s mix was similar to the peer group. Messrs. Keitel’s and Altman’s long-term incentives consisted entirely of stock options, while our peer companies, on average, used combinations of stock options, restricted stock and performance-based awards. A total of 91% of Mr. Keitel’s target direct compensation, and 92% of Mr. Altman’s, was linked to financial performance and stock price appreciation.

Target direct compensation.  The Compensation Committee increased Mr. Keitel’s base salary by 4% in fiscal 2008 from the fiscal 2007 level, consistent with expected competitive increases for fiscal 2008. Mr. Altman asked that the Compensation Committee not increase his base salary from the 2007 level. The Compensation Committee kept their fiscal 2008 target annual cash incentives the same as those used in fiscal 2007: 110% of base salary for Mr. Keitel and 125% of base salary for Mr. Altman. These levels positioned Mr. Keitel’s target cash compensation within the competitive range, and Mr. Altman’s target cash compensation slightly above the competitive 75th percentile. The Compensation Committee awarded stock option grants (see the “Grants of Plan-Based Awards” table) to Messrs. Keitel and Altman that, when added to their target cash compensation, positioned their target direct compensation within the competitive range.

Comparison of the Components of Fiscal 2008 Target Direct Compensation for the CFO and the President

Fiscal 2008 cash incentives.  Dr. Paul Jacobs discussed his review and evaluation of our other NEOs with the Compensation Committee. In addition to the calculations of the annual cash incentives, the Compensation Committee considered Dr. Paul Jacobs’ recommendations.

Regarding Mr. Keitel, the Compensation Committee and Dr. Paul Jacobs noted his leadership in the following accomplishments:

•	We exceeded our financial plan by significant margins.

•	We maintained high quality accounting and disclosure practices.

•	We maintained our reputation with key tax authorities, evidenced by the Internal Revenue Service inviting Qualcomm to join their Compliance Assurance Process, a real-time audit process.

•	We received recognition as one of the top companies for investor relations and financial management.

Accordingly, the Compensation Committee awarded Mr. Keitel a fiscal 2008 annual cash incentive of $1.2 million. This is slightly more than 1.5 times his fiscal 2007 annual cash incentive and resulted in $1.8 million of actual total cash compensation for fiscal 2008, a level that was within the competitive range.

Regarding Mr. Altman, the Compensation Committee and Dr. Paul Jacobs noted his leadership in the following accomplishments:

•	We entered into new license and settlement agreements with Nokia Corporation/Nokia Inc. and resolved all pending litigation between the parties.

•	We continued to expand our technology licensing business, which included a major intellectual property agreement with AT&T and 15 new CDMA/WCDMA licenses.

•	We continued to expand our technology licensing business into OFDMA or “4G” licenses.

•	We continued execution of strategies that protect Qualcomm’s business model and communicated the benefits of our licensing program.

Accordingly, the Compensation Committee awarded Mr. Altman a fiscal 2008 annual cash incentive of $1.5 million. This is nearly twice the amount of his fiscal 2007 annual cash incentive and resulted in $2.3 million of actual total cash compensation for fiscal 2008, a level that was within the competitive range.

Discussion of compensation for Mr. Rosenberg, EVP and General Counsel.

General.  Mr. Rosenberg joined Qualcomm in October 2007. The Compensation Committee approved his new hire offer package that included a base salary of $600,000, a target annual cash incentive of 110% of base salary, a new hire stock option award for 500,000 shares that vests over five years and a recruiting bonus of $8.1 million. The recruiting bonus was to compensate him for unvested restricted stock units granted to him by his former employer that he forfeited. We did not provide a comparison of his target direct compensation mix because his fiscal 2008 stock option grant was a new hire grant, not an annual, on-going award.

Fiscal 2008 cash incentive.  In addition to the calculation of the annual cash incentive, the Compensation Committee considered Dr. Paul Jacobs’ recommendations.

Regarding Mr. Rosenberg, the Compensation Committee and Dr. Paul Jacobs noted his leadership in the following accomplishments:

•	We formed a strategic intellectual property department to enhance Qualcomm’s creation and acquisition of intellectual property.

•	We continued our defense of legal actions against the Company.

•	We enhanced our operational effectiveness in budgeting, discovery and case management.

•	We developed and communicated Qualcomm’s Code of Business Conduct to employees globally.

Accordingly, the Compensation Committee awarded Mr. Rosenberg a fiscal 2008 annual cash incentive of $1.0 million. This resulted in $1.6 million of actual total cash compensation for fiscal 2008, a level that was within the competitive range.

Discussion of compensation for Dr. Irwin Jacobs, Chairman of the Board.  Dr. Irwin Jacobs has asked that the Compensation Committee not increase his base salary from the level established in July 2005, when he relinquished the day-to-day responsibilities as Chief Executive Officer. At that time, he and the Compensation Committee agreed to compensate his role with a base salary and long-term incentives, but no annual cash incentive, because he is not directly responsible for annual operating performance. The Compensation Committee awarded him a stock option grant in November 2007 (see the “Grants of Plan-Based Awards” table) that was consistent with the grant he received in the prior year.

Discussion of compensation for Dr. Jha, former COO and Group President.  Dr. Jha voluntarily resigned from Qualcomm in August 2008 and joined Motorola Inc. as Co-CEO.

Target direct compensation.  At the beginning of fiscal 2008, the Compensation Committee increased Dr. Jha’s base salary by 3% from the fiscal 2007 level and kept his target annual cash incentive at 125% of his base salary, the same target percentage used in fiscal 2007. His target cash compensation was below the competitive 75th percentile. The Compensation Committee awarded him a stock option grant in November 2007 (see the “Grants of Plan-Based Awards” table) that positioned his target direct compensation slightly above the competitive 75th percentile. This was to recognize his role within Qualcomm that included significant strategic responsibilities, interactions with investors and stockholders and his prominent role in the semiconductor industry.

Mix of compensation components compared to competitive practice.  The two pie charts below show that Dr. Jha’s mix of target direct compensation was slightly more weighed toward long-term incentives compared to the peer group average. We linked 93% of his target direct compensation to financial performance and stock price appreciation. His long-term incentive consisted entirely of stock options, while our peer companies, on average, used combinations of stock options, restricted stock and performance awards.

Comparison of the Components of Fiscal 2008 Target Direct Compensation for the former COO and Group President

Post-termination arrangements.  As part of a post-termination agreement between Qualcomm and Dr. Jha that included certain continuing obligations and restrictive covenants of Dr. Jha, the Compensation Committee agreed to modify certain stock option award agreements. The original award agreements had provided the standard 30-day post-termination period to exercise options that were vested on the termination date. The Compensation Committee modified the award agreements so that Dr. Jha could exercise stock options that were vested but unexercised on his termination date at any time prior to 12 months after his service terminated. For accounting purposes, the share-based compensation expense for modifying the post-termination exercise period of these option grants from 30 days to 12 months was approximately $2.7 million. This additional expense is included in the amount reported in the “Option Awards” column of the “Summary Compensation Table.”

Compensation Decisions for Our NEOs for Fiscal 2009.

This section provides an update to compensation decisions and actions we made after the end of fiscal 2008. The Compensation Committee reviewed a competitive compensation analysis prepared by its compensation consultant, FWC, during the fourth quarter of fiscal 2008. The Compensation Committee met on November 7, 2008 and approved base salary, target annual cash incentives and long-term incentives that are summarized in the “Fiscal 2009 Target Direct Compensation” table below.

Dr. Paul Jacobs’ target direct compensation is 1.8 to 3.2 times the target direct compensation of the other NEOs, excluding Dr. Irwin Jacobs, who did not receive a stock option award and will not participate in the fiscal 2009 annual cash incentive program.

Fiscal 2009 Target Direct Compensation

						Target Direct
			Target Annual	Long-Term	Target Direct	Compensation as a%
	Base Salary	Target Annual	Cash Incentive	Incentive	Compensation	of the CEO’s
Name	($)(1)	Cash Incentive (%)	($)	($)(2)	($)(3)	(%)

Paul E. Jacobs	1,125,000	250	2,812,500	12,243,249	16,180,749
William E. Keitel	670,000	110	737,000	5,017,725	6,424,725	40
Steven R. Altman	810,000	125	1,012,500	7,292,427	9,114,927	56
Donald J. Rosenberg	620,000	110	682,000	3,746,568	5,048,568	31
Irwin M. Jacobs	650,005	—	—	N/A	650,005	N/A

(1)	The NEOs’ 2009 base salary was effective on December 27, 2008.

(2)	These amounts reflect the estimated fair value of stock options granted in fiscal 2009 as determined using a binomial option-pricing model with the following assumptions: 41.7% volatility; 3.0% risk-free interest rate; 1.5% dividend rate; 9.0% post-vesting forfeiture rate and 1.9 suboptimal exercise factor. These are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the awards. The potential appreciation in our stock price above the exercise price of the stock options, not the estimated fair value used for accounting purposes at the grant date, motivates and retains our NEOs.

(3)	Target direct compensation is the sum of base salary, target annual cash incentive and long-term incentive.

Fiscal 2009 Long-Term Incentives

		Number of		Grant Date Fair
		Securities Subject	Exercise Price of	Value of Option
		to Option Award	Option Award	Award
Name	Grant Date	(#)	($)	($)

Paul E. Jacobs	11/07/08	915,000	35.66	12,444,641
William E. Keitel	11/07/08	375,000	35.66	5,100,263
Steven R. Altman	11/07/08	545,000	35.66	7,412,382
Donald J. Rosenberg	11/07/08	280,000	35.66	3,808,196
Irwin M. Jacobs	N/A	—	N/A	N/A

The Compensation Committee met on December 15, 2008, and based on discussions with the CEO, CFO and consultants from FWC, approved pro forma revenues and pro forma operating income objectives for the fiscal 2009 annual cash incentive program. This represented a change from our historical practice of using a pro forma EBT objective for the earnings metric. We made this change because, unlike pro forma EBT, pro forma operating income does not include investment income from our cash, cash equivalents and marketable securities. We believe the major disruptions in U.S. and foreign credit and financial markets may continue to impact the value of our marketable securities portfolio. Given unprecedented market volatility and the significant judgments involved, establishing objectives for the performance of this portfolio is extremely difficult. Pro forma operating income is a profitability measure that we will also use for the incentive programs for our other executive officers and our broad-based incentive plan in which all other employees are eligible. The Compensation Committee, at its sole discretion, may consider the performance of our cash and marketable securities portfolio when it determines the NEOs’ annual incentive awards for fiscal 2009. For fiscal 2009:

•	The pro forma revenues objective is within the range we provided in our initial fiscal year earnings guidance of pro forma revenues of $10.2 to $10.8 billion.

•	The fiscal 2009 objectives for pro forma revenues and pro forma operating income, while lower than the levels of actual achievement for fiscal 2008, are higher than the objectives set at the beginning of fiscal 2008.

•	Pro forma operating income is weighted 60% and pro forma revenues is weighted 40%, consistent with fiscal 2008.

While our financial performance objectives for fiscal 2009 do not represent year-over-year growth, we believe the relative difficulty of achieving the fiscal 2009 objectives is consistent with the difficulty of achieving the fiscal 2008 objectives given the depressed global economic conditions, which may lower consumer demand for our products and services.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following tables, narratives and footnotes describe the total compensation and benefits for our NEOs for fiscal 2008. The values presented in the tables do not always reflect the actual compensation received by our NEOs during the fiscal year. In the narratives and footnotes, we disclose values actually realized by the NEOs.

Summary Compensation Table (the “SCT”)

Base Salary.  We have a long-standing practice of establishing NEOs’ base salaries concurrent with the calendar year. Salary increases during fiscal 2008 were effective on December 15, 2007. Thus, the base salaries reported in the SCT reflect approximately three months of earnings at the calendar 2007 rates and approximately nine months of earnings at the calendar 2008 rates. We reported the calendar year 2008 base salaries in the CD&A table entitled “Fiscal 2008 Target Direct Compensation.” Base salary for certain NEOs includes vacation match payments payable under the Company’s vacation policy.

Bonus.  The amounts in this column represent discretionary bonuses to the NEOs including amounts received under the patent award program and new hire bonuses. We disclose the annual cash incentives in the “Non-Equity Incentive Plan Compensation” column.

Stock Awards.  The amounts in this column represent the fair value of fully vested, unrestricted stock awarded as part of the fiscal 2007 annual cash incentive program.

Option Awards.  Option awards granted to NEOs include annual grants, promotion grants and new hire grants. The amounts disclosed in this column represent the estimated fair value of stock option grants recognized by the Company for accounting purposes as share-based compensation expense in fiscal 2008 because they became vested during fiscal 2008. The stock options that vested in fiscal 2008 were awarded in fiscal 2008 and in prior years under our 2001 Stock Option Plan and our 2006 LTIP. The estimated fair value amounts were determined using option-pricing models and are not indicative of whether the NEO has or will realize the estimated fair value or any financial benefit from the award. See the “Grants of Plan-Based Awards” table for details on the stock option awards granted during fiscal 2008 to the NEOs.

Non-Equity Incentive Plan Compensation.  The amounts disclosed in this column represent cash awards under our annual cash incentive program. The relevant performance period was fiscal 2008. The Compensation Committee approved the annual cash incentives after the end of fiscal 2008; the NEOs received payment of their fiscal 2008 annual cash incentives in November 2008. See the CD&A section and the “Grants of Plan-Based Awards” table and narrative for a description of the incentive program mechanics.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  We do not offer a pension plan or other defined benefit retirement plan. The amounts disclosed in this column represent the combined earnings from the ERC Plan and the Match Plan (see the “Voluntary Retirement Savings Plans” section in the CD&A for a description of these plans). Earnings include the change in fair value of investments held in the ERC Plan and the fair value of shares of Qualcomm stock that vest under the Match Plan, as well as dividend earnings on the vested shares. We do not provide above-market or preferential earnings on deferred compensation nor do we provide dividends on stock in the Match Plan at a rate higher than dividends on our common stock. These values do not represent actual compensation realized by the NEOs in fiscal 2008 because deferred compensation is not realized until it is paid to the NEO.

All Other Compensation.  See the “All Other Compensation” table for an itemized account of all other compensation.

Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
		Base		Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)	($)	($)	($)	($)	($)

Paul E. Jacobs,	2008	1,112,218	9,000	—	12,035,760	2,900,000	(1,170,816)	524,462	15,410,624
Chief Executive Officer	2007	1,063,467	13,200	131,671	10,802,060	1,000,000	1,380,976	691,858	15,083,232

William E. Keitel,	2008	689,707	—	—	5,538,239	1,150,000	(500,489)	145,764	7,023,221
Executive Vice President and Chief Financial Officer	2007	659,321	—	—	5,208,739	715,000	602,519	165,724	7,351,303

Steven R. Altman,	2008	817,351	1,500	—	9,151,305	1,475,000	(293,772)	367,080	11,518,464
President	2007	862,813	—	—	8,720,428	765,100	649,780	372,469	11,370,590

Donald J. Rosenberg	2008	576,940	8,100,000	—	1,499,572	1,000,000	(2,805)	568,582	11,742,289
Executive Vice President, General Counsel and Corporate Secretary	2007	—	—	—	—	—	—	—	—

Irwin M. Jacobs,	2008	650,005	—	—	4,608,293	—	(92,510)	1,315,168	6,480,956
Chairman of the Board	2007	650,005	—	—	5,551,026	—	1,449,383	361,253	8,011,667

Sanjay K. Jha,	2008	793,978	1,500	—	10,448,267	—	(1,529,052)	183,314	9,898,007
Former Chief Operating Officer and Group President, Qualcomm CDMA Technologies(2)	2007	726,931	—	—	8,402,969	835,000	1,129,206	253,790	11,347,896

(1)	Dr. Paul Jacobs received $9,000, Mr. Altman received $1,500 and Dr. Jha received $1,500 from Qualcomm’s patent award program. Mr. Rosenberg joined Qualcomm in October 2007 and received a recruiting bonus to compensate him for unvested restricted stock units granted to him by his former employer that were forfeited.

(2)	The 2008 amounts represent compensation paid to or recognized for Dr. Jha through the date of his resignation on August 1, 2008.

The “All Other Compensation” table provides an itemized account of all other compensation reported in the SCT. The SEC requires disclosures to separately identify and quantify any individual item of compensation exceeding $10,000, except as discussed below under “Perquisites and Other Personal Benefits.”

Perquisites and Other Personal Benefits.  The SEC requires disclosure of all perquisites unless the aggregate annual value is less than $10,000; if the $10,000 threshold is exceeded, each perquisite and personal benefit must be identified by type. The SEC also requires individual identification and quantification of each perquisite if the amount exceeds the greater of $25,000 or 10% of the aggregate amount of all perquisites for any NEO.

Executive Retirement Contribution Match Plan.  The amounts disclosed represent the dollar value of common stock used to match up to 10% of the aggregate of the participant’s base salary plus annual cash incentives, less any 401(k) contributions, deferred on a pre-tax basis under the ERC Plan. (See the “Voluntary Retirement Savings Plans” section in the CD&A for a description of the ERC Plan.)

Charitable Match.  The amounts disclosed represent Qualcomm’s matches for NEO contributions to qualified, eligible IRS recognized non-profit organizations.

Company Match on 401(k) Contributions.  The amounts disclosed represent the cash value of Company matches to employee contributions to the 401(k) plan.

Life Insurance Premiums.  The amounts disclosed represent the premiums paid for group term life insurance greater than $50,000.

Payment of HSR Act Fees.  During fiscal 2008, certain of our NEOs and a director submitted filings under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, known as the HSR Act, based on their past acquisitions of Qualcomm common stock. At its September 2008 meeting, the Compensation Committee reviewed the legal requirements under the HSR Act, the stock acquisitions triggering the filing requirement and the practices of other public companies with respect to HSR Act filings. Based on this review, the Compensation Committee approved the payment by Qualcomm of the HSR Act filing fees otherwise payable by the NEOs and the directors and additional amounts sufficient to cover any associated tax liabilities of the affected individuals. The Compensation Committee determined that these payments were appropriate because of the unavailability of an HSR Act exemption for stock acquisitions made by officers and directors for investment purposes and because the filing obligations arose as a direct result of each individual’s position as an officer or director of Qualcomm. The Company has now put in place procedures designed to ensure compliance with the HSR Act for stock acquisitions made by officers and directors.

Tax Gross-Ups.  In addition to the payment of HSR filing fees, the Compensation Committee also approved payment of an additional amount sufficient to cover the estimated tax liability resulting from our payment of the filing fees to help ensure that there was no significant out-of-pocket cost to our NEOs and director in connection with this filing obligation. In addition to the payment of the tax liabilities associated with HSR fees, we paid tax liabilities associated with certain perquisites and benefits, such as reimbursements for financial planning services. Effective January 1, 2009, we stopped making the additional payments for the tax liability associated with reimbursements for financial planning services.

All Other Compensation

	Perquisites	Executive
	and Other	Retirement		Company	Life
	Personal	Contribution	Charitable	Matching 401(k)	Insurance	Payment of	Tax
	Benefits	Match Plan	Match	Contributions	Premiums	HSR Act Fees	Gross-Ups	Total
Name	($)(1)	($)	($)	($)	($)	($)(2)	($)(2)(3)	($)

Paul E. Jacobs	41,392	173,716	124,935	5,225	10,194	90,000	79,000	524,462
William E. Keitel	—	129,281	—	5,725	10,758	—	—	145,764
Steven R. Altman	15,969	126,560	125,000	5,225	11,377	45,000	37,949	367,080
Donald J. Rosenberg	313,697	19,764	41,017	8,635	10,668	—	174,801	568,582
Irwin M. Jacobs	—	39,813	125,000	5,725	29,423	605,000	510,207	1,315,168
Sanjay K. Jha	—	133,862	40,000	5,225	4,227	—	—	183,314

(1)	The amounts in this column include: Dr. Paul Jacobs — $29,114 for the personal use of our corporate aircraft and $12,278 for financial planning services and other insurance premiums; Mr. Rosenberg — $302,763 for relocation and $10,934 for the personal use of our corporate aircraft and other insurance premiums; and Mr. Altman — for personal use of our corporate aircraft and other insurance premiums. Under certain limited circumstances, executive officers may use the corporate aircraft solely for personal purposes. In those instances, we based the value of the benefit on the aggregate incremental cost to Qualcomm. For personal flights, the incremental cost is calculated based on the variable costs to Qualcomm, including fuel costs, mileage, trip-related maintenance, universal weather-monitoring costs, on-board catering, landing/ramp fees and other miscellaneous variable costs. We excluded fixed costs, which do not change based on usage, such as pilot salaries and the cost of maintenance not related to specific flights. Qualcomm purchases tickets to various sporting, civic, cultural, charity and entertainment events. We use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, we may make these tickets available to our employees, including our NEOs, as a form of recognition and reward for their efforts. Because we had already purchased these tickets, we do not believe that there is any aggregate incremental cost to us if a NEO uses a ticket for personal purposes.

(2)	Fees paid on behalf of Drs. Paul Jacobs and Irwin Jacobs and Mr. Altman with their individual filings submitted pursuant to the HSR Act. Additional amounts of $75,899, $510,207 and $37,949 were paid to Drs. Paul Jacobs and Irwin Jacobs and Mr. Altman, respectively, to cover their estimated tax liabilities associated with our payment of the filing fees and are reflected in the “Tax Gross-Ups” column.

(3)	In addition to the payment of the tax liabilities associated with HSR fees, we pay tax liabilities associated with certain perquisites and other personal benefits.

Grants of Plan-Based Awards

Annual Cash Incentive Program.  The Compensation Committee approved a target annual cash incentive, expressed as a percentage of base salary, for each NEO (see the “Fiscal 2008 Target Direct Compensation” table). The target annual cash incentive was the potential earnings opportunity for the NEO if we achieved 100% of our financial objectives for pro forma revenues and pro forma EBT. We structured the cash incentive program to provide different potential incentive earnings opportunities at various levels of performance for each financial performance objective (i.e. pro forma revenues and pro forma EBT). Below are a table and a graphic depiction of the relationship between the percentage of the financial performance objective that is achieved (the Achievement Ratio) and the potential cash incentive opportunity as a percentage of the target annual cash incentive (the Incentive Multiple).

Potential Non-Equity Incentive Plan Payout and Associated Financial Performance Levels

	Achievement Ratio:	Weighted Incentive Multiple:
	Percentage of Financial	Percentage of Potential
	Objectives that	Incentive Earnings Relative
	we Achieved	to the Incentive Target
Potential Payout Level	(%)	(%)

Threshold	80	30
Target	100	100
Maximum	150	250

Relationship between Financial Performance and Potential Cash Incentive Earnings (1)

(1)	Below are the slopes and intercepts for the various segments used to calculate the Cash Incentive Multiple from the Achievement Ratio:

•	Achievement Ratio from 80% to 95% of the financial performance objective: Cash Incentive Multiple = (Achievement Ratio * 2.2) -1.46.

•	Achievement Ratio from 95% to 110% of the financial performance objective: Cash Incentive Multiple = (Achievement Ratio * 7.4) -6.4.

•	Achievement Ratio from 110% to 150% of the financial performance objective: Cash Incentive Multiple = (Achievement Ratio * 1.9) -0.35.

Stock Option Awards.  At its previously scheduled meeting in November 2007, the Compensation Committee approved annual, on-going stock option awards for Drs. Paul Jacobs, Irwin Jacobs and Jha and Messrs. Keitel and Altman. The grant date was the same date that the Compensation Committee met and approved the awards. The exercise price was the closing price on the grant date.

At a special meeting, the Compensation Committee approved a new hire stock option award as part of an employment offer to Mr. Rosenberg. Consistent with our practice for all new hires, the grant date was the second Friday following the hire date.

The stock options reported are nonqualified stock options granted under the 2006 LTIP. Except for Mr. Rosenberg’s new hire grant, ten percent of the shares vest six months after the grant date and then in equal monthly installments over the next 54 months, becoming fully vested five years after the grant date. Mr. Rosenberg’s new hire stock options have the same vesting schedule we use for all new hire grants; specifically, 20% of the shares vest 12 months after the grant date and then vest in equal monthly installments over the next 48 months, becoming fully vested five years after the grant date. The options have a 10-year term. Generally, vesting is contingent upon continued service with Qualcomm.

The fair value amounts reported in the table reflect the fair value of stock option grants as estimated for accounting purposes using a binomial option-pricing model and are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the award.

Grants of Plan-Based Awards(1)

							All other
							Option
							Awards:	Exercise or	Grant Date
							Number of	Base	Fair Value of
				Estimated Future Payouts Under Non-			Securities	Price of	Stock
			Date Grant	Equity Incentive Plan Awards			Underlying	Option	Option
	Type of	Grant	was	Threshold	Target	Maximum	Options	Awards	Awards
Name	Award	Date	Approved (2)	($)	($)	($)	(#)	($/Sh)	($) (3)

Paul E. Jacobs	Annual cash incentive program			564,378	1,881,261	4,703,153
	On-going equity award	11/12/2007					950,000	37.29	14,021,335

William E. Keitel	Annual cash incentive program			216,216	720,720	1,801,800
	On-going equity award	11/12/2007					425,000	37.29	6,272,703

Steven R. Altman	Annual cash incentive program			296,252	987,506	2,468,765
	On-going equity award	11/12/2007					575,000	37.29	8,486,598

Donald J. Rosenberg	Annual cash incentive program			198,006	660,019	1,650,048
	New hire equity award	10/19/2007	9/18/2007				500,000	40.31	7,954,250

Irwin M. Jacobs	Annual cash incentive program			—	—	—
	On-going equity award	11/12/2007					150,000	37.29	2,213,895

Sanjay K. Jha	Annual cash incentive program			283,140	943,800	2,359,500
	On-going equity award	11/12/2007					575,000	37.29	8,486,598

(1)	We do not have an equity incentive award program, nor did we award stock or stock units to any NEOs; therefore, we did not include these columns in this table.

(2)	Unless indicated otherwise, the Compensation Committee approved all grants on the grant date.

(3)	These amounts represent the estimated fair value of stock option grants as determined using a binomial option-pricing model and are not indicative of whether the NEO will realize the estimated fair value or any financial benefit from the award. For additional information on the valuation assumptions, refer to Note 1 of Qualcomm’s consolidated financial statements in our Annual Report on Form 10-K for the year ended September 28, 2008, as filed with the SEC.

Outstanding Equity Awards at Fiscal Year End

The “Outstanding Equity Awards at Fiscal Year End” table provides information on the current holdings of stock options by the NEOs. All stock options awarded to the NEOs were nonqualified stock options and are exercisable for ten years from the grant date. Thus, the grant date for the stock options reported is ten years prior to the expiration date. We have not granted restricted stock or other performance shares to any NEOs. Therefore, we did not include columns for these types of awards in this table.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying Unexercised
	Unexercised Options	Options	Option Exercise
	(#)	(#)	Price
Name	Exercisable	Unexercisable	($)	Option Expiration Date

Paul E. Jacobs	240,000	—	41.75	11/11/2009
	320,000	—	43.00	11/16/2010
	840,000	—	29.21	11/29/2011
	6,666	13,334	22.23	11/27/2013
	450,000	150,000	43.62	12/2/2014
	498,657	293,334	33.01	6/30/2015
	510,000	390,000	44.02	11/3/2015
	282,333	487,667	34.83	11/9/2016
	158,333	791,667	37.29	11/11/2017

Total	3,305,989	2,126,002

William E. Keitel	23,333	9,334	22.23	11/27/2013
	300,000	100,000	43.62	12/2/2014
	269,166	205,834	44.02	11/3/2015
	135,666	234,334	34.83	11/9/2016
	70,833	354,167	37.29	11/11/2017

Total	798,998	903,669

Steven R. Altman	320,000	—	41.75	11/11/2009
	320,000	—	43.00	11/16/2010
	6,666	13,334	22.23	11/27/2013
	450,000	150,000	43.62	12/2/2014
	218,333	201,667	33.01	6/30/2015
	351,333	268,667	44.02	11/3/2015
	209,000	361,000	34.83	11/9/2016
	95,833	479,167	37.29	11/11/2017

Total	1,971,165	1,473,835

Donald J. Rosenberg	—	500,000	40.31	10/18/2017

Irwin M. Jacobs	625,000	—	41.75	11/11/2009
	560,000	—	43.00	11/16/2010
	450,000	—	29.21	11/29/2011
	546,877	—	17.47	11/7/2012
	580,000	20,000	22.23	11/27/2013
	375,000	125,000	43.62	12/2/2014
	113,333	86,667	44.02	11/3/2015
	55,000	95,000	34.83	11/9/2016
	25,000	125,000	37.29	11/11/2017

Total	3,330,210	451,667

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying Unexercised
	Unexercised Options	Options	Option Exercise
	(#)	(#)	Price
Name	Exercisable	Unexercisable	($)	Option Expiration Date

Sanjay K. Jha	160,000	—	41.75	8/1/2009
	80,000	—	43.00	8/1/2009
	200,000	—	29.21	8/1/2009
	77,933	—	22.23	8/1/2009
	430,000	—	43.62	8/1/2009
	308,333	—	33.01	8/1/2009
	301,333	—	44.02	8/1/2009
	181,666	—	34.83	8/1/2009
	76,666	—	37.29	8/1/2009

Total	1,815,931	—

Option Exercises and Stock Vested During Fiscal 2008

The “Option Exercises and Stock Vested” table provides information on stock option exercises by the NEOs during fiscal 2008. The shares acquired by exercise of stock options reported in this table were through transactions under 10b5-1 plans filed by the NEOs. SEC rule 10b5 prohibits trading of company stock by individuals with access to non-public information about the Company.

Option Exercises and Stock Vested (1)

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise
Name	(#)	($)

Paul E. Jacobs	513,539	13,238,421
William E. Keitel	830,333	19,684,225
Steven R. Altman	575,000	11,083,454
Donald J. Rosenberg	—	—
Irwin M. Jacobs	5,040,424	209,130,285
Sanjay K. Jha	735,000	23,943,636

(1)	We have not granted restricted stock or other performance shares to NEOs; therefore, we did not include these columns in this table.

Nonqualified Deferred Compensation

The “Nonqualified Deferred Compensation” table provides information on the nonqualified deferred compensation of the NEOs. Qualcomm provides two nonqualified plans. Employees at a certain level are eligible to participate. See the “Retirement Savings Plans” section in the CD&A for a description of the ERC Plan and the Match Plan.

Under the Match Plan, we match participants’ contributions to the ERC Plan with Qualcomm stock. We provide the match at the end of each calendar quarter for eligible contributions during that quarter. The number of shares for the match is based on the average close of the last ten trading days for the quarter. The amounts reported as company contributions in the last fiscal year reflect the cash value of the stock matches for the calendar quarters ending in December 2007, March 2008 and June 2008. The September 2007 match occurred during fiscal 2007, and the September 2008 match occurred during fiscal 2009. Therefore, the amounts reported are only for three calendar quarters.

The amounts reported as Match Plan aggregate earnings in the last fiscal year reflect the difference in the cash value of all vested and unvested Match Plan shares at the end of fiscal 2008 less their value at the end of fiscal 2007 and the Company contributions in fiscal 2008.

The amounts reported as total aggregate earnings in the last fiscal year are the sum of the ERC Plan aggregate earnings plus the Match Plan aggregate earnings.

Nonqualified Deferred Compensation

			Plan A	Plan B
	Executive	Company	ERC Plan	Match Plan	Total	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Aggregate Earnings	Aggregate Earnings	Aggregate Earnings	Withdrawals/	at Last
	Last Fiscal Year	Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	Fiscal Year End
Name	($)(1)	($)	($)	($)	($)	($)	($)(2)

Paul E. Jacobs	433,284	173,716	(1,317,599)	146,783	(1,170,816)	—	7,172,724
William E. Keitel	253,502	129,281	(610,866)	110,377	(500,489)	—	3,392,522
Steven R. Altman	300,990	126,560	(462,841)	169,069	(293,772)	—	5,485,181
Donald J. Rosenberg	71,810	19,764	(3,869)	1,064	(2,805)	—	88,770
Irwin M. Jacobs	109,501	39,813	(681,601)	589,091	(92,510)	—	11,851,561
Sanjay K. Jha	1,210,239	133,862	(1,648,028)	118,976	(1,529,052)	—	7,843,214

(1)	The amounts disclosed in this column are also reported in the “Summary Compensation Table” with some of the amounts included in the “Base Salary” column for the current year and the remaining amounts included in the “Non-Equity Incentive Plan Compensation” column for the previous fiscal year.

(2)	Includes all vested amounts under the Match Plan. Vested amounts attributable to fiscal 2008 are included in the “Summary Compensation Table” in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

Potential Post-Employment Payments

We noted in the CD&A that Qualcomm employs all U.S.-based employees, including our NEOs, “at will,” without employment contracts or severance agreements. We do not have a pre-defined involuntary termination severance plan or policy for employees, including the NEOs. Our practice in an involuntary termination situation may include:

•	Salary continuation dependent on the business reason for the termination;

•	Lump-sum payment based on job level and years of service with Qualcomm;

•	Paid health care coverage and COBRA payments for a limited time; and

•	Outplacement services.

The information in the “Potential Payments Upon Termination or Change-in-Control” table describes the compensation that would be payable under specific circumstances if the NEO’s employment had terminated on the last day of fiscal 2008.

The following summarizes the terms that our stock option plans and nonqualified deferred compensation Match Plan establish for how unvested options would be treated in the event of death, long-term disability (LTD), change-in-control and involuntary termination.

Summary of the Treatment of Unvested Options and Match Plan Shares

Termination Scenario	Treatment of Unvested Stock Options	Treatment of Unvested Match Plan Shares

Death	All unvested options would become exercisable and remain exercisable up to one year from the date of death or the expiration date of the grant, whichever is earlier.	All unvested match shares would become immediately 100% vested.
Long-Term Disability (LTD)	Options would continue to vest per the original vesting schedule and remain exercisable until the expiration date of the grant.	All unvested match shares would become immediately 100% vested.
Change-in-Control	If no options were assumed, all unvested options would become exercisable.	All unvested match shares would become immediately 100% vested if at any time within twenty-four months of the change-in-control, the participant’s employment is involuntarily terminated by the employer without cause, or if such employment is voluntarily terminated by the participant with good reason.
Involuntary Termination	10% of unvested options may be accelerated under certain, not “for cause” terminations. The accelerated vested options could then be exercised up to six months after termination, but in no event later than the expiration date of such options.	All vested shares would be distributed to the Match Plan participant. There would be no accelerated vesting of unvested shares.

Potential Payments Upon Termination or Change-in-Control

			Nonqualified
		Equity Awards	Deferred
		Stock Options	Compensation
Name	Termination Scenario	($)(1)(2)(3)(4)(5)	($)(5)

Paul E. Jacobs	Death, LTD,	17,259,057	611,643
	Change-in-Control	—	—
	Involuntary Termination	1,725,933	—

William E. Keitel	Death, LTD,	6,425,139	331,515
	Change-in-Control	—	—
	Involuntary Termination	642,538	—

Steven R. Altman	Death, LTD,	11,795,665	459,546
	Change-in-Control	—	—
	Involuntary Termination	1,179,588	—

Donald J. Rosenberg	Death, LTD,	2,765,000	20,720
	Change-in-Control	—	—
	Involuntary Termination	276,500	—

Irwin M. Jacobs	Death, LTD,	3,022,134	—
	Change-in-Control	—	—
	Involuntary Termination	302,214	—

Sanjay K. Jha	Death, LTD,	—	—
	Change-in-Control	—	—
	Involuntary Termination	—	—

(1)	Amounts related to the death, LTD and change-in-control termination scenarios are based on the intrinsic value of unvested options that would have become exercisable on September 28, 2008 based on the fair market value of the stock.

(2)	Amounts related to the termination scenario of involuntary termination are based on the intrinsic value of 10% of unvested options assuming acceleration.

(3)	The share-based compensation expense recorded for accounting purposes may differ from the intrinsic value as disclosed in this column.

(4)	The valuation of unvested shares is presented as of September 28, 2008. For the change-in-control termination scenario, we have assumed 100% acceleration of unvested shares under the “double trigger” provision described in the “Summary of the Treatment of Unvested Options and Match Plan Shares” table.

(5)	As of September 28, 2008, Dr. Paul Jacobs and Messrs. Altman, Keitel and Rosenberg would receive additional vested shares due to the accelerated vesting scheduled described in the “Summary of the Treatment of Unvested Options and Match Plan Shares” table. Dr. Irwin Jacobs was of retirement age, and therefore, his Match Plan shares were already 100% vested as such shares were allocated to his account, and he would not receive additional shares upon any of the termination scenarios.

All U.S.-based employees, including the NEOs, are entitled to payouts of accrued vacation upon termination, including death. As of September 28, 2008, these amounts were:

Amount of
Accrued Vacation
Name	($)

Paul E. Jacobs	189,237
William E. Keitel	58,927
Steven R. Altman	79,699
Donald J. Rosenberg	33,284
Irwin M. Jacobs	52,984
Sanjay K. Jha	N/A

Director Compensation

The following table, narrative and notes describe the total compensation and benefits for our non-employee directors for fiscal 2008.

Annual retainer.  Directors receive an annual retainer of $100,000 paid in equal installments in arrears at the end of each calendar quarter. Directors may elect to receive all, or a portion of, the annual retainer in cash and/or in tax-deferred stock units (DSUs) granted under the 2006 LTIP. The number of DSUs received is based on the fair market value of Qualcomm common stock (as defined by the 2006 LTIP) on the last trading day of the last month of the quarter. The DSUs generally settle three years from the grant date, unless the director elects to defer further. Directors may also defer any cash portion of the retainer and meeting fees under the ERC Plan. Directors who contribute to the ERC Plan are not eligible to receive match shares under the Match Plan.

Board committee chair retainer.  The chair of the audit committee receives an annual retainer of $17,500 and the chairs of the other committees receive an annual retainer of $10,000.

Meeting fees.  Directors receive $2,000 for each Board meeting attended ($1,000 for telephonic attendance) and $1,500 for each committee meeting (in person or telephonic attendance).

Equity compensation.  The Compensation Committee approves annual stock option awards to each director. The grant date is the date of the annual stockholders’ meeting and the exercise price is the closing price on the grant date. The options have a one-year cliff vesting with a requirement to hold the options, or the net shares after-tax, for at least three years following the grant date (or for at least six months after leaving the Board, if earlier). Vested options remain exercisable until the earlier of three years following separation from the Board or the expiration of the ten-year option term. We do not grant equity awards at the time a director is elected to the Board.

Charitable gifts matching program.  Qualcomm will match, up to $50,000 annually, a director’s contribution to a qualified, eligible IRS recognized non-profit organization.

Stock ownership requirement.  As discussed under “Majority Voting, Stock Ownership Guidelines and Other Matters,” directors are subject to a stock ownership requirement.

Director Compensation

				Nonqualified
				Deferred
	Fees Earned or Paid			Compensation	All Other
	in Cash	Stock Awards	Option Awards	Earnings	Compensation	Total
Name	($) (1)(2)	($)	($) (3)(4)(5)(6)	($)	($)	($)

Barbara T. Alexander	146,500	—	263,809	—	50,000	460,309
Stephen M. Bennett(5)	21,576	—	—	—	—	21,576
Adelia A. Coffman	16,000	—	(3,209)	—	—	12,791
Donald G. Cruickshank	133,000	—	359,106	—	67,210	559,316
Raymond V. Dittamore	173,500	—	379,340	—	10,000	562,840
Robert E. Kahn	132,000	—	346,170	(14,829)	50,000	513,341
Sherry Lansing	135,000	—	256,443	—	50,000	441,443
Duane A. Nelles	158,500	—	376,602	—	47,685	582,787
Peter M. Sacerdote(7)	72,505	—	—	(37,894)	40,000	74,611
Brent Scowcroft	128,500	—	187,361	—	50,000	365,861
Marc I. Stern	156,500	—	376,602	(48,214)	133,451	618,339

(1)	Amounts include the value of DSUs issued in lieu of payment of cash retainer fees pursuant to elections by directors Ms. Alexander, Messrs. Dittamore and Stern. All DSUs are fully vested and are settled three years from the grant date.

(2)	Ms. Coffman received $16,000 in fees for attendance at Board of Directors meetings as Director Emeritus.

(3)	These amounts represent the estimated fair value of stock option grants recognized by the Company as share-based compensation expense in fiscal 2008 because they became vested in fiscal 2008. The estimated fair value amounts were determined using option-pricing models and are not indicative of whether the director will realize the estimated fair value or any financial benefit from the award.

(4)	The amount for Mr. Sacerdote is zero due to the fact that he was retirement eligible as a director. His stock options were 100% vested on their grant dates, and therefore, the related share-based compensation expense was recorded in prior years.

(5)	Mr. Bennett joined the Board on August 1, 2008. He did not receive any stock options in fiscal 2008.

(6)	The amount for Ms. Coffman represents the adjustment recorded after she ceased to be a member of the Board on March 11, 2008.

(7)	Mr. Sacerdote concluded his service as a member of the Board at the 2008 Annual Meeting on March 11, 2008.

Director All Other Compensation

	Perquisites and	Charitable
	Other Personal	Matching			All Other
	Benefits	Grant	Other	Tax Gross-ups	Compensation Total
Name	($)(1)	($)	($)(2)	($)(3)	($)

Barbara T. Alexander	—	50,000	—	—	50,000
Stephen M. Bennett	—	—	—	—	—
Adelia A. Coffman	—	—	—	—	—
Donald G. Cruickshank	17,210	50,000	—	—	67,210
Raymond V. Dittamore	—	10,000	—	—	10,000
Robert E. Kahn	—	50,000	—	—	50,000
Sherry Lansing	—	50,000	—	—	50,000
Duane A. Nelles	—	47,685	—	—	47,685
Peter M. Sacerdote	—	40,000	—	—	40,000
Brent Scowcroft	—	50,000	—	—	50,000
Marc I. Stern	11,913	48,605	45,000	27,933	133,451

(1)	Amounts in this column include: personal travel-related expenses for Sir Donald Cruickshank and fees related to the personal use of corporate aircraft for Mr. Stern. See Note 1 to the “All Other Compensation” table for information regarding the costs associated with the personal use of our corporate aircraft.

(2)	Amount represents payment of HSR Act filing fees paid by the Company on behalf of Mr. Stern. See discussion regarding payment of HSR Act filing fees under “Executive Compensation and Related Information.”

(3)	Amount represents the payment to Mr. Stern to cover his estimated tax liability associated with our payment of HSR Act filing fees. See discussion regarding tax gross-ups under “Executive Compensation and Related Information.”

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in its general oversight of Qualcomm’s financial reporting processes. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee. During each fiscal year, the Audit Committee reviews Qualcomm’s financial statements, management reports, internal control over financial reporting and audit matters. In connection with these reviews, the Audit Committee meets with management and the independent public accountants at least once each quarter. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. These meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the independent public accountants, internal auditors, financial management personnel and legal counsel.

As part of its review of audit matters, the Audit Committee supervises the relationship between the Company and its independent registered public accountants, including: having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent public accountants. Together with senior members of the Company’s financial management team, the Audit Committee reviewed the overall audit scope and plans of the independent public accountants and the internal auditors, the results of internal and external audit examinations, and evaluations by management and the independent public accountants of the Company’s internal control over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent public accountants, the Audit Committee will continue its longstanding practice of recommending that the Board ask the stockholders to ratify the appointment of the independent public accountants at the Annual Meeting.

In addition, the Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews and discusses the quarterly and annual consolidated financial statements with management, the Company’s internal auditors and the Company’s independent public accountants prior to their issuance. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which is responsible for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and other reports, and maintaining policies relating to legal and regulatory compliance, ethics and conflicts of interest. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of our internal control over financial reporting.

The Audit Committee has reviewed with the independent public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” including a discussion with management and the independent public accountants of the quality (and not merely the acceptability) of the Company’s accounting principles, the reasonableness of significant estimates and judgments and the disclosures in the Company’s financial statements. In addition, the Audit Committee reviewed and discussed with PricewaterhouseCoopers LLP matters related to its independence, including a review of audit and non-audit fees and the written disclosures in the letter from PricewaterhouseCoopers to the Committee required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountant’s communication with the Audit Committee concerning independence. The Audit Committee concluded that PricewaterhouseCoopers LLP is independent from the Company and its management.

Taking all these reviews and discussions into account, the Audit Committee recommended to the Board that the audited financial statements be included in Qualcomm’s Annual Report on Form 10-K for fiscal 2008 for filing with the SEC.

AUDIT COMMITTEE

Raymond V. Dittamore, Chair
Barbara T. Alexander
Robert E. Kahn

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

A copy of our Annual Report on Form 10-K for fiscal 2008, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 5775 Morehouse Drive, San Diego, California 92121-1714 or may be accessed on our website at http://investor.qualcomm.com/sec.cfm?DocType=Annual&Year=.

Stockholders Sharing the Same Last Name and Address

The Securities and Exchange Commission allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our Annual Report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected stockholder has notified us that they want to continue receiving multiple copies. This practice is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

Householding for bank and brokerage accounts is limited to accounts within the same bank or brokerage firm. For example, if you and your spouse share the same last name and mailing address, and you and your spouse each have two accounts containing Qualcomm stock at two different brokerage firms, your household will receive two copies of the Qualcomm proxy materials, one from each brokerage firm. To reduce the number of duplicate sets of proxy materials your household receives, you may wish to enroll some or all of your accounts in our electronic delivery program at http://enroll.icsdelivery.com/qcom.

If you received a householded mailing this year and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, Annual Report and proxy materials mailed to you, please submit your request to Broadridge ICS, either by calling toll-free (800) 542-1061, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. They will promptly send additional copies of our Notice of Internet Availability of Proxy Materials, Annual Report and proxy materials upon receipt of such request. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge ICS. Please note, however, that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions included in the Notice of Internet Availability that was sent to you. If you received multiple copies of the proxy materials and would prefer to receive a single copy in the future or if you would like to opt out of householding for future mailings, you may contact Broadridge ICS.

By Order of the Board of Directors,

Donald J. Rosenberg
Executive Vice President,
General Counsel and Corporate Secretary

January 14, 2009

APPENDIX 1

Financial Information

The following is certain financial information that was originally filed with the Securities and Exchange Commission (SEC) on November 6, 2008 as part of our Annual Report on Form 10-K for the fiscal year ended September 28, 2008. We have not undertaken any updates or revision to such information since the date it was originally filed with the SEC. Accordingly, you are encouraged to review such financial information together with any subsequent information we have filed with the SEC and other publicly available information.

The financial information contains forward-looking statements regarding our business, financial condition, results of operations and prospects. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in the financial information. Additionally, statements concerning future matters such as the development of new products, enhancements or technologies, sales levels, expense levels and other statements regarding matters that are not historical are forward-looking statements. Although the forward-looking statements reflect our good faith judgment, such statements can only be based on facts and factors known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties. Actual results and outcomes may differ materially from those referred to herein due to a number of factors, including but not limited to risks associated with: the rate of deployment of our technologies in wireless networks and of 3G wireless communications, equipment and services, including CDMA2000 1X, 1xEV-DO, WCDMA, HSPA and OFDMA both domestically and internationally; the current uncertainty of global economic conditions and its potential impact on demand for our products and our marketable securities portfolio; attacks on our business model, including results of current and future litigation and arbitration proceedings, as well as actions of governmental or quasi-governmental bodies, and the costs we incur in connection therewith, including potentially damaged relationships with customers and operators who may be impacted by the results of these proceedings; fluctuations in the demand for products, services or applications based on our technologies; our dependence on major customers and licensees; foreign currency fluctuations; strategic loans, investments and transactions we have or may pursue; our dependence on third-party manufacturers and suppliers; our ability to maintain and improve operational efficiencies and profitability; the development, deployment and commercial acceptance of the MediaFLO USA network and FLO technology; as well as the other risks detailed from time-to-time in our SEC reports.

We incorporated in 1985 under the laws of the state of California. In 1991, we reincorporated in the state of Delaware. We operate and report using a 52-53 week fiscal year ending the last Sunday in September. Our 52-week fiscal years consist of four equal quarters of 13 weeks each, and our 53-week fiscal years consist of three 13-week fiscal quarters and one 14-week fiscal quarter. The financial results for our 53-week fiscal years and our 14-week fiscal quarters will not be exactly comparable to our 52-week fiscal years and our 13-week fiscal quarters. Both of the fiscal years ended September 28, 2008 and September 24, 2006 include 52 weeks. The fiscal year ended September 30, 2007 includes 53 weeks.

Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities

Market Information

Our common stock is traded on the NASDAQ Global Select Market under the symbol “QCOM.” The following table sets forth the range of high and low sales prices on the NASDAQ Stock Market of the common stock for the fiscal periods indicated, as reported by NASDAQ. Such quotations represent inter-dealer prices without retail markup, markdown or commission and may not necessarily represent actual transactions.

	High ($)	Low ($)

2007
First quarter	40.99	34.10
Second quarter	44.12	36.79
Third quarter	47.72	40.98
Fourth quarter	45.58	35.23
2008
First quarter	43.40	36.60
Second quarter	44.85	35.17
Third quarter	50.82	39.75
Fourth quarter	56.88	37.82

As of November 4, 2008, there were 9,496 holders of record of our common stock. On November 4, 2008, the last sale price reported on the NASDAQ Stock Market for our common stock was $37.96 per share.

Dividends

On March 13, 2007, we announced an increase in our quarterly dividend from $0.12 to $0.14 per share on our common stock. On March 11, 2008, we announced an increase in our quarterly dividend from $0.14 to $0.16 per share of common stock. Cash dividends announced in fiscal 2007 and 2008 were as follows (in millions, except per share data):

			Cumulative
	Per Share	Total	by Fiscal Year

2007
First quarter	$0.12	$198	$198
Second quarter	0.12	200	398
Third quarter	0.14	234	632
Fourth quarter	0.14	230	862

	$0.52	$862

2008
First quarter	$0.14	$228	$228
Second quarter	0.14	227	455
Third quarter	0.16	261	716
Fourth quarter	0.16	266	982

	$0.60	$982

On October 22, 2008, we announced a cash dividend of $0.16 per share on our common stock, payable on January 7, 2009 to stockholders of record as of December 11, 2008. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interests of our stockholders. Future dividends may be affected by, among other items, our views on potential future capital requirements, including those relating to research and development, creation and expansion of sales distribution channels and investments and acquisitions, legal risks, stock repurchase programs, changes in federal income tax law and changes to our business model.

Share-Based Compensation

We primarily issue stock options under our share-based compensation plans, which are part of a broad-based, long-term retention program that is intended to attract and retain talented employees and directors and align stockholder and employee interests.

Pursuant to our 2006 Long-Term Incentive Plan (2006 Plan), we grant options to selected employees, directors and consultants to purchase shares of our common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Plan provides for the grant of both incentive and non-qualified stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards. Generally, options outstanding vest over five years and are exercisable for up to 10 years from the grant date. The Board of Directors may terminate the 2006 Plan at any time.

Additional information regarding our stock option plans and plan activity for fiscal 2008, 2007 and 2006 is provided in the notes to our consolidated financial statements appearing elsewhere herein in “Notes to Consolidated Financial Statements, Note 7 — Employee Benefit Plans” and in our 2009 Proxy Statement under the heading “Equity Compensation Plan Information.”

Issuer Purchases of Equity Securities

On March 11, 2008, we announced that we had been authorized to repurchase up to $2.0 billion of our common stock with no expiration date. The $2.0 billion stock repurchase program replaced a $3.0 billion stock repurchase program, of which $2 million remained authorized for repurchase. We did not repurchase any of our shares under the $2.0 billion stock repurchase program in the fourth quarter of fiscal 2008.

Performance Measurement Comparison of Stockholder Return

The following graph compares total stockholder return on our common stock since September 28, 2003 to two indices: the Standard & Poor’s 500 Stock Index (the S&P 500) and the Nasdaq Total Return Index for Communications Equipment Stocks, SIC 3660-3669 (the Nasdaq Industry). The S&P 500 tracks the aggregate price performance of the equity securities of 500 United States companies selected by Standard & Poor’s Index Committee to include companies in leading industries and to reflect the United States stock market. The NASDAQ Industry tracks the aggregate price performance of equity securities of communications equipment companies traded on the NASDAQ Stock Market. The total return for our stock and for each index assumes the reinvestment of dividends and is based on the returns of the component companies weighted according to their capitalizations as of the end of each annual period. We began paying dividends on our common stock on March 31, 2003. Our common stock is traded on the NASDAQ Global Select Market and is a component of each of the S&P 500 and the NASDAQ Industry.

Comparison of Cumulative Total Return on Investment Since
September 28, 2003(1)

The Company’s closing stock price on September 26, 2008, the last trading day of the Company’s 2008 fiscal year, was $45.84 per share.

 (1) Shows the cumulative total return on investment assuming an investment of $100 in each of our common stock, the S&P 500 and the Nasdaq Industry on September 28, 2003. All returns are reported as of our fiscal year end, which is the last Sunday of the month in which the fourth quarter ends, whereas the numbers for the S&P 500 are calculated as of the last day of the month in which the corresponding quarter ends.

Selected Financial Data

The following balance sheet data and statement of operations data for the five fiscal years ended September 28, 2008, September 30, 2007, September 24, 2006, September 25, 2005 and September 26, 2004 were derived from our audited consolidated financial statements. Consolidated balance sheets at September 28, 2008 and September 30, 2007 and the related consolidated statements of operations and cash flows for fiscal 2008, 2007 and 2006 and notes thereto appear elsewhere herein. The data should be read in conjunction with the annual consolidated financial statements, related notes and other financial information appearing elsewhere herein.

	Years Ended (1)
	September 28,	September 30,	September 24,	September 25,	September 26,
	2008	2007	2006	2005	2004(2)(3)
	(In millions, except per share data)

Statement of Operations Data:
Revenues	$11,142	$8,871	$7,526	$5,673	$4,880
Operating income	3,730	2,883	2,690	2,386	2,129
Income from continuing operations	3,160	3,303	2,470	2,143	1,725
Net income	3,160	3,303	2,470	2,143	1,720
Per Share Data:
Income from continuing operations — basic	$1.94	$1.99	$1.49	$1.31	$1.07
Income from continuing operations — diluted	1.90	1.95	1.44	1.26	1.03
Net income — basic	1.94	1.99	1.49	1.31	1.06
Net income — diluted	1.90	1.95	1.44	1.26	1.03
Dividends announced	0.60	0.52	0.42	0.32	0.19
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$11,269	$11,815	$9,949	$8,681	$7,635
Total assets	24,563	18,495	15,208	12,479	10,820
Long-term debt(4)	142	91	58	3	—
Total stockholders’ equity	17,944	15,835	13,406	11,119	9,664

(1)	Our fiscal year ends on the last Sunday in September. The fiscal years ended September 28, 2008, September 24, 2006, September 25, 2005, and September 26, 2004 each included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

(2)	During fiscal 2004, we sold the Vésper Operating Companies and the Vésper Towers and returned personal mobile service (SMP) licenses to Anatel, the telecommunications regulatory agency in Brazil. The results of operations, including gains and losses realized on the sales transactions and the SMP licenses, were presented as discontinued operations in the consolidated statement of operations.

(3)	Prior to the fourth quarter of fiscal 2004, we recorded royalty revenues from certain licensees based on our estimates of royalties during the period they were earned. Starting in the fourth quarter of fiscal 2004, we began recognizing royalty revenues solely based on royalties reported by licensees during the quarter. The change in the timing of recognizing royalty revenues was made prospectively and had the initial one-time effect of reducing royalty revenues recorded in the fourth quarter of fiscal 2004.

(4)	Long-term debt consisted of capital lease obligations, which are included in other liabilities in the consolidated balance sheets.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In addition to historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled Risk Factors in our Annual Report on Form 10-K.

Overview

Recent Developments

Revenues for fiscal 2008 were $11.1 billion, with net income of $3.2 billion. The following recent developments occurred with respect to key elements of our business or our industry during fiscal 2008:

During fiscal 2008:

•	Worldwide wireless subscribers grew by approximately 21% to reach approximately 3.8 billion.(1)

•	CDMA subscribers, including both 2G (cdmaOne) and 3G (CDMA2000 1X, 1xEV-DO, WCDMA and HSPA), are approximately 19% of total worldwide wireless subscribers to date.(1)

•	3G subscribers (all CDMA-based) grew to approximately 705 million worldwide by September 28, 2008, up approximately 33% year-over-year, including approximately 410 million CDMA2000 1X/1xEV-DO subscribers and approximately 295 million WCDMA/HSPA subscribers.(1)

•	CDMA-based device shipments totaled approximately 433 million units, an increase of 28% over the 338 million units shipped in fiscal 2007.(2)

•	In the handset market, CDMA-based unit shipments grew an estimated 27% year-over-year, compared to an estimated 14% year-over-year growth across all technologies.(3)

•	The average selling price of CDMA-based devices was estimated to be approximately $219, up 2% from the prior year.(2)

•	We shipped approximately 336 million Mobile Station Modem (MSM) integrated circuits for CDMA-based wireless devices, an increase of 33%, compared to approximately 253 million MSM integrated circuits in fiscal 2007.

During the fourth quarter of fiscal 2008:

•	We entered into new license and settlement agreements with Nokia Corporation/Nokia Inc. (Nokia) that cover GSM/GPRS/EDGE, CDMA2000, WCDMA (including HSPA), TD-SCDMA, OFDMA (including LTE, UMB and WiMax) and other products and resolve all pending litigation between the parties. Also, as a result, Nokia withdrew its complaint with the European Commission as to our licensing and other business practices. During the fourth quarter of fiscal 2008, we recognized $560 million in revenues as a result of the execution of the agreements. Consideration provided to us under the new license agreement with Nokia included, among other things, a non-refundable up-front payment of $2.5 billion, ongoing royalties and the assignment of patents that we recorded in intangible assets in the amount of $1.8 billion.

 (1) According to Wireless Intelligence, an independent source of wireless operator data.
 (2) Derived from reports provided by our licensees/manufacturers during the year and our own estimates of unreported activity.
 (3) Based on current reports by Strategy Analytics, a global research and consulting firm, in their Global Handset Market Share Updates.

Our Business and Operating Segments

We design, manufacture, have manufactured on our behalf and market digital wireless telecommunications products and services based on our CDMA technology and other technologies. We derive revenues principally from sales of integrated circuit products, license fees and royalties for use of our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. Operating expenses primarily consist of cost of equipment and services, research and development and selling, general and administrative expenses.

We conduct business primarily through four reportable segments. These segments are: Qualcomm CDMA Technologies, or QCT; Qualcomm Technology Licensing, or QTL; Qualcomm Wireless & Internet, or QWI; and Qualcomm Strategic Initiatives, or QSI.

QCT is a leading developer and supplier of CDMA-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products. QCT’s integrated circuit products and system software are used in wireless devices, particularly mobile phones, data cards and infrastructure equipment. The integrated circuits for wireless devices include the Mobile Station Modem (MSM), Radio Frequency (RF) and Power Management (PM) devices. These integrated circuits for wireless devices and system software perform voice and data communication, multimedia and global positioning functions, radio conversion between RF and baseband signals and power management. QCT’s system software enables the other device components to interface with the integrated circuit products and is the foundation software enabling phone manufacturers to develop devices utilizing the functionality within the integrated circuits. The infrastructure equipment integrated circuits and system software perform the core baseband CDMA modem functionality in the wireless operator’s base station equipment. QCT revenues comprised 60%, 59% and 58% of total consolidated revenues in fiscal 2008, 2007 and 2006, respectively.

QCT utilizes a fabless production business model, which means that we do not own or operate foundries for the production of silicon wafers from which our integrated circuits are made. Integrated circuits are die cut from silicon wafers that have completed the assembly and final test manufacturing processes. We rely on independent third party suppliers to perform the manufacturing and assembly, and most of the testing, of our integrated circuits. Our suppliers are also responsible for the procurement of most of the raw materials used in the production of our integrated circuits. We employ both turnkey and two-stage manufacturing business models to purchase our integrated circuits. Turnkey is when our foundry suppliers are responsible for delivering fully assembled and tested integrated circuits. Under the two-stage manufacturing business model, we purchase die from semiconductor manufacturing foundries and contract with separate third-party manufacturers for back-end assembly and test services. We refer to this two-stage manufacturing business model as Integrated Fabless Manufacturing (IFM).

QTL grants licenses to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD, GSM/GPRS/EDGE and/or OFDMA standards and their derivatives. QTL receives license fees as well as ongoing royalties based on worldwide sales by licensees of products incorporating or using our intellectual property. License fees are fixed amounts paid in one or more installments. Ongoing royalties are generally based upon a percentage of the wholesale selling price of licensed products, net of certain permissible deductions (e.g. certain shipping costs, packing costs, VAT, etc.), and/or based on a fixed per unit amount. QTL revenues comprised 33%, 31% and 33% of total consolidated revenues in fiscal 2008, 2007 and 2006, respectively. The vast majority of such revenues have been generated through our licensees’ sales of cdmaOne, CDMA2000 and WCDMA products.

QWI, which includes Qualcomm Enterprise Services (QES), Qualcomm Internet Services (QIS), Qualcomm Government Technologies (QGOV) and Firethorn, generates revenues primarily through mobile communication products and services, software and software development aimed at support and delivery of wireless applications. QES sells equipment, software and services used by transportation and other companies to connect wirelessly with their assets, products and workforce. QES also sells products that operate on the Globalstar low-Earth-orbit satellite-based telecommunications system and provides related services. Through September 2008, QES has shipped approximately 1,302,000 terrestrial-based and satellite-based communications systems. QIS provides BREW-based (Binary Runtime Environment for Wireless) products that include user interface and content delivery and management products and services for the wireless industry. QIS also provides QChat, which enables virtually instantaneous push-to-talk functionality on CDMA-based wireless devices. The QGOV division provides development, hardware and analytical expertise involving wireless communications technologies to United States government agencies. Firethorn builds and manages software applications that enable financial institutions and wireless operators to offer mobile commerce services. QWI revenues comprised 7%, 9% and 10% of total consolidated revenues in fiscal 2008, 2007 and 2006, respectively.

QSI manages the Company’s strategic investment activities, including MediaFLO USA, Inc. (MediaFLO USA), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI also makes strategic investments to promote the worldwide adoption of CDMA-based products and services. Our strategy is to invest in CDMA-based operators, licensed device manufacturers and early-stage companies that we believe open new markets for CDMA technology, support the design and introduction of new CDMA-based products or possess unique capabilities or technology. Our MediaFLO USA subsidiary offers its service over our nationwide multicasting network based on our MediaFLO Media Distribution System (MDS) and FLO technology. This network is utilized as a shared resource for wireless operators and their customers in the United States. The commercial availability of the MediaFLO USA service to retail wireless consumers continues to be determined by our wireless operator partners. MediaFLO USA’s network uses the 700 MHz spectrum for which we hold licenses nationwide. Additionally, MediaFLO USA has and will continue to procure, aggregate and distribute content in service packages which we will make available on a wholesale basis to our wireless operator customers (regardless of whether they operate CDMA or GSM/WCDMA networks) in the United States. Distribution, marketing, billing and customer relationships remain functions that are provided primarily by our wireless operator partners. As part of our strategic investment activities, we intend to pursue various exit strategies at some point in the future, which may include distribution of our ownership interest in MediaFLO USA to our stockholders in a spin-off transaction.

Nonreportable segments include: the Qualcomm MEMS Technologies division, which is developing an interferometric modulator (IMOD) display technology based on micro-electro-mechanical-system (MEMS) structure combined with thin film optics; the Qualcomm Flarion Technologies division, which is developing OFDM/OFDMA technologies; the MediaFLO Technologies division, which is developing our MediaFLO technology and markets MediaFLO for deployment outside of the United States; and other product initiatives.

Looking Forward

The deployment of 3G networks (CDMA2000 and WCDMA) enables higher voice capacity and data rates, thereby supporting more minutes of use and data intensive applications like multimedia. As a result, we expect continued growth in demand for 3G products and services around the world. As we look forward to the next several months, the following items are likely to have an impact on our business:

•	We believe the recent global financial crisis and the resulting slowdown in global economies is causing current contraction in the channel inventory and will likely result in lower consumer demand and prices for CDMA-based devices among other things, adversely affecting our revenues and operating results. In addition, the financial crisis has, and may continue to have, an impact on the value of our marketable securities portfolio and net investment income.

•	The deployment and upgrading of CDMA2000 networks is expected to continue.

•	More than 275 wireless operators have launched CDMA2000 1X;(1) and

•	More than 100 wireless operators have deployed the higher data speeds of 1xEV-DO and more than 40 wireless operators have deployed commercial EV-DO Revision A networks.(1)

•	GSM operators are expected to continue transitioning to WCDMA networks.

•	More than 235 GSM operators have migrated their networks to WCDMA;(2) and

•	More than 220 wireless operators have upgraded and launched commercial HSDPA networks, and more than 50 wireless operators have upgraded and launched commercial HSUPA networks.(2)

 (1) According to public reports made available at www.cdg.org.
 (2) As reported by the Global mobile Suppliers Association, an international organization of WCDMA and GSM (Global System for Mobile Communications) suppliers in their October 2008 reports.

•	We expect that CDMA-based device prices will continue to segment into high and low end due to high volumes and vibrant competition in marketplaces around the world. As more operators deploy the higher data speeds of HSPA and EV-DO Revision A and as manufacturers introduce additional highly-featured, converged devices, we expect consumer demand for advanced 3G devices to accelerate.

•	To meet growing demand for advanced 3G wireless devices and increased multimedia MSM functionality, we intend to continue to invest significant resources toward the development of multimedia products, software and services for the wireless industry. However, we expect that a portion of our research and development initiatives in fiscal 2009 will not reach commercialization until several years in the future.

•	We expect demand for low-end wireless devices to continue to grow and have developed a family of Qualcomm Single Chip (QSC) products, which integrate the baseband, radio frequency and power management functions into one chip, lowering component counts and enabling faster time-to-market for our customers. While we continue to invest resources aggressively to expand our QSC product family to address the low-end market more effectively with CDMA-based products, we still face significant competition from GSM-based products, particularly in emerging markets.

•	We will continue to invest in the evolution of CDMA and a broad range of other technologies as part of our vision to enable a range of technologies, each optimized for specific services, including the following products and technologies:

•	The continued evolution of CDMA-based technologies, including the long-term roadmaps of 1xEV-DO and High Speed Packet Access (HSPA);

•	OFDM and OFDMA-based technologies;

•	Our service applications platform, content delivery services and user interfaces;

•	Our MediaFLO MDS and FLO technology for delivery of multimedia content; and

•	Our IMOD display technology.

In addition to the foregoing business and market-based matters, the following items are likely to have an impact on our business and results of operations over the next several months:

•	We will continue to devote resources to working with and educating all participants in the wireless value chain as to the benefits of our business model in promoting a highly competitive and innovative wireless market. However, we expect that certain companies may continue to be dissatisfied with the need to pay reasonable royalties for the use of our technology and not welcome the success of our business model in enabling new, highly cost-effective competitors to their products. We expect that such companies will continue to challenge our business model in various forums throughout the world. For example, we expect that we will continue to be involved in litigation, including our ongoing disputes with Broadcom, and to appear in front of administrative and regulatory bodies, including the European Commission, the Korea Fair Trade Commission and the Japan Fair Trade Commission to defend our business model and to rebuff efforts by companies seeking to gain competitive advantage or negotiating leverage.

•	We have been and will continue evaluating and providing reasonable assistance to our customers. This includes, in some cases, certain levels of financial support to minimize the impact of the litigation in which we are involved.

Further discussion of risks related to our business is presented in the Risk Factors included in our Annual Report on Form 10-K.

Revenue Concentrations

Revenues from customers in South Korea, China, Japan and the United States comprised 35%, 21%, 14% and 9%, respectively, of total consolidated revenues for fiscal 2008, as compared to 31%, 21%, 17% and 13%, respectively, for fiscal 2007, and 32%, 17%, 21% and 13%, respectively, for fiscal 2006. We distinguish revenues from external customers by geographic areas based on the location to which our products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of our licensees. The increase in revenues from customers in South Korea from 32% and 31% of total revenues in fiscal 2006 and 2007, respectively, to 35% in fiscal 2008 is primarily attributable to increased shipments of integrated circuits to CDMA device manufacturers with locations in South Korea and royalty revenues from customers in South Korea. Combined revenues from customers in Japan and the United States decreased as a percentage of total revenues, from 34% in fiscal 2006 to 30% in fiscal 2007 and 23% in fiscal 2008, primarily due to the increased activity by manufacturers with locations in South Korea.

Critical Accounting Policies and Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and judgments, including those related to revenue recognition, valuation of intangible assets and investments, share-based payments, income taxes and litigation. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events. These estimates form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results that differ from our estimates could have a significant adverse effect on our operating results and financial position. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Revenue Recognition.  We derive revenue principally from sales of integrated circuit products, royalties and license fees for our intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of our deliverables and obligations. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but actual results may differ from our estimates. We record reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are estimates, based on a number of factors, including our assumptions related to historical and projected customer sales volumes and the contractual provisions of our customer agreements.

We license rights to use portions of our intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. We earn royalties on such licensed products sold worldwide by our licensees at the time that the licensees’ sales occur. Our licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. We recognize royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met. From time to time, licensees will not report royalties timely due to legal disputes, and when this occurs, the timing and comparability of royalty revenues could be affected.

Valuation of Intangible Assets and Investments.  Our business acquisitions typically result in the recording of goodwill and other intangible assets, and the recorded values of those assets may become impaired in the future. We also acquire intangible assets in other types of transactions. As of September 28, 2008, our goodwill and intangible assets, net of accumulated amortization, were $1.5 billion and $3.1 billion, respectively. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect our consolidated financial statements. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish their recorded values, except when neither the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. An estimate of fair value can be affected by many assumptions which require significant judgment. For example, the income approach generally requires assumptions related to the appropriate business model to be used to estimate cash flows, total addressable market, pricing and share forecasts, competition, technology obsolescence, future tax rates and discount rates. Our estimate of the fair value of certain assets may differ materially from that determined by others who use different assumptions or utilize different business models. New information may arise in the future that affects our fair value estimates and could result in adjustments to our estimates in the future, which could have an adverse impact on our results of operations.

We assess potential impairments to intangible assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recovered. Our judgments regarding the existence of impairment indicators and future cash flows related to intangible assets are based on operational performance of our businesses, market conditions and other factors. Although there are inherent uncertainties in this assessment process, the estimates and assumptions we use, including estimates of future cash flows, volumes, market penetration and discount rates, are consistent with our internal planning. If these estimates or their related assumptions change in the future, we may be required to record an impairment charge on all or a portion of our goodwill and intangible assets. Furthermore, we cannot predict the occurrence of future impairment-triggering events nor the impact such events might have on our reported asset values. Future events could cause us to conclude that impairment indicators exist and that goodwill or other intangible assets associated with our acquired businesses are impaired. Any resulting impairment loss could have an adverse impact on our results of operations.

We hold minority investments in publicly-traded companies whose share prices may be highly volatile. We also hold investments in other marketable securities, including non-investment grade debt securities, equity and debt mutual and exchange traded funds, corporate bonds and notes, auction rate securities and mortgage- and asset-backed securities. These investments, which are recorded at fair value with increases or decreases generally recorded through stockholders’ equity as other comprehensive income or loss, totaled $9.4 billion at September 28, 2008. We record impairment charges through the statement of operations when we believe an investment has experienced a decline that is other than temporary. The determination that a decline is other than temporary is subjective and influenced by many factors. In addition, the fair values of our strategic investments are subject to substantial quarterly and annual fluctuations and to significant market volatility. Adverse changes in market conditions or poor operating results of investees could result in losses or an inability to recover the carrying value of the investments, thereby requiring impairment charges. When assessing these investments for an other-than-temporary decline in value, we consider such factors as, among other things, how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been below its original cost, the extent of the general decline in prices or an increase in the default or recovery rates of securities in an asset class, negative events such as a bankruptcy filing or a need to raise capital or seek financial support from the government or others, the performance and pricing of the investee’s securities in relation to the securities of its competitors within the industry and the market in general and analyst recommendations, as applicable. We also review the financial statements of the investee to determine if the investee is experiencing financial difficulties. If we determine that a security price decline is other than temporary, we may record an impairment loss, which could have an adverse impact on our results of operations. During fiscal 2008, 2007 and 2006, we recorded $502 million, $16 million and $20 million, respectively, in other-than-temporary losses on our investments in marketable securities.

Share-Based Payments.  We grant options to purchase our common stock to our employees and directors under our equity compensation plans. Eligible employees can also purchase shares of our common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period under our employee stock purchase plans. The benefits provided under these plans are share-based payments subject to the provisions of revised Statement of Financial Accounting Standards No. 123 (FAS 123R), “Share-Based Payment.” We use the fair value method to apply the provisions of FAS 123R. Share-based compensation expense recognized under FAS 123R for fiscal 2008, 2007 and 2006 was $543 million, $493 million and $495 million, respectively. At September 28, 2008, total unrecognized estimated compensation expense related to non-vested stock options granted prior to that date was $1.6 billion, which is expected to be recognized over a weighted-average period of 3.5 years. Net stock options, after forfeitures and cancellations, granted during fiscal 2008 represented 2.7% of outstanding shares as of the beginning of the fiscal period. Total stock options granted during fiscal 2008 represented 3.2% of outstanding shares as of the end of the fiscal period.

We estimate the value of stock option awards on the date of grant using a lattice binomial option-pricing model (binomial model). The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include, but are not limited to, our expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate and expected dividends. We believe it is important for investors to be aware of the high degree of subjectivity involved when using option-pricing models to estimate share-based compensation under FAS 123R. Option-pricing models were developed for use in estimating the value of traded options that have no vesting or hedging restrictions, are fully transferable and do not cause dilution. Because our share-based payments have characteristics significantly different from those of freely traded options, and because valuation model assumptions are subjective, in our opinion, existing valuation models, including the Black-Scholes and lattice binomial models, may not provide reliable measures of the fair values of our share-based compensation awards. There is not currently a generally accepted market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models. Although we estimate the fair value of employee share-based awards in accordance with FAS 123R and the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107 (SAB 107), the option-pricing model we use may not produce a value that is indicative of the fair value observed in a willing buyer/willing seller market transaction.

For purposes of estimating the fair value of stock options granted during fiscal 2008, we used the implied volatility of market-traded options in our stock for the expected volatility assumption input to the binomial model. We utilized the term structure of volatility up to approximately two years, and we used the implied volatility of the option with the longest time to maturity for the expected volatility estimates for periods beyond two years. The weighted-average volatility assumption was 41.1% for fiscal 2008, which if increased to 45%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2008 by $0.89 per share, or 5%. FAS 123R includes implied volatility in its list of factors that should be considered in estimating expected volatility. We believe implied volatility is more useful than historical volatility in estimating expected volatility because it is generally reflective of both historical volatility and expectations of how future volatility will differ from historical volatility.

The risk-free interest rate is based on the yield curve of U.S. Treasury strip securities for a period consistent with the contractual life of the option in effect at the time of grant. The weighted-average risk-free interest rate assumption was 3.8% for fiscal 2008, which if increased to 6.5% would increase the weighted-average estimated fair value of stock options granted during fiscal 2008 by $1.17 per share, or 7%.

We do not target a specific dividend yield for our policy on dividend payments, but we are required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on our history and expectation of dividend payouts. The dividend yield assumption was 1.3% for fiscal 2008, which if decreased to 0.4% would increase the weighted-average estimated fair value of stock options granted during fiscal 2008 by $0.92 per share, or 6%. Dividends and/or increases or decreases in dividend payments are subject to approval by our Board of Directors as well as to future cash inflows and outflows resulting from operating performance, stock repurchase programs, mergers and acquisitions, and other sources and uses of cash. While our historical dividend rate is assumed to continue in the future, it may be subject to substantial change, and investors should not depend upon this forecast as a reliable indication of future cash distributions that will be made to investors.

The post-vesting forfeiture rate is estimated using historical option cancellation information. The weighted-average post-vesting forfeiture rate assumption was 8.0% for fiscal 2008, which if decreased to 1.5%, would increase the weighted-average estimated fair value of stock options granted during fiscal 2008 by $0.91 per share, or 6%.

The suboptimal exercise factor is estimated using historical option exercise information. The weighted-average suboptimal exercise factor assumption was 1.9 for fiscal 2008, which if increased to 2.3, would increase the weighted-average estimated fair value of stock options granted during fiscal 2008 by $1.01 per share or 6%.

Income Taxes.  On October 1, 2007, we adopted the accounting provisions of FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” As a result of the adoption, we increased our liabilities related to uncertain tax positions by $2 million and accounted for the cumulative effect of this change as a decrease to retained earnings. See “Notes to Consolidated Financial Statements, Note 5 — Income Taxes” for additional information. As of September 28, 2008, our liability for net unrecognized tax benefits was $227 million.

Our income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FIN 48, we recognize liabilities for uncertain tax positions based on the two-step process prescribed in the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While we believe we have appropriate support for the positions taken on our tax returns, we regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. Although we believe that the estimates and assumptions supporting our assessments are reasonable, adjustments could be materially different from those which are reflected in historical income tax provisions and recorded assets and liabilities. For example, during fiscal 2007, we recorded an income tax benefit of $331 million resulting from the completion of audits of our fiscal 2003 and 2004 federal tax returns.

We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and the implementation of tax-planning strategies. As of September 28, 2008, gross deferred tax assets were $1.4 billion. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowance against our deferred tax assets which could result in an increase in our effective tax rate and an adverse impact on operating results.

As of September 28, 2008, we had gross deferred tax assets of $430 million related to capital losses and $21 million related to foreign and state net operating losses. We can only use realized capital losses to offset realized capital gains. Based upon our assessments of when capital gains and losses will be realized, we estimate that our future capital gains will not be sufficient to utilize all of the temporary and other-than-temporary capital losses that were recorded through fiscal 2008. Therefore, we have provided a $134 million valuation allowance for the portion of capital losses we do not expect to utilize, of which $81 million was recorded as an increase in other comprehensive loss in fiscal 2008. We can only use net operating losses to offset taxable income of certain legal entities in certain tax jurisdictions. Based upon our assessments of projected future taxable income and losses and historical losses incurred by these entities, we expect that the future taxable income of the entities in these tax jurisdictions will not be sufficient to utilize the net operating losses we have incurred through fiscal 2008. Therefore, we have provided a $15 million valuation allowance for these net operating losses. Significant judgment is required to forecast the timing and amount of future capital gains, the timing of realization of capital losses and the amount of future taxable income in certain jurisdictions. Adjustments to our valuation allowance based on changes to our forecast of capital losses, capital gains and taxable income are reflected in the period the change is made.

We consider the operating earnings of certain non-United States subsidiaries to be invested indefinitely outside the United States based on estimates that future domestic cash generation will be sufficient to meet future domestic cash needs. No provision has been made for United States federal and state, or foreign taxes that may result from future remittances of undistributed earnings of foreign subsidiaries, the cumulative amount of which is approximately $6.8 billion as of September 28, 2008. Should we repatriate foreign earnings, we would have to adjust the income tax provision in the period in which the decision to repatriate earnings of foreign subsidiaries is made.

We recognize windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits. A windfall tax benefit occurs when the actual tax benefit realized by us upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that we had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, we follow the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Litigation.  We are currently involved in certain legal proceedings. Although there can be no assurance that unfavorable outcomes in any of these matters would not have a material adverse effect on our operating results, liquidity or financial position, we believe the claims are without merit and intend to vigorously defend the actions. We estimate the range of liability related to pending litigation where the amount and range of loss can be estimated. We record our best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, we record the minimum estimated liability related to the claim. As additional information becomes available, we assess the potential liability related to our pending litigation and revise our estimates. Other than amounts relating to the Broadcom Corporation v. QUALCOMM Incorporated matters, we have not recorded any accrual for contingent liabilities associated with any other legal proceedings based on our belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time. Revisions in our estimates of the potential liability could materially impact our results of operations.

Fiscal 2008 Compared to Fiscal 2007

Revenues.  Total revenues for fiscal 2008 were $11.14 billion, compared to $8.87 billion for fiscal 2007. Revenues from two customers of our QCT, QTL and QWI segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 30% and 27% in aggregate of total consolidated revenues in fiscal 2008 and 2007, respectively.

Revenues from sales of equipment and services for fiscal 2008 were $7.16 billion, compared to $5.77 billion for fiscal 2007. Revenues from sales of integrated circuit products increased $1.41 billion, resulting primarily from an increase of $1.23 billion related to higher unit shipments, mostly consisting of MSM and accompanying RF and PM integrated circuits, and an increase of $219 million related to the net effects of changes in product mix and the average sales prices of such products.

Revenues from licensing and royalty fees for fiscal 2008 were $3.98 billion, compared to $3.11 billion for fiscal 2007. The increase in revenues from licensing and royalty fees primarily related to an increase in sales of CDMA-based products reported by QTL’s licensees other than Nokia, driven by the continued adoption of WCDMA at higher average selling prices than CDMA and fluctuations in currency exchange rates. In addition, revenues from licensing and royalties in fiscal 2008 included $560 million (attributable to both fiscal 2008 and 2007) related to the new agreements with Nokia. Revenues from licensing and royalties in fiscal 2007 included royalty payments from Nokia only for sales of Nokia products through April 9, 2007.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2008 was $3.41 billion compared to $2.68 billion for fiscal 2007. Cost of equipment and services revenues as a percentage of equipment and services revenues was 48% for fiscal 2008, compared to 47% for fiscal 2007. Cost of equipment and services revenues included $39 million in share-based compensation in both fiscal 2008 and 2007.

Research and Development Expenses.  For fiscal 2008, research and development expenses were $2.28 billion or 20% of revenues, compared to $1.83 billion or 21% of revenues for fiscal 2007. The dollar increase was primarily attributable to a $358 million increase in costs related to the development of integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third party operating systems and services platforms. The technologies supporting these initiatives may include CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, WCDMA, HSDPA, HSUPA, HSPA+ and OFDMA. Research and development expenses related to the development of our FLO technology,

MediaFLO MDS, IMOD display products using MEMS technology, BREW products and mobile commerce applications increased by $63 million. Research and development expenses in fiscal 2008 included share-based compensation and in-process research and development of $250 million and $14 million, respectively, compared to $221 million and $10 million, respectively, in fiscal 2007.

Selling, General and Administrative Expenses.  For fiscal 2008, selling, general and administrative expenses were $1.71 billion or 15% of revenues, compared to $1.48 billion or 17% of revenues for fiscal 2007. The dollar increase was primarily attributable to a $137 million increase in employee-related expenses and a $72 million increase in certain professional fees, primarily related to patent activities. Selling, general and administrative expenses in fiscal 2008 included share-based compensation of $254 million, compared to $233 million in fiscal 2007.

Net Investment Income.  Net investment income was $96 million for fiscal 2008, compared to $743 million for fiscal 2007. The net decrease was primarily comprised as follows (in millions):

	Year Ended
	September 28,	September 30,
	2008	2007	Change

Interest and dividend income:
Corporate and other segments	$487	$551	$(64)
QSI	4	7	(3)
Interest expense	(22)	(11)	(11)
Net realized gains on investments:
Corporate and other segments	104	201	(97)
QSI	51	21	30
Other-than-temporary losses on investments:
Corporate and other segments	(502)	(16)	(486)
QSI	(33)	(11)	(22)
Gains on derivative instruments	6	2	4
Equity in earnings (losses) of investees	1	(1)	2

	$96	$743	$(647)

The decrease in interest and dividend income on cash, cash equivalents and marketable securities held by corporate and other segments was primarily a result of lower interest rates earned on interest-bearing securities. Other-than-temporary losses in fiscal 2008 included $327 million recognized in the fourth quarter on marketable securities held by corporate and other segments. Both other-than-temporary losses on marketable securities and the decrease in net realized gains on corporate investments were generally related to depressed securities values caused by a major disruption in U.S. and foreign credit and financial markets affecting consumers and the banking, finance and housing industries. This disruption is evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities.

Income Tax Expense.  Income tax expense was $666 million for fiscal 2008, compared to $323 million for fiscal 2007. The annual effective tax rate was 17% for fiscal 2008, compared to 9% for fiscal 2007. The annual effective tax rate for fiscal 2008 is higher than the annual effective tax rate for fiscal 2007 primarily due to the impact of prior year audits completed during fiscal 2007.

The annual effective tax rate for fiscal 2008 is 18% lower than the United States federal statutory rate primarily due to benefits of approximately 22% related to foreign earnings taxed at less than the United States federal rate, and 1% related to research and development tax credits, partially offset by state taxes of approximately 4% and 1% related to an increase in the valuation allowance.

Fiscal 2007 Compared to Fiscal 2006

Revenues.  Total revenues for fiscal 2007 were $8.87 billion, compared to $7.53 billion for fiscal 2006. Revenues from three customers of our QCT, QTL and QWI segments (each of whom accounted for more than 10% of our consolidated revenues for the period) comprised approximately 41% and 39% in aggregate of total consolidated revenues in fiscal 2007 and 2006, respectively.

Revenues from sales of equipment and services for fiscal 2007 were $5.77 billion, compared to $4.78 billion for fiscal 2006. Revenues from sales of integrated circuit products increased $922 million, resulting primarily from an increase of $761 million related to higher unit shipments, mostly consisting of MSM and accompanying RF and PM integrated circuits, and an increase of $144 million related to the net effects of changes in product mix and the average sales prices of such products.

Revenues from licensing and royalty fees for fiscal 2007 were $3.11 billion, compared to $2.75 billion for fiscal 2006. Revenues from licensing and royalty fees increased primarily as a result of a $306 million increase in QTL royalties related to an increase in our licensee’s sales of CDMA-based products driven by the continued adoption of WCDMA at higher average selling prices than CDMA, and a $30 million increase in QIS revenues primarily related to our expanded BREW customer base and products and a licensing agreement with Sprint. Worldwide demand for CDMA-based products has increased primarily as a result of the growth in sales of high-end WCDMA products and shifts in the geographic distribution of sales of CDMA2000 products.

Cost of Equipment and Services.  Cost of equipment and services revenues for fiscal 2007 was $2.68 billion, compared to $2.18 billion for fiscal 2006. Cost of equipment and services revenues as a percentage of equipment and services revenues was 47% for fiscal 2007, compared to 46% for fiscal 2006. Cost of equipment and services revenues in fiscal 2007 included $39 million in share-based compensation, compared to $41 million in fiscal 2006.

Research and Development Expenses.  For fiscal 2007, research and development expenses were $1.83 billion or 21% of revenues, compared to $1.54 billion or 20% of revenues for fiscal 2006. The dollar increase was primarily attributable to a $283 million increase in costs related to integrated circuit products, next generation CDMA and OFDMA technologies, the expansion of our intellectual property portfolio and other initiatives to support the acceleration of advanced wireless products and services, including lower cost devices, the integration of wireless with consumer electronics and computing, the convergence of multiband, multimode, multinetwork products and technologies, third party operating systems and services platforms. The technologies supporting these initiatives may include CDMA2000 1X, 1xEV-DO, EV-DO Revision A, EV-DO Revision B, WCDMA, HSDPA, HSUPA and OFDMA. The increase in research and development expenses incurred also related to the development of our FLO technology, MediaFLO MDS and IMOD display products using MEMS technology. Research and development expenses in fiscal 2007 included share-based compensation and in-process research and development of $221 million and $10 million, respectively, compared to $216 million and $22 million, respectively, in fiscal 2006.

Selling, General and Administrative Expenses.  For fiscal 2007, selling, general and administrative expenses were $1.48 billion or 17% of revenues, compared to $1.12 billion or 15% of revenues for fiscal 2006. The dollar and percentage increases were primarily attributable to a $152 million increase in costs related to litigation and other legal matters, a $98 million increase in employee related expenses, a $40 million increase in other professional fees, a $39 million increase in bad debt expense, a $32 million increase in cooperative and other marketing expenses and a $28 million increase in depreciation and amortization, partially offset by a $44 million gain on the sale of a building. Selling, general and administrative expenses in fiscal 2007 included share-based compensation of $233 million, compared to $238 million in fiscal 2006.

Net Investment Income.  Net investment income was $743 million for fiscal 2007, compared to $466 million for fiscal 2006. The net increase was primarily comprised as follows (in millions):

	Year Ended
	September 30,	September 24,
	2007	2006	Change

Interest and dividend income:
Corporate and other segments	$551	$410	$141
QSI	7	6	1
Interest expense	(11)	(4)	(7)
Net realized gains on investments:
Corporate and other segments	201	106	95
QSI	21	30	(9)
Other-than-temporary losses on investments	(27)	(24)	(3)
Gains (losses) on derivative instruments	2	(29)	31
Equity in losses of investees	(1)	(29)	28

	$743	$466	$277

The increase in interest and dividend income on cash and marketable securities held by corporate and other segments was a result of higher average cash and marketable securities balances and higher interest rates on interest-bearing securities. Net realized gains on corporate investments increased primarily due to strength in the equity markets and reallocation of certain portfolio assets.

Income Tax Expense.  Income tax expense was $323 million for fiscal 2007, compared to $686 million for fiscal 2006. The annual effective tax rate was 9% for fiscal 2007, compared to 22% for fiscal 2006. The annual effective tax rate for fiscal 2007 is lower than the annual effective tax rate for fiscal 2006 primarily due to the impact of prior year audits completed during fiscal 2007 and additional foreign earnings taxed at less than the United States federal statutory tax rate.

The annual effective tax rate for fiscal 2007 is 26% lower than the United States federal statutory rate primarily due to benefits of approximately 20% related to foreign earnings taxed at less than the United States federal rate, 9% related to the impact of the tax audits completed during the year and 2% related to research and development tax credits, partially offset by state taxes of approximately 5%.

Our Segment Results for Fiscal 2008 Compared to Fiscal 2007

The following should be read in conjunction with the fiscal 2008 and 2007 financial results for each reporting segment. See “Notes to Consolidated Financial Statements — Note 9 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2008 were $6.72 billion, compared to $5.28 billion for fiscal 2007. Equipment and services revenues, mostly consisting of MSM and accompanying RF and PM integrated circuits, were $6.53 billion for fiscal 2008, compared to $5.12 billion for fiscal 2007. The increase in equipment and services revenues resulted primarily from an increase of $1.23 billion related to higher unit shipments and an increase of $219 million related to the net effects of changes in product mix and the average sales prices of such products. Approximately 336 million MSM integrated circuits were sold during fiscal 2008, compared to approximately 253 million for fiscal 2007.

QCT’s earnings before taxes for fiscal 2008 were $1.83 billion, compared to $1.55 billion for fiscal 2007. QCT’s operating income as a percentage of its revenues (operating margin percentage) was 27% in fiscal 2008, compared to 29% in fiscal 2007. The decrease in operating margin percentage was primarily due to a decrease in gross margin percentage related to an increase in reserves for excess and obsolete inventory and product support costs.

QCT inventories increased by 17% in fiscal 2008 from $387 million to $453 million primarily due to the shift in our manufacturing business model from turnkey to IFM and the related work-in process which includes purchased die and related back-end assembly and test manufacturing services needed to complete QCT’s integrated circuit products. The increase is also attributable to an increase in finished goods associated with growth in sales volume.

QTL Segment.  QTL revenues for fiscal 2008 were $3.62 billion, compared to $2.77 billion for fiscal 2007. QTL’s earnings before taxes for fiscal 2008 were $3.14 billion, compared to $2.34 billion for fiscal 2007. QTL’s operating margin percentage was 87% in fiscal 2008, compared to 84% in fiscal 2007. The increase in revenues from licensing and royalty fees primarily related to an increase in sales of CDMA-based products reported by QTL’s licensees other than Nokia, driven by the continued adoption of WCDMA at higher average selling prices than CDMA and fluctuations in currency exchange rates. In addition, QTL revenues from licensing and royalties in fiscal 2008 included $560 million (attributable to both fiscal 2008 and 2007) related to the new agreement with Nokia. Revenues from licensing and royalties in fiscal 2007 included royalty payments from Nokia only for sales of Nokia products through April 9, 2007. The increase in earnings before taxes was primarily attributable to the increase in revenues and the effect of bad debt expenses recognized in fiscal 2007, partially offset by increases in research and development expenses and patent costs, which resulted in a corresponding increase in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2008 were $785 million, compared to $828 million for fiscal 2007. Revenues decreased primarily due to a $78 million decrease in QES revenues, partially offset by a $27 million increase in QIS revenues. The decrease in QES revenues was primarily attributable to an $88 million decrease in revenues from product sales, partially offset by an $11 million increase in messaging revenues. QES shipped approximately 91,200 terrestrial-based and satellite-based systems during fiscal 2008, compared to approximately 190,300 terrestrial-based and satellite-based systems in fiscal 2007. The increase in QIS revenues was primarily attributable to increases in QChat revenues resulting from increased development efforts under a licensing agreement with Sprint and our expanded BREW customer base and products.

QWI’s loss before taxes for fiscal 2008 was $1 million, compared to earnings before taxes of $88 million for fiscal 2007. QWI’s operating margin percentage was zero percent in fiscal 2008, compared to 11% in fiscal 2007. The decrease in QWI’s earnings before taxes was primarily due to the decrease in revenues, a $30 million increase in QIS research and development expenses related to our BREW products and a $34 million increase in operating expenses as a result of the acquisition of Firethorn during the first quarter of fiscal 2008, all of which contributed to a corresponding decline in operating margin percentage.

QSI Segment.  QSI revenues for fiscal 2008 were $12 million, compared to $1 million for fiscal 2007, related to the commencement of our MediaFLO service in March 2007. QSI’s loss before taxes for fiscal 2008 was $304 million, compared to $240 million for fiscal 2007. QSI’s loss before taxes also included a $71 million increase in our MediaFLO USA subsidiary’s loss before taxes comprised primarily of an increase of $50 million in cost of equipment and services revenues and a $22 million increase in research and development expenses.

Our Segment Results for Fiscal 2007 Compared to Fiscal 2006

The following should be read in conjunction with the financial results of fiscal 2007 and 2006 for each reporting segment. See “Notes to Consolidated Financial Statements, Note 9 — Segment Information.”

QCT Segment.  QCT revenues for fiscal 2007 were $5.28 billion, compared to $4.33 billion for fiscal 2006. Equipment and services revenues, mostly consisting of MSM and accompanying RF and PM integrated circuits, were $5.12 billion for fiscal 2007, compared to $4.20 billion for fiscal 2006. The increase in equipment and services revenue resulted primarily from an increase of $761 million related to higher unit shipments and an increase of $144 million related to the net effects of changes in product mix and the average sales prices of such products. Approximately 253 million MSM integrated circuits were sold during fiscal 2007, compared to approximately 207 million for fiscal 2006.

QCT’s earnings before taxes for fiscal 2007 were $1.55 billion, compared to $1.30 billion for fiscal 2006. QCT’s operating income as a percentage of its revenues (operating margin percentage) was 29% in fiscal 2007, compared to 30% in fiscal 2006. The decrease in operating margin percentage was primarily due to increases in research and development and selling, general and administrative expenses, partially offset by an increase in the gross margin percentage.

QCT inventories increased by 116% in fiscal 2007 from $179 million to $387 million due to increased purchases of completed die directly from foundry suppliers for use in QCT’s CDMA-based integrated circuit products in connection with the shift in our manufacturing business model from turnkey to IFM.

QTL Segment.  QTL revenues for fiscal 2007 were $2.77 billion, compared to $2.47 billion for fiscal 2006. QTL’s earnings before taxes for fiscal 2007 were $2.34 billion, compared to $2.23 billion for fiscal 2006. QTL’s operating margin percentage was 84% in fiscal 2007, compared to 90% in fiscal 2006. The increase in revenues primarily resulted from a $306 million increase in royalties, driven by an increase in sales of CDMA-based products by licensees. The increase in earnings before taxes was primarily attributable to the increase in revenues, partially offset by increases in legal and bad debt expenses, which resulted in a corresponding decline in operating margin percentage.

QWI Segment.  QWI revenues for fiscal 2007 were $828 million, compared to $731 million for fiscal 2006. Revenues increased primarily due to increases of $78 million and $11 million in QIS and QES revenues, respectively. The increase in QIS revenues is primarily attributable to a $61 million increase in QChat revenues resulting from increased development efforts under a licensing agreement with Sprint and an $18 million increase in fees related to our expanded BREW customer base and products. The increase in QES revenues is primarily attributable to a $26 million increase in equipment and messaging revenues, partially offset by a $15 million decrease in amortization of deferred revenues related to historical equipment sales. QES shipped approximately 190,300 terrestrial-based and satellite-based systems during fiscal 2007, compared to approximately 140,300 terrestrial-based and satellite-based systems in fiscal 2006.

QWI’s earnings before taxes for fiscal 2007 were $88 million, compared to $78 million for fiscal 2006. QWI’s operating margin percentage was 11% in fiscal 2007, compared to 10% in fiscal 2006. The increase in QWI’s earnings before taxes was primarily due to a $54 million increase in QIS gross margin, largely resulting from our expanded BREW customer base and products and QChat development efforts, partially offset by a $29 million increase in QWI selling, general and administrative expenses and an $18 million decrease in QES gross margin. The increase in QWI’s operating margin percentage was primarily attributable to the increase in QIS gross margin, partially offset by the decrease in QES gross margin.

QSI Segment.  QSI’s loss before taxes for fiscal 2007 was $240 million, compared to $133 million for fiscal 2006. QSI’s loss before taxes included a $118 million increase in our MediaFLO USA subsidiary’s loss before taxes comprised primarily of $70 million in cost of services revenues related to the commencement of our MediaFLO service in March 2007 and a $42 million increase in selling, general and administrative expenses, including $20 million related to cooperative marketing expenses. During fiscal 2006, QSI recorded $30 million in equity in losses of investees resulting primarily from the effect of investment losses recognized by Inquam and a venture fund investee in fiscal 2006, of which our share was $20 million and $11 million, respectively. Equity in losses of investees was negligible during fiscal 2007.

Liquidity and Capital Resources

Our principal sources of liquidity are our existing cash, cash equivalents and marketable securities, cash generated from operations and proceeds from the issuance of common stock under our stock option and employee stock purchase plans. Cash, cash equivalents and marketable securities were $11.3 billion at September 28, 2008, a decrease of $546 million from September 30, 2007. Our cash, cash equivalents and marketable securities at September 28, 2008 consisted of $6.8 billion held by foreign subsidiaries with the remaining balance of $4.5 billion held domestically. Due to tax considerations, we derive liquidity for operations primarily from domestic cash flow and investments held domestically. Total cash provided by operating activities was $3.6 billion during fiscal 2008, compared to $3.8 billion during fiscal 2007. Net proceeds from the issuance of common stock under our stock option and employee stock purchase plans was $1.2 billion during fiscal 2008, compared to $556 million during fiscal 2007.

On March 11, 2008, we announced that we had been authorized to repurchase up to $2.0 billion of our common stock. The $2.0 billion stock repurchase program replaced a $3.0 billion stock repurchase program, of which approximately $2 million remained authorized for repurchases. The stock repurchase program has no expiration date. During fiscal 2008, we repurchased and retired 42,616,000 shares of our common stock for $1.7 billion. At September 28, 2008, we had not repurchased any of our shares under the $2.0 billion stock repurchase program.

We declared and paid dividends totaling $982 million, $862 million and $698 million, or $0.60, $0.52 and $0.42 per common share, during fiscal 2008, 2007 and 2006, respectively. On October 22, 2008, we announced a cash dividend of $0.16 per share on our common stock, payable on January 7, 2009 to stockholders of record as of December 11, 2008. We intend to continue to pay quarterly dividends subject to capital availability and periodic determinations that cash dividends are in the best interest of our stockholders.

Since September 2007, there has been a major disruption in U.S. and foreign credit and financial markets affecting consumers and the banking, finance and housing industries. This disruption was evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities. At September 28, 2008 and October 31, 2008, gross unrealized gains on marketable securities were $102 million and approximately $75 million, respectively, and gross unrealized losses were $449 million and approximately $1.3 billion, respectively. Our analyses of the severity and duration of price declines, market research, industry reports, economic forecasts and the specific circumstances of issuers indicate that it is reasonable to expect marketable securities with unrealized losses to recover within a reasonable period of time. Further, we have the ability and the intent to hold such securities until they recover. As a result, we do not believe the decline in the fair value of our marketable securities portfolio will materially affect our liquidity.

At September 28, 2008, we classified our auction rate securities with recorded values of $186 million as noncurrent assets due to a disruption in credit markets that caused the auction mechanism to fail to set market-clearing rates and provide liquidity for sellers. However, a failed auction does not represent a default by the issuer of the underlying security. Our auction rate securities are predominantly rated AAA/Aaa, are collateralized by student loans substantially guaranteed by the U.S. government and continue to pay interest in accordance with their contractual terms. The cash values of our auction rate securities, which are held by a foreign subsidiary, may not be accessible until a successful auction occurs, a buyer is found outside of the auction process, the securities are called by the issuer or the underlying securities have been prepaid or have matured. Due to the combined strength of our significant cash, short-term investments and operating cash flows, we do not anticipate the current illiquidity of auction rate securities to affect our operating plans.

Accounts receivable increased greater than 100% during fiscal 2008 primarily due to a $2.5 billion trade receivable for which we received payment in October 2008 related to the new agreements with Nokia, an increase of $423 million in other trade accounts receivable and an increase of $400 million related to amounts receivable for redemptions of money market funds for which we received partial payment in October 2008. Days sales outstanding related to other trade accounts receivable were 30 days at September 28, 2008 compared to 27 days at September 30, 2007. The increase in other trade accounts receivable and the related days sales outstanding were primarily due to increased revenues for integrated circuits and the timing of cash receipts for related receivables.

We believe our current cash and cash equivalents, marketable securities and our expected cash flow generated from operations will provide us with flexibility and satisfy our working and other capital requirements over the next fiscal year and beyond based on our current business plans. Our total research and development expenditures were $2.28 billion in fiscal 2008 and $1.83 billion in fiscal 2007, and we expect to continue to invest heavily in research and development for new technologies, applications and services for the wireless industry. Our purchase obligations for fiscal 2009, some of which relate to research and development activities, totaled $868 million, at September 28, 2008. Cash used for strategic investments and acquisitions, net of cash acquired, was $298 million in fiscal 2008 and $249 million in fiscal 2007, and we expect to continue making strategic investments and acquisitions to open new markets for our technology, expand our technology, obtain development resources, grow our patent portfolio or pursue new business opportunities.

Contractual Obligations/Off-Balance Sheet Arrangements

We have no significant contractual obligations not fully recorded on our consolidated balance sheets or fully disclosed in the notes to our consolidated financial statements. We have no material off-balance sheet arrangements as defined in S-K 303(a)(4)(ii).

At September 28, 2008, our outstanding contractual obligations included (in millions):

Contractual Obligations
Payments Due By Fiscal Period

					Beyond	No Expiration
	Total	2009	2010-2011	2012-2013	2013	Date

Purchase obligations(1)	$1,187	$868	$179	$85	$55	$—
Operating leases	453	85	116	51	201	—
Equity funding commitments(2)	9	—	—	—	—	9

Total commitments	1,649	953	295	136	256	9

Capital leases(3)	322	10	20	20	272	—
Other long-term liabilities(4)(5)	46	—	38	1	6	1

Total recorded liabilities	368	10	58	21	278	1

Total	$2,017	$963	$353	$157	$534	$10

(1)	Total purchase obligations include $678 million in commitments to purchase integrated circuit product inventories.

(2)	These commitments do not have fixed funding dates and are subject to certain conditions. Commitments represent the maximum amounts to be financed or funded under these arrangements; actual financing or funding may be in lesser amounts or not at all.

(3)	Amounts represent future minimum lease payments including interest payments. Capital lease obligations are included in other liabilities in the consolidated balance sheet at September 28, 2008.

(4)	Certain long-term liabilities reflected on our balance sheet, such as unearned revenues and the obligation under securities lending, are not presented in this table because they do not require cash settlement in the future.

(5)	Our consolidated balance sheet at September 28, 2008 included a $227 million noncurrent liability for uncertain tax positions, of which $138 million may result in cash payment. The future payments related to uncertain tax positions have not been presented in the table above due to the uncertainty of the amounts and timing of cash settlement with the taxing authorities.

Additional information regarding our financial commitments at September 28, 2008 is provided in the notes to our consolidated financial statements. See “Notes to Consolidated Financial Statements, Note 8 — Commitments and Contingencies.”

Future Accounting Requirements

In September 2006, the FASB issued Statement No. 157 (FAS 157), “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value in the financial statements. FAS 157 does not require any new fair value measurements, but applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-2 (FSP 157-2) which delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until the beginning of the first quarter of fiscal 2010. In October 2008, the FASB issued FASB Staff Position 157-3 (FSP 157-3) which clarifies the application of FAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The accounting provisions of FAS 157 for financial assets and financial liabilities will be effective for our fiscal 2009 beginning September 29, 2008. The adoption of FAS 157 for financial assets and financial liabilities is not expected to have a material impact on our consolidated financial statements, and we are in the process of determining the effect such adoption will have on our financial statement disclosures. We are also in the process of assessing the effects, if any, the adoption of FAS 157 for nonfinancial assets and nonfinancial liabilities will have on our consolidated financial statements.

In February 2007, the FASB issued Statement No. 159 (FAS 159), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which provides companies the irrevocable option to measure many financial assets and liabilities at fair value with the changes in fair value recognized in earnings (the fair value option) resulting in an opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The accounting provisions of FAS 159 will be effective for our fiscal 2009 beginning September 29, 2008. We are still in the process of determining whether we will apply the fair value option to any of our financial assets. If we do elect the fair value option, the cumulative effect of initially adoption FAS 159 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately.

In December 2007, the FASB revised Statement No. 141 (FAS 141R), “Business Combinations,” which establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R will be effective for our fiscal 2010 beginning September 28, 2009. We are in the process of determining the effects, if any, the adoption of FAS 141R will have on our consolidated financial statements.

In March 2008, the FASB issued Statement No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance and cash flows. FAS 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. FAS 161 will be effective for our second quarter of fiscal 2009 beginning December 29, 2008. We are in the process of determining the effects the adoption of FAS 161 will have on our financial statement disclosures.

Quantitative and Qualitative Disclosures about Market Risk

Credit Risk.  Since September 2007, there has been a major disruption in U.S. and foreign credit and financial markets affecting consumers and the banking, finance and housing industries. This disruption is evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities. The result has been depressed security values and widening credit spreads in most types of investment- and non-investment-grade bonds and debt obligations and mortgage- and asset-backed securities. We have no direct investments in the lowest credit quality, or subprime, mortgages, nor do we have investments collateralized by assets that include subprime mortgages. We have indirect exposure to subprime mortgages to the extent of our investments in large, diversified financial companies, commercial banks, insurance companies and public/private investment funds that participate or invest in subprime mortgage loans, mortgage insurance or loan servicing, which could impact the fair values of our securities. At September 28, 2008, we held a significant portion of our corporate cash in diversified portfolios of fixed- and floating-rate, investment-grade marketable securities, mortgage- and asset-backed securities, non-investment-grade bank loans and bonds, preferred stocks, equities and other securities that have been affected by these credit market concerns and had temporary gross unrealized losses of $449 million. At October 31, 2008, gross unrealized losses of our marketable securities portfolio were approximately $1.3 billion. Although we consider these unrealized losses to be temporary, there is a risk that we may incur other-than-temporary impairment charges or realized losses on the values of these and other similarly affected securities if U.S. credit and equity markets do not stabilize and recover to previous levels in the coming quarters.

We engage in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. We may incur a loss in the event that a broker does not return our securities, the collateral value is insufficient or cannot be maintained at required values or the lending agent fails to restore or pay us the cash value of our loaned securities.

Interest Rate Risk.  We invest our cash in a number of diversified investment- and non-investment-grade fixed and floating rate securities, consisting of cash equivalents, marketable debt securities and debt mutual funds. Changes in the general level of United States interest rates can affect the principal values and yields of fixed interest-bearing securities. If interest rates in the general economy were to rise rapidly in a short period of time, our fixed interest-bearing securities could lose value. When the general economy weakens significantly, as it has recently, the credit profile, financial strength and growth prospects of certain issuers of interest-bearing securities held in our investment portfolios may deteriorate, and our interest-bearing securities may lose value either temporarily or other than temporarily. We may implement investment strategies of different types with varying duration and risk/return trade-offs that do not perform well.

The following table provides information about our interest-bearing securities that are sensitive to changes in interest rates. The table presents principal cash flows, weighted-average yield at cost and contractual maturity dates. Additionally, we have assumed that these securities are similar enough within the specified categories to aggregate these securities for presentation purposes.

Interest Rate Sensitivity
Principal Amount by Expected Maturity
Average Interest Rates
(Dollars in millions)

							No Single
	2009	2010	2011	2012	2013	Thereafter	Maturity	Total

Fixed interest-bearing securities:
Cash and cash equivalents	$758	$—	$—	$—	$—	$—	$—	$758
Interest rate	3.1%
Available-for-sale securities:
Investment grade	$1,562	$314	$279	$95	$39	$130	$198	$2,617
Interest rate	3.4%	3.9%	3.9%	4.0%	5.2%	8.7%	5.0%
Non-investment grade	$42	$13	$41	$67	$84	$521	$—	$768
Interest rate	8.1%	7.5%	9.7%	7.8%	8.0%	9.3%
Floating interest-bearing securities:
Cash and cash equivalents	$903	$—	$—	$—	$—	$—	$—	$903
Interest rate	2.0%
Available-for-sale securities:
Investment grade	$588	$711	$114	$68	$—	$87	$574	$2,142
Interest rate	2.9%	3.0%	3.1%	3.1%		5.2%	4.5%
Non-investment grade	$13	$26	$57	$99	$136	$270	$684	$1,285
Interest rate	4.5%	6.8%	7.4%	7.1%	7.2%	7.5%	7.1%

Cash and cash equivalents and available-for-sale securities are recorded at fair value.

Equity Price Risk.  The recent major disruption in U.S. and foreign credit and financial markets caused increased volatility in the fair values of our equity securities and equity mutual and exchange-traded fund shares. We have a diversified marketable securities portfolio that includes equities held by mutual and exchange-traded fund shares that are subject to equity price risk. The recorded values of marketable equity securities decreased to $1.34 billion at September 28, 2008 from $1.52 billion at September 30, 2007. The recorded values of equity mutual fund and exchange-traded fund shares decreased to $1.28 billion at September 28, 2008 from $1.87 billion at September 30, 2007. The combined recorded values of marketable equity securities and equity mutual and exchange-traded fund shares decreased by approximately $725 million due to price declines and by approximately $48 million as a result of actions taken to reduce our exposure to equity investments. We have made investments in marketable equity securities of companies of varying size, style, industry and geography, and changes in investment allocations may affect the price volatility of our investments. A 10% decrease in the market price of our marketable equity securities and equity mutual fund and exchange-traded fund shares at September 28, 2008 would cause a corresponding 10% decrease in the carrying amounts of these securities, or $262 million. At October 31, 2008, gross unrealized losses of our marketable equity securities and equity mutual fund and exchange-traded fund shares were approximately $786 million.

Foreign Exchange Risk.  We manage our exposure to foreign exchange market risks, when deemed appropriate, through the use of derivative financial instruments, consisting primarily of foreign currency forward and option contracts with financial counterparties. Such derivative financial instruments are viewed as hedging or risk management tools and are not used for speculative or trading purposes. At September 28, 2008, we had no foreign currency forward contracts outstanding. At September 28, 2008, we had a net asset of $37 million related to our foreign currency option contracts that hedge the foreign currency risk on royalties earned from certain international licensees on their sales of CDMA and WCDMA products. In the event of the financial insolvency or distress of a counterparty to our derivative financial instruments, we may be unable to settle transactions, which could materially impact our results. If our forecasted royalty revenues were to decline by 20% and foreign exchange rates were to change unfavorably by 20% in each of our hedged foreign currencies, we would incur a loss of approximately $8 million resulting from a decrease in fair value of the portion of our hedges that would be rendered ineffective. See “Notes to Consolidated Financial Statements, Note 1 — The Company and Its Significant Accounting Policies” for a description of our foreign currency accounting policies.

Financial instruments held by consolidated subsidiaries that are not denominated in the functional currency of those entities are subject to the effects of currency fluctuations and may affect reported earnings. As a global concern, we face exposure to adverse movements in foreign currency exchange rates. We may hedge currency exposures associated with certain assets and liabilities denominated in nonfunctional currencies and certain anticipated nonfunctional currency transactions. As a result, we could experience unanticipated gains or losses on anticipated foreign currency cash flows, as well as economic loss with respect to the recoverability of investments. While we may hedge certain transactions with non-United States customers, declines in currency values in certain regions may, if not reversed, adversely affect future product sales because our products may become more expensive to purchase in the countries of the affected currencies.

Our analysis methods used to assess and mitigate the risks discussed above should not be considered projections of future risks.

Controls and Procedures

Conclusion Regarding the Effectiveness of Disclosure Controls and Procedures

Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of our disclosure controls and procedures, as such terms are defined under Rule 13a-15(e) promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act). Based on this evaluation, our principal executive officer and our principal financial officer concluded that our disclosure controls and procedures were effective as of the end of the period covered by our Annual Report.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control — Integrated Framework, our management concluded that our internal control over financial reporting was effective as of September 28, 2008.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the consolidated financial statements included in our Annual Report on Form 10-K, has also audited the effectiveness of our internal control over financial reporting as of September 28, 2008, as stated in its report which appears elsewhere herein.

Inherent Limitations Over Internal Controls

Our internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. Our internal control over financial reporting includes those policies and procedures that:

i.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets;

ii.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and

iii.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of our assets that could have a material effect on the consolidated financial statements.

Internal control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives because of its inherent limitations, including the possibility of human error and circumvention by collusion or overriding of controls. Accordingly, even an effective internal control system may not prevent or detect material misstatements on a timely basis. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

Changes in Internal Control Over Financial Reporting

There have been no changes in our internal control over financial reporting during fiscal 2008 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of QUALCOMM Incorporated:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and stockholders’ equity present fairly, in all material respects, the financial position of QUALCOMM Incorporated and its subsidiaries at September 28, 2008 and September 30, 2007 and the results of their operations and their cash flows for each of the three years in the period ended September 28, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 28, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 1 to the consolidated financial statements, effective October 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.”

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP
San Diego, California
November 6, 2008

QUALCOMM INCORPORATED

CONSOLIDATED BALANCE SHEETS
(In millions, except per share data)

	September 28,	September 30,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$1,840	$2,411
Marketable securities	4,571	4,170
Accounts receivable, net	4,038	715
Inventories	521	469
Deferred tax assets	289	435
Collateral held under securities lending	173	421
Other current assets	291	200

Total current assets	11,723	8,821
Marketable securities	4,858	5,234
Deferred tax assets	830	318
Property, plant and equipment, net	2,162	1,788
Goodwill	1,517	1,325
Other intangible assets, net	3,104	664
Other assets	369	345

Total assets	$24,563	$18,495

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$570	$635
Payroll and other benefits related liabilities	406	311
Income taxes payable	20	119
Unearned revenues	394	218
Obligation under securities lending	173	421
Other current liabilities	728	554

Total current liabilities	2,291	2,258
Unearned revenues	3,768	142
Income taxes payable	227	—
Other liabilities	333	260

Total liabilities	6,619	2,660

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.0001 par value; issuable in series; 8 shares authorized; none outstanding at September 28, 2008 and September 30, 2007	—	—
Common stock, $0.0001 par value; 6,000 shares authorized; 1,656 and 1,646 shares issued and outstanding at September 28, 2008 and September 30, 2007, respectively	—	—
Paid-in capital	7,511	7,057
Retained earnings	10,717	8,541
Accumulated other comprehensive (loss) income	(284)	237

Total stockholders’ equity	17,944	15,835

Total liabilities and stockholders’ equity	$24,563	$18,495

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Year Ended
	September 28,	September 30,	September 24,
	2008	2007	2006

Revenues:
Equipment and services	$7,160	$5,765	$4,776
Licensing and royalty fees	3,982	3,106	2,750

Total revenues	11,142	8,871	7,526

Operating expenses:
Cost of equipment and services revenues	3,414	2,681	2,182
Research and development	2,281	1,829	1,538
Selling, general and administrative	1,717	1,478	1,116

Total operating expenses	7,412	5,988	4,836

Operating income	3,730	2,883	2,690
Investment income, net (Note 4)	96	743	466

Income before income taxes	3,826	3,626	3,156
Income tax expense	(666)	(323)	(686)

Net income	$3,160	$3,303	$2,470

Basic earnings per common share	$1.94	$1.99	$1.49

Diluted earnings per common share	$1.90	$1.95	$1.44

Shares used in per share calculations:
Basic	1,632	1,660	1,659

Diluted	1,660	1,693	1,711

Dividends per share announced	$0.60	$0.52	$0.42

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Year Ended
	September 28,	September 30,	September 24,
	2008	2007	2006

Operating Activities:
Net income	$3,160	$3,303	$2,470
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	456	383	272
Revenues related to non-monetary exchanges	(172)	—	(1)
Non-cash portion of income tax expense	306	91	514
Non-cash portion of share-based compensation expense	541	488	495
Incremental tax benefits from stock options exercised	(408)	(240)	(403)
Net realized gains on marketable securities and other investments	(155)	(222)	(136)
Other-than-temporary losses on marketable securities and other investments	535	27	24
Other items, net	3	(43)	31
Changes in assets and liabilities, net of effects of acquisitions (Note 10):
Accounts receivable, net	(653)	(16)	(133)
Inventories	(47)	(234)	(71)
Other assets	(17)	(96)	15
Trade accounts payable	(63)	209	51
Payroll, benefits and other liabilities	161	139	96
Unearned revenues	(89)	22	29

Net cash provided by operating activities	3,558	3,811	3,253

Investing Activities:
Capital expenditures	(1,397)	(818)	(685)
Purchases of available-for-sale securities	(7,680)	(8,492)	(12,517)
Proceeds from sale of available-for-sale securities	6,689	7,998	10,853
Increase in receivables for settlement of investments	(406)	—	—
Maturities of held-to-maturity securities	—	—	130
Other investments and acquisitions, net of cash acquired	(298)	(249)	(407)
Change in collateral held under securities lending	248	(421)	—
Other items, net	25	84	3

Net cash used by investing activities	(2,819)	(1,898)	(2,623)

Financing Activities:
Proceeds from issuance of common stock	1,184	556	692
Incremental tax benefits from stock options exercised	408	240	403
Repurchase and retirement of common stock	(1,670)	(1,482)	(1,500)
Dividends paid	(982)	(862)	(698)
Change in obligation under securities lending	(248)	421	—
Other items, net	1	16	11

Net cash used by financing activities	(1,307)	(1,111)	(1,092)

Effect of exchange rate changes on cash	(3)	2	(1)

Net (decrease) increase in cash and cash equivalents	(571)	804	(463)
Cash and cash equivalents at beginning of year	2,411	1,607	2,070

Cash and cash equivalents at end of year	$1,840	$2,411	$1,607

See accompanying notes.

QUALCOMM INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In millions)

				Accumulated
	Common			Other	Total
	Stock	Paid-In	Retained	Comprehensive	Stockholders’
	Shares	Capital	Earnings	Income (Loss)	Equity

Balance at September 25, 2005	1,640	$6,753	$4,328	$38	$11,119

Components of comprehensive income:
Net income	—	—	2,470	—	2,470
Unrealized net gains on securities and derivative instruments, net of income taxes of $65	—	—	—	104	104
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $56	—	—	—	(89)	(89)
Other comprehensive income, net of income taxes of $8				11	11

Total comprehensive income					2,496

Exercise of stock options	36	608	—	—	608
Tax benefit from exercise of stock options	—	394	—	—	394
Issuance for Employee Stock Purchase and Executive Retirement Plans	2	71	—	—	71
Share-based compensation	—	496	—	—	496
Repurchase and retirement of common stock	(34)	(1,473)	—	—	(1,473)
Dividends	—	—	(698)	—	(698)
Value of common stock issued for acquisition	8	353	—	—	353
Value of options exchanged for acquisitions	—	40	—	—	40

Balance at September 24, 2006	1,652	7,242	6,100	64	13,406

Components of comprehensive income:
Net income	—	—	3,303	—	3,303
Unrealized net gains on securities and derivative instruments, net of income taxes of $198	—	—	—	274	274
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $87	—	—	—	(131)	(131)
Other comprehensive income, net of income taxes of $6	—	—	—	30	30

Total comprehensive income					3,476

Exercise of stock options	28	477	—	—	477
Tax benefit from exercise of stock options	—	229	—	—	229
Issuance for Employee Stock Purchase and Executive Retirement Plans	3	88	—	—	88
Share-based compensation	—	485	—	—	485
Repurchase and retirement of common stock	(37)	(1,459)	—	—	(1,459)
Dividends	—	—	(862)	—	(862)
Other	—	(5)	—	—	(5)

Balance at September 30, 2007	1,646	7,057	8,541	237	15,835

Components of comprehensive income:
Net income	—	—	3,160	—	3,160
Unrealized net losses on securities and derivative instruments, net of income tax benefits of $373	—	—	—	(738)	(738)
Reclassification adjustment for net realized gains on securities and derivative instruments included in net income, net of income taxes of $48	—	—	—	(72)	(72)
Reclassification adjustment for other-than-temporary losses on marketable securities included in net income, net of income tax benefits of $201	—	—	—	301	301
Foreign currency translation	—	—	—	(12)	(12)

Total comprehensive income					2,639

Exercise of stock options	49	1,070	—	—	1,070
Tax benefit from exercise of stock options	—	385	—	—	385
Issuance for Employee Stock Purchase and Executive Retirement Plans	4	117	—	—	117
Share-based compensation	—	544	—	—	544
Repurchase and retirement of common stock	(43)	(1,666)	—	—	(1,666)
Dividends	—	—	(982)	—	(982)
Value of options exchanged for acquisition	—	4	—	—	4
Cumulative effect of adoption of FIN 48 (Note 1)	—	—	(2)	—	(2)

Balance at September 28, 2008	1,656	$7,511	$10,717	$(284)	$17,944

See accompanying notes.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	The Company and Its Significant Accounting Policies

The Company.  QUALCOMM Incorporated (the Company or QUALCOMM), a Delaware corporation, develops, designs, manufactures and markets digital wireless telecommunications products and services. The Company is a leading developer and supplier of Code Division Multiple Access (CDMA)-based integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products to wireless device and infrastructure manufacturers. The Company also manufactures and sells products based upon Orthogonal Frequency Division Multiplexing Access (OFDMA) technology, e.g. FLASH-OFDM. The Company grants licenses to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, and receives license fees as well as ongoing royalties based on sales by licensees of wireless telecommunications equipment products incorporating its patented technologies. Currently, the vast majority of the Company’s license fees and royalty revenues is comprised of fees and royalties from companies selling wireless products incorporating the Company’s CDMA technologies, but the Company has also licensed its patented OFDMA technology. The Company provides satellite- and terrestrial-based two-way data messaging and position reporting services for transportation companies, private fleets, construction equipment fleets and other enterprise companies. The Company provides the BREW (Binary Runtime Environment for Wireless) product and services to wireless network operators, device manufacturers and application developers and support for developing and delivering over-the-air wireless applications and services. The Company also makes strategic investments to promote the worldwide adoption of CDMA products and services for wireless voice and internet data communications.

Principles of Consolidation.  The Company’s consolidated financial statements include the assets, liabilities and operating results of majority-owned subsidiaries. The ownership of the other interest holders of consolidated subsidiaries is reflected as minority interest and is not significant. All significant intercompany accounts and transactions have been eliminated. Certain of the Company’s foreign subsidiaries and equity method investees are included in the consolidated financial statements one month in arrears to facilitate the timely inclusion of such entities in the Company’s consolidated financial statements. The Company does not have any investments in entities it believes are variable interest entities for which the Company is the primary beneficiary.

Financial Statement Preparation.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in the Company’s consolidated financial statements and the accompanying notes. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation.

Fiscal Year.  The Company operates and reports using a 52-53 week fiscal year ending on the last Sunday in September. The fiscal years ended September 28, 2008 and September 24, 2006 each included 52 weeks. The fiscal year ended September 30, 2007 included 53 weeks.

Revenue Recognition.  The Company derives revenues principally from sales of integrated circuit products, royalties and license fees for its intellectual property, messaging and other services and related hardware sales, software development and licensing and related services, software hosting services and services related to delivery of multimedia content. The timing of revenue recognition and the amount of revenue actually recognized in each case depends upon a variety of factors, including the specific terms of each arrangement and the nature of the Company’s deliverables and obligations.

The Company allocates revenue for transactions that include multiple elements to each unit of accounting based on its relative fair value and recognizes revenue for each unit of accounting when revenue recognition criteria have been met. The price charged when the element is sold separately generally determines fair value. When the Company has objective evidence of the fair values of undelivered elements but not delivered elements, the Company allocates revenue first to the fair value of the undelivered elements, and the residual revenue is then allocated to the delivered elements. If the fair value of any undelivered element included in a multiple element

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

arrangement cannot be objectively determined, revenue is deferred until all elements are delivered or services have been performed, or until fair value can objectively be determined for any remaining undelivered elements.

Revenues from sales of the Company’s products are recognized at the time of shipment, or when title and risk of loss pass to the customer and other criteria for revenue recognition are met, if later. Revenues from providing services, including software hosting services and the delivery of multimedia content, are recognized when earned.

The Company licenses rights to use portions of its intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using the Company’s licensed intellectual property. License fees are recognized over the estimated period of benefit to the licensee, typically five to fifteen years. The Company earns royalties on such licensed products sold worldwide by its licensees at the time that the licensees’ sales occur. The Company’s licensees, however, do not report and pay royalties owed for sales in any given quarter until after the conclusion of that quarter. The Company recognizes royalty revenues based on royalties reported by licensees during the quarter and when other revenue recognition criteria are met.

Revenues from long-term contracts are recognized using the percentage-of-completion method of accounting, based on costs incurred compared with total estimated costs. The percentage-of-completion method relies on estimates of total contract revenue and costs. Revenues and profits are subject to revisions as the contract progresses to completion. Revisions in profit estimates are charged or credited to income in the period in which the facts that give rise to the revision become known. If actual contract costs are greater than expected, reduction of contract profit would be required. Estimated contract losses are recognized when determined

The Company provides both perpetual and renewable time-based software licenses. Revenues from software license fees are recognized when revenue recognition criteria are met and, if applicable, when vendor-specific objective evidence exists to allocate the total license fee to elements of multiple-element software arrangements, including post-contract customer support. Post-contract support is recognized ratably over the term of the related contract. When contracts contain multiple elements wherein the only undelivered element is post-contract customer support and vendor-specific objective evidence of the fair value of post-contract customer support does not exist, revenue from the entire arrangement is recognized ratably over the support period. The amount or timing of the Company’s software license revenue may differ as a result of changes in these judgments or estimates.

The Company records reductions to revenue for customer incentive programs, including special pricing agreements and other volume-related rebate programs. Such reductions to revenue are based on a number of factors, including the contractual provisions of the customer agreements and the Company’s assumptions related to historical and projected customer sales volumes, market share and inventory levels.

Unearned revenues consist primarily of fees related to software products, license fees for intellectual property, hardware product sales with continuing performance obligations and billings on uncompleted contracts in excess of incurred cost and accrued profit.

Concentrations.  A significant portion of the Company’s revenues is concentrated with a limited number of customers as the worldwide market for wireless telecommunications products is dominated by a small number of large corporations. Revenues from two customers of the Company’s QCT, QTL and QWI segments each comprised an aggregate of 16% and 14% of total consolidated revenues in fiscal 2008, compared to 13% and 14% of total consolidated revenues in fiscal 2007 and 13% of total consolidated revenues in fiscal 2006, respectively. Aggregated accounts receivable from these two customers and from Nokia Corporation/Nokia Inc. (Nokia) (Notes 3 and 8) comprised 73% and 40% of gross accounts receivable at September 28, 2008 and September 30, 2007, respectively.

Revenues from international customers were approximately 91% of total consolidated revenues in fiscal 2008 and 87% of total consolidated revenues in fiscal 2007 and 2006.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Cost of Equipment and Services Revenues.  Cost of equipment and services revenues is primarily comprised of the cost of equipment revenues, the cost of messaging and multimedia content delivery services revenues and the cost of development and other services revenues. Cost of equipment revenues consists of the cost of equipment sold, the amortization of certain intangible assets, including license fees and patents, and sustaining engineering costs, including personnel and related costs. Cost of messaging and multimedia content delivery services revenues consists principally of satellite transponder costs, network operations expenses, including personnel and related costs, depreciation, content costs and airtime charges by telecommunications operators. Cost of development and other services revenues primarily includes personnel costs and related expenses.

Shipping and Handling Costs.  Costs incurred for shipping and handling are included in cost of equipment and services revenues at the time the related revenue is recognized. Amounts billed to a customer for shipping and handling are reported as revenue.

Research and Development.  Costs incurred in research and development activities are expensed as incurred, except certain software development costs capitalized after technological feasibility of the software is established.

Marketing.  Certain cooperative marketing programs reimburse customers for marketing activities for certain of the Company’s products and services, subject to defined criteria. Cooperative marketing obligations are accrued and the costs are recorded in the period in which the costs are incurred by the customer and the Company is obligated to reimburse the customer. Cooperative marketing costs are recorded as selling, general and administrative expenses to the extent that a marketing benefit separate from the revenue transaction can be identified and the cash paid does not exceed the fair value of that marketing benefit received. Any excess of cash paid over the fair value of the marketing benefit received is recorded as a reduction in revenue.

Income Taxes.  The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Tax law and rate changes are reflected in income in the period such changes are enacted. The Company records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

On October 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes,” which prescribes a comprehensive model for the financial statement recognition, measurement, classification and disclosure of uncertain tax positions. As a result of the adoption, the Company increased its liabilities related to uncertain tax positions by $2 million and accounted for the cumulative effect of this change as a decrease to retained earnings. The Company historically classified such liabilities as reductions to deferred tax assets or as current income taxes payable. Upon adoption, the Company reclassified $174 million in unrecognized tax benefits for which the Company does not anticipate payment or receipt of cash within one year to noncurrent income taxes payable. The total amount of gross unrecognized tax benefits as of the date of adoption of FIN 48 was $224 million, of which $159 million would affect the effective tax rate if recognized.

The Company’s policy of including interest and penalties related to income taxes, including unrecognized tax benefits, within the provision for income taxes did not change as a result of implementing FIN 48. As of the date of adoption, the amounts recognized in income tax expense and income taxes payable for interest and penalties relating to unrecognized tax benefits were negligible.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations. As a result of the implementation of FIN 48, we recognize liabilities for uncertain tax positions based on the two-step process prescribed in the interpretation. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known.

The Company recognizes windfall tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from windfall tax benefits. A windfall tax benefit occurs when the actual tax benefit realized by the Company upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award that the Company had recorded. When assessing whether a tax benefit relating to share-based compensation has been realized, the Company follows the tax law ordering method, under which current year share-based compensation deductions are assumed to be utilized before net operating loss carryforwards and other tax attributes.

Cash Equivalents.  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash equivalents are comprised of money market funds, certificates of deposit, commercial paper and government agencies’ securities. The carrying amounts approximate fair value due to the short maturities of these instruments.

Marketable Securities.  The appropriate classification of marketable securities is determined at the time of purchase, and such designation is reevaluated as of each balance sheet date. Available-for-sale securities are stated at fair value as determined by the most recently traded price of each security at the balance sheet date. For securities that may not have been actively traded in a given period, fair value is determined using matrix pricing and other valuation techniques. The net unrealized gains or losses on available-for-sale securities are reported as a component of other comprehensive income (loss), net of tax. The specific identification method is used to compute the realized gains and losses on debt and equity securities.

The Company regularly monitors and evaluates the realizable value of its marketable securities. When assessing marketable securities for other-than-temporary declines in value, the Company considers factors including: how significant the decline in value is as a percentage of the original cost, how long the market value of the investment has been less than its original cost, the underlying factors contributing to a decline in the prices of securities in a single asset class, the performance of the investee’s stock price in relation to the stock price of its competitors within the industry, expected market volatility and the market in general, analyst recommendations, the views of external investment managers, any news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates. If events and circumstances indicate that a decline in the value of these assets has occurred and is other than temporary, the Company records a charge to investment income (expense).

Allowances for Doubtful Accounts.  The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of the Company’s customers to make required payments. The Company considers the following factors when determining if collection of a fee is reasonably assured: customer credit-worthiness, past transaction history with the customer, current economic industry trends and changes in customer payment terms. If the Company has no previous experience with the customer, the Company typically obtains reports from various credit organizations to ensure that the customer has a history of paying its creditors. The Company may also request financial information, including financial statements or other documents (e.g. bank statements) to ensure that the customer has the means of making payment. If these factors do not indicate collection is reasonably assured, revenue is deferred until collection becomes reasonably assured, which is generally upon receipt of cash. If the financial condition of the Company’s customers were to deteriorate, adversely affecting their ability to make payments, additional allowances would be required.

Inventories.  Inventories are valued at the lower of cost or market (replacement cost, not to exceed net realizable value) using the first-in, first-out method. Recoverability of inventory is assessed based on review of

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

committed purchase orders from customers, as well as purchase commitment projections provided by customers, among other things.

Property, Plant and Equipment.  Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line method over their estimated useful lives. Buildings and building improvements are depreciated over 30 years and 15 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the remaining term of the related lease. Other property, plant and equipment have useful lives ranging from 2 to 15 years. Direct external and internal costs of developing software for internal use are capitalized subsequent to the preliminary stage of development. Leased property meeting certain capital lease criteria is capitalized, and the net present value of the related lease payments is recorded as a liability. Amortization of capital leased assets is recorded using the straight-line method over the shorter of the estimated useful lives or the lease terms. Maintenance, repairs, and minor renewals and betterments are charged to expense as incurred.

Upon the retirement or disposition of property, plant and equipment, the related cost and accumulated depreciation or amortization are removed, and a gain or loss is recorded.

Derivatives.  The Company may enter into foreign currency forward and option contracts to hedge certain foreign currency transactions and probable anticipated foreign currency transactions. Gains and losses arising from changes in the fair values of foreign currency forward and option contracts that are not designated as hedging instruments are recorded in investment income (expense) as gains (losses) on derivative instruments. Gains and losses arising from the effective portion of foreign currency forward and option contracts that are designated as cash-flow hedging instruments are recorded in accumulated other comprehensive income as gains (losses) on derivative instruments, net of tax. The amounts are subsequently reclassified into revenues in the same period in which the underlying transactions affect the Company’s earnings. The Company had no outstanding forward contracts at September 28, 2008 and September 30, 2007. The value of the Company’s foreign currency option contracts recorded in other current assets was $56 million and $1 million at September 28, 2008 and September 30, 2007, respectively, and the value recorded in other current liabilities was $19 million and $2 million at September 28, 2008 and September 30, 2007, respectively, all of which were designated as cash-flow hedging instruments.

In connection with its stock repurchase program, the Company may sell put options that require the Company to repurchase shares of its common stock at fixed prices. The premiums received from put options are recorded as other current liabilities. Changes in the fair value of put options are recorded in investment income (expense) as gains (losses) on derivative instruments. At September 28, 2008, no put options were outstanding. At September 30, 2007, the value of the put options recorded in other current liabilities was $10 million.

Goodwill and Other Intangible Assets.  Goodwill represents the excess of purchase price and related costs over the value assigned to the net tangible and identifiable intangible assets of businesses acquired. Goodwill is tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of goodwill may be impaired. The Company completed its annual testing for fiscal 2008, 2007 and 2006 and determined that its recorded goodwill was not impaired.

Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. Acquired intangible assets are carried at cost, less accumulated amortization. For intangible assets purchased in a business combination or received in a non-monetary exchange, the estimated fair values of the assets received (or, for non-monetary exchanges, the estimated fair values of the assets transferred if more clearly evident) are used to establish the cost bases, except when neither of the values of the assets received or the assets transferred in non-monetary exchanges are determinable within reasonable limits. Valuation techniques consistent with the market approach, income approach and/or cost approach are used to measure fair value. Amortization of finite-lived intangible assets is computed over the useful lives of the respective assets.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Weighted-average amortization periods for finite-lived intangible assets, by class, were as follows:

	September 28,	September 30,
	2008	2007

Wireless licenses	15 years	15 years
Marketing-related	16 years	17 years
Technology-based	14 years	11 years
Customer-related	5 years	6 years
Other	22 years	28 years
Total intangible assets	14 years	12 years

Impairment of Long-Lived and Intangible Assets.  The Company assesses potential impairments to its long-lived assets or asset groups when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recovered. An impairment loss is recognized when the carrying amount of the long-lived asset or asset group is not recoverable and exceeds its fair value. The carrying amount of a long-lived asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Any required impairment loss is measured as the amount by which the carrying amount of a long-lived asset or asset group exceeds its fair value and is recorded as a reduction in the carrying value of the related asset or asset group and a charge to operating results. Intangible assets with indefinite lives are tested annually for impairment and in interim periods if certain events occur indicating that the carrying value of the intangible assets may be impaired.

Securities Lending.  The Company engages in transactions in which certain fixed-income and equity securities are loaned to selected broker-dealers. The loaned securities of $169 million and $411 million at September 28, 2008 and September 30, 2007, respectively, continue to be carried as marketable securities on the balance sheet. Cash collateral, equal to at least 101% of the fair value of the securities loaned plus accrued interest, is held and invested by one or more securities lending agents on behalf of the Company. The Company monitors the fair value of securities loaned and the collateral received and obtains additional collateral as necessary. Collateral of $173 million and $421 million at September 28, 2008 and September 30, 2007, respectively, was recorded as a current asset with a corresponding current liability.

Litigation.  The Company is currently involved in certain legal proceedings. The Company estimates the range of liability related to pending litigation where the amount and range of loss can be reasonably estimated. The Company records its best estimate of a loss when the loss is considered probable. Where a liability is probable and there is a range of estimated loss with no best estimate in the range, the Company records the minimum estimated liability related to the claim. As additional information becomes available, the Company assesses the potential liability related to the Company’s pending litigation and revises its estimates. The Company’s policy is to expense legal costs associated with defending itself as incurred.

Share-Based Payments.  Share-based compensation cost, principally related to stock options, is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee’s requisite service period. The Company’s employee stock options have various restrictions that reduce option value, including vesting provisions and restrictions on transfer and hedging, among others, and are often exercised prior to their contractual maturity.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The weighted-average estimated fair values of employee stock options granted during fiscal 2008, 2007 and 2006 were $15.97, $14.54 and $15.73 per share, respectively, using the binomial model with the following weighted-average assumptions (annualized percentages):

	2008	2007	2006

Volatility	41.1%	33.4%	30.7%
Risk-free interest rate	3.8%	4.6%	4.6%
Dividend yield	1.3%	1.3%	1.0%
Post-vesting forfeiture rate	8.0%	6.5%	6.0%
Suboptimal exercise factor	1.9	1.8	1.7

The Company uses the implied volatility of market-traded options in the Company’s stock for the expected volatility assumption. The term structure of volatility is used up to approximately two years, and the Company used the implied volatility of the option with the longest time to maturity for periods beyond two years. The selection of implied volatility data to estimate expected volatility was based upon the availability of actively traded options on the Company’s stock and the Company’s assessment that implied volatility is more representative of future stock price trends than historical volatility.

The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company’s employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield as an input to the binomial model. The dividend yield assumption is based on the Company’s history and expectation of future dividend payouts and may be subject to substantial change in the future. The post-vesting forfeiture rate and suboptimal exercise factor are based on the Company’s historical option cancellation and employee exercise information, respectively. The suboptimal exercise factor is the ratio by which the stock price must increase over the exercise price before employees are expected to exercise their stock options.

The expected life of employee stock options represents the weighted-average period the stock options are expected to remain outstanding and is a derived output of the binomial model. The expected life of employee stock options is impacted by all of the underlying assumptions used in the Company’s model. The binomial model assumes that employees’ exercise behavior is a function of the options’ remaining contractual life and the extent to which the option is in-the-money (i.e. the average stock price during the period is above the strike price of the stock option). The binomial model estimates the probability of exercise as a function of these two variables based on the history of exercises and cancellations of past grants made by the Company. The expected life of employee stock options granted, derived from the binomial model, was 5.9 years, 6.2 years and 5.8 years during fiscal 2008, 2007 and 2006, respectively.

The pre-vesting forfeiture rate represents the rate at which stock options are expected to be forfeited by employees prior to their vesting. Pre-vesting forfeitures were estimated to be approximately 0% in fiscal 2008, 2007 and 2006, based on historical experience. The effect of pre-vesting forfeitures on the Company’s recorded expense has historically been negligible due to the predominantly monthly vesting of option grants. If pre-vesting forfeitures occur in the future, the Company will record the effect of such forfeitures as the forfeitures occur. The Company will continue to evaluate the appropriateness of this assumption.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Total estimated share-based compensation expense, related to all of the Company’s share-based awards, was comprised as follows (in millions):

	2008	2007	2006

Cost of equipment and services revenues	$39	$39	$41
Research and development	250	221	216
Selling, general and administrative	254	233	238

Share-based compensation expense before taxes	543	493	495
Related income tax benefits	(176)	(169)	(175)

Share-based compensation expense, net of taxes	$367	$324	$320

The Company recorded $135 million, $98 million and $86 million in share-based compensation expense during fiscal 2008, 2007 and 2006, respectively, related to share-based awards granted during those periods. The remaining share-based compensation expense primarily related to stock option awards granted in earlier periods. In addition, for fiscal 2008, 2007 and 2006, $408 million, $240 million and $403 million, respectively, was presented as financing activities in the consolidated statements of cash flows to reflect the incremental tax benefits from stock options exercised in those periods.

Foreign Currency.  Foreign subsidiaries operating in a local currency environment use the local currency as the functional currency. Resulting translation gains or losses are recognized as a component of other comprehensive income. Where the United States dollar is the functional currency, resulting translation gains or losses are recognized in the statements of operations. Net foreign currency transaction gains included in the Company’s statement of operations were $2 million in fiscal 2008 and $1 million in both fiscal 2007 and 2006.

Comprehensive Income.  Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments and unrealized gains and losses on marketable securities. The Company presents comprehensive income in its consolidated statements of stockholders’ equity. The reclassification adjustment for net realized gains results from the recognition of the net realized gains in the statements of operations when marketable securities are sold or derivative instruments are settled. The reclassification adjustment for other-than-temporary losses on marketable securities included in net income results from the recognition of the unrealized losses in the statements of operations when they are no longer viewed as temporary.

Components of accumulated other comprehensive (loss) income consisted of the following (in millions):

	September 28,	September 30,
	2008	2007

Net unrealized (losses) gains on marketable securities, net of income taxes	$(291)	$241
Net unrealized gains (losses) on derivative instruments, net of income taxes	22	(1)
Foreign currency translation	(15)	(3)

	$(284)	$237

Earnings Per Common Share.  Basic earnings per common share is computed by dividing net income by the weighted-average number of common shares outstanding during the reporting period. Diluted earnings per common share is computed by dividing net income by the combination of dilutive common share equivalents, comprised of shares issuable under the Company’s share-based compensation plans and shares subject to written put options, and the weighted-average number of common shares outstanding during the reporting period. Dilutive common share equivalents include the dilutive effect of in-the-money share equivalents, which is calculated based on the average share price for each period using the treasury stock method. Under the treasury stock method, the exercise price of an option, the amount of compensation cost, if any, for future service that the Company has not yet recognized, and

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the amount of estimated tax benefits that would be recorded in paid-in capital, if any, when the option is exercised are assumed to be used to repurchase shares in the current period. The incremental dilutive common share equivalents, calculated using the treasury stock method, for fiscal 2008, 2007 and 2006 were 27,618,000, 32,333,000 and 51,835,000, respectively.

Employee stock options to purchase 102,397,000, 96,278,000 and 54,541,000 shares of common stock during fiscal 2008, 2007 and 2006, respectively, were outstanding but not included in the computation of diluted earnings per common share because the effect on diluted earnings per share would be anti-dilutive. The computation of diluted earnings per share excluded 781,000, 404,000 and 325,000 shares of common stock issuable under our employee stock purchase plans during fiscal 2008, 2007 and 2006, respectively, because the effect on diluted earnings per share would be anti-dilutive. Put options outstanding during 2008 and 2007 to purchase 1,607,000 and 1,456,000 shares of common stock, respectively, were not included in the earnings per common share computation because the put options’ exercise prices were less than the average market price of the common stock while they were outstanding, and therefore, the effect on diluted earnings per common share would be anti-dilutive.

Future Accounting Requirements.  In September 2006, the FASB issued Statement No. 157 (FAS 157), “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about assets and liabilities measured at fair value in the financial statements. FAS 157 does not require any new fair value measurements, but applies to other accounting pronouncements that require or permit fair value measurements. In February 2008, the FASB issued FASB Staff Position 157-2 (FSP 157-2) which delays the effective date of FAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis, until the beginning of the first quarter of fiscal 2010. In October 2008, the FASB issued FASB Staff Position 157-3 (FSP 157-3) which clarifies the application of FAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The accounting provisions of FAS 157 for financial assets and financial liabilities will be effective for the Company’s fiscal 2009 beginning September 29, 2008. The adoption of FAS 157 for financial assets and financial liabilities is not expected to have a material impact on the Company’s consolidated financial statements, and the Company is in the process of determining the effects such adoption will have on its financial statement disclosures. The Company is also in the process of assessing the effects, if any, the adoption of FAS 157 for nonfinancial assets and nonfinancial liabilities will have on its consolidated financial statements.

In February 2007, the FASB issued Statement No. 159 (FAS 159), “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115,” which provides companies the irrevocable option to measure many financial assets and liabilities at fair value with the changes in fair value recognized in earnings (the fair value option) resulting in an opportunity to mitigate volatility in earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The accounting provisions of FAS 159 will be effective for the Company’s fiscal 2009 beginning September 29, 2008. The Company is still in the process of determining whether it will apply the fair value option to any of its financial assets. If the Company does elect the fair value option, the cumulative effect of initially adoption FAS 159 will be recorded as an adjustment to opening retained earnings in the year of adoption and will be presented separately.

In December 2007, the FASB revised Statement No. 141 (FAS 141R), “Business Combinations,” which establishes principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141R will be effective for the Company’s fiscal 2010 beginning September 28, 2009. The Company is in the process of determining the effects, if any, the adoption of FAS 141R will have on its consolidated financial statements.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In March 2008, the FASB issued Statement No. 161 (FAS 161), “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133,” which requires additional disclosures about the objectives of using derivative instruments, the method by which the derivative instruments and related hedged items are accounted for under FASB Statement No. 133 and its related interpretations, and the effect of derivative instruments and related hedged items on financial position, financial performance and cash flows. FAS 161 also requires disclosure of the fair values of derivative instruments and their gains and losses in a tabular format. FAS 161 will be effective for the Company’s second quarter of fiscal 2009 beginning December 29, 2008. The Company is in the process of determining the effects the adoption of FAS 161 will have on its financial statement disclosures.

Note 2.	Marketable Securities

Marketable securities were comprised as follows (in millions):

	Current		Noncurrent
	September 28,	September 30,	September 28,	September 30,
	2008	2007	2008	2007

Available-for-sale:
U.S. Treasury securities	$14	$58	$—	$—
Government-sponsored enterprise bonds	455	219	—	—
Foreign government bonds	45	8	—	—
Corporate bonds and notes	3,296	2,939	175	21
Mortgage- and asset-backed securities	499	414	—	—
Auction rate securities	—	159	186	—
Non-investment grade debt securities	23	19	2,030	1,812
Equity securities	150	203	1,187	1,316
Equity mutual funds and exchange-traded funds	—	—	1,280	1,871
Debt mutual funds	89	151	—	214

	$4,571	$4,170	$4,858	$5,234

Marketable securities in the amount of $169 million and $411 million at September 28, 2008 and September 30, 2007, respectively, have been loaned under the Company’s securities lending program. Since March 30, 2008, the Company classified its auction rate securities as noncurrent due to a disruption in credit markets that caused the auction mechanism to fail to set market-clearing rates and provide liquidity for sellers. However, a failed auction does not represent a default by the issuer of the underlying security. The Company’s auction rate securities are predominantly rated AAA/Aaa, are collateralized by student loans substantially guaranteed by the U.S. government and continue to pay interest in accordance with their contractual terms. At September 28, 2008, the recorded values of the auction rate securities were approximately 4% less than their par values.

As of September 28, 2008, the contractual maturities of available-for-sale debt securities were as follows (in millions):

Years to Maturity				No Single
Less than	One to	Five to	Greater than	Maturity
One Year	Five Years	Ten Years	Ten Years	Date	Total

$1,527	$2,564	$1,042	$223	$1,456	$6,812

Securities with no single maturity date included mortgage- and asset-backed securities, auction rate securities, non-investment grade debt securities and debt mutual funds.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company recorded realized gains and losses on sales of available-for-sale marketable securities as follows (in millions):

	Gross	Gross	Net
	Realized	Realized	Realized
Fiscal Year	Gains	Losses	Gains

2008	$246	$(119)	$127
2007	244	(26)	218
2006	176	(47)	129

Available-for-sale securities were comprised as follows (in millions):

		Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

September 28, 2008
Equity securities	$2,810	$90	$(283)	$2,617
Debt securities	6,966	12	(166)	6,812

	$9,776	$102	$(449)	$9,429

September 30, 2007
Equity securities	$2,941	$492	$(43)	$3,390
Debt securities	6,042	18	(46)	6,014

	$8,983	$510	$(89)	$9,404

The following table shows the gross unrealized losses and fair values of the Company’s investments in individual securities that have been in a continuous unrealized loss position deemed to be temporary for less than 12 months and for more than 12 months, aggregated by investment category, at September 28, 2008 (in millions):

	Less than 12 months		More than 12 months
		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses

Corporate bonds and notes	$1,524	$(46)	$219	$(9)
Mortgage- and asset-backed securities	457	(18)	8	—
Non-investment grade debt securities	864	(78)	87	(9)
Government-sponsored enterprise bonds	353	(2)	—	—
Debt mutual funds	86	(4)	—	—
Equity securities	784	(115)	6	(1)
Equity mutual funds and exchange-traded funds	1,229	(167)	—	—

	$5,297	$(430)	$320	$(19)

The unrealized losses on the Company’s investments in marketable securities were caused primarily by a major disruption in U.S. and foreign credit and financial markets affecting consumers and the banking, finance and housing industries. This disruption is evidenced by a deterioration of confidence in financial markets and a severe decline in the availability of capital and demand for debt and equity securities. The result has been depressed securities values in most types of investment-and non-investment-grade bonds and debt obligations, mortgage- and asset-backed securities and equity securities. At October 31, 2008, gross unrealized gains were approximately $75 million and gross unrealized losses were approximately $1.3 billion. When assessing marketable securities for other-than-temporary declines in value, the Company considers factors including: how significant the decline in value is as a percentage of the original cost, the underlying factors contributing to a decline in the prices of securities in a single asset class, how long the market value of the investment has been less than its original cost, the performance of the

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

investee’s stock price in relation to the stock price of its competitors within the industry, expected market volatility and the market in general, analyst recommendations, the views of external investment managers, any news or financial information that has been released specific to the investee and the outlook for the overall industry in which the investee operates. The Company’s analyses of the severity and duration of price declines, market research, industry reports, economic forecasts and the specific circumstances of issuers indicate that it is reasonable to expect marketable securities with unrealized losses to recover in fair value up to the Company’s cost bases within a reasonable period of time. Further, the Company has the ability and the intent to hold such securities until they recover. Accordingly, the Company considers the unrealized losses to be temporary at September 28, 2008.

Note 3.	Composition of Certain Financial Statement Captions

Accounts Receivable.

	September 28,	September 30,
	2008	2007
	(In millions)

Trade, net of allowances for doubtful accounts of $38 and $36, respectively	$3,583	$657
Long-term contracts	33	39
Investment receivables	412	12
Other	10	7

	$4,038	$715

Trade accounts receivable at September 28, 2008 included $2.5 billion for which the Company received payment in October 2008 related to new license and settlement agreements with Nokia (Note 8). Investment receivables were primarily related to amounts due for redemptions of money market investments for which the Company received partial payment in October 2008. The cash impacts of such redemption requests are presented as an investing activity in the consolidated statements of cash flows.

Inventories.

	September 28,	September 30,
	2008	2007
	(In millions)

Raw materials	$27	$27
Work-in-process	199	161
Finished goods	295	281

	$521	$469

Property, Plant and Equipment.

	September 28,	September 30,
	2008	2007
	(In millions)

Land	$183	$124
Buildings and improvements	1,287	954
Computer equipment	932	800
Machinery and equipment	1,184	999
Furniture and office equipment	59	48
Leasehold improvements	206	205

	3,851	3,130
Less accumulated depreciation and amortization	(1,689)	(1,342)

	$2,162	$1,788

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Depreciation and amortization expense related to property, plant and equipment for fiscal 2008, 2007 and 2006 was $372 million, $317 million and $239 million, respectively. The net book values of property under capital leases included in buildings and improvements were $140 million and $91 million at September 28, 2008 and September 30, 2007, respectively. These capital leases principally related to base station towers and buildings. Amortization of assets recorded under capital leases is included in depreciation expense. Capital lease additions during fiscal 2008, 2007 and 2006 were $51 million, $33 million and $56 million, respectively.

At September 28, 2008 and September 30, 2007, buildings and improvements and leasehold improvements with aggregate net book value of $63 million and $7 million, respectively, including accumulated depreciation and amortization of $6 million and $3 million, respectively, were leased to third parties or held for lease to third parties. Future minimum rental income on facilities leased to others in fiscal 2009 to 2014 is expected to be $7 million, $7 million, $6 million, $5 million and $3 million, respectively, and $1 million thereafter.

Goodwill and Other Intangible Assets.  The Company’s reportable segment assets do not include goodwill. The Company allocates goodwill to its reporting units for annual impairment testing purposes. Goodwill was allocable to reporting units included in the Company’s reportable segments at September 28, 2008 as follows: $435 million in Qualcomm CDMA Technologies, $683 million in Qualcomm Technology Licensing, $265 million in Qualcomm Wireless & Internet, and $134 million in Qualcomm MEMS Technology (a nonreportable segment included in reconciling items in Note 9). The increase in goodwill from September 30, 2007 to September 28, 2008 was the result of the Company’s business acquisitions, partially offset by currency translation adjustments and tax deductions resulting from the exercise of stock options that were vested as of the business acquisition date.

The components of intangible assets were as follows (in millions):

	September 28, 2008		September 30, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Wireless licenses	$849	$(38)	$262	$(30)
Marketing-related	25	(14)	23	(13)
Technology-based	2,406	(139)	502	(97)
Customer-related	14	(6)	16	(5)
Other	9	(2)	7	(1)

	$3,303	$(199)	$810	$(146)

The increase in wireless licenses from September 30, 2007 to September 28, 2008 was primarily the result of the Company’s acquisition during the year of 700 MHz spectrum in the United States primarily for its MediaFLO USA business.

At September 28, 2008, technology-based intangible assets included $1.8 billion related to the estimated fair value of patents that were assigned to the Company by Nokia in October 2008 pursuant to the new license agreement with Nokia. The estimated fair value of the patents was determined, in accordance with accounting principles generally accepted in the United States, using the income approach based on projected cash flows, on a discounted basis, over the assigned patents’ estimated useful life of approximately 15 years. The estimated fair value of the patents will be amortized on a straight-line basis over this useful life, beginning from the date the patents were assigned to the Company.

All of the Company’s intangible assets, other than certain wireless licenses in the amount of $753 million and goodwill, are subject to amortization. Amortization expense related to these intangible assets for fiscal 2008, 2007 and 2006 was $84 million, $68 million and $32 million, respectively, and for fiscal 2009 to 2013 is expected to be $199 million, $196 million, $193 million, $180 million and $162 million, respectively, and $1.4 billion thereafter.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unearned Revenues.  At September 28, 2008, unearned revenues included $3.9 billion related to upfront consideration that resulted from the new agreements with Nokia. The Company will recognize this amount over the approximate 14-year remaining term of the license agreement. As a result of executing the agreements with Nokia, the Company recorded $560 million (attributable to both fiscal 2008 and 2007) in licensing and royalty revenues in fiscal 2008.

Note 4.	Investment Income

Investment income, net was comprised as follows (in millions):

	2008	2007	2006

Interest and dividend income	$491	$558	$416
Interest expense	(22)	(11)	(4)
Net realized gains on marketable securities	127	218	129
Net realized gains on other investments	28	4	7
Other-than-temporary losses on marketable securities	(502)	(16)	(20)
Other-than-temporary losses on other investments	(33)	(11)	(4)
Gains (losses) on derivative instruments	6	2	(29)
Equity in earnings (losses) of investees	1	(1)	(29)

	$96	$743	$466

Other-than-temporary losses in fiscal 2008 included $327 million recognized in the fourth quarter on marketable securities held by corporate and other segments. Both other-than-temporary losses on marketable securities and the decrease in net realized gains on marketable securities were generally related to depressed securities values caused by the major disruption in U.S. and foreign credit and financial markets.

Note 5.	Income Taxes

The components of the income tax provision were as follows (in millions):

	2008	2007	2006

Current provision:
Federal	$394	$192	$299
State	71	37	88
Foreign	245	185	156

	710	414	543

Deferred provision:
Federal	(14)	(75)	165
State	(22)	(15)	(23)
Foreign	(8)	(1)	1

	(44)	(91)	143

	$666	$323	$686

The foreign component of the income tax provision consists primarily of foreign withholding taxes on royalty income included in United States earnings.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of income before income taxes by United States and foreign jurisdictions were as follows (in millions):

	2008	2007	2006

United States	$1,564	$1,681	$1,445
Foreign	2,262	1,945	1,711

	$3,826	$3,626	$3,156

The following is a reconciliation of the expected statutory federal income tax provision to the Company’s actual income tax provision (in millions):

	2008	2007	2006

Expected income tax provision at federal statutory tax rate	$1,339	$1,269	$1,105
State income tax provision, net of federal benefit	168	180	176
Foreign income taxed at other than U.S. rates	(858)	(710)	(474)
Tax audit settlements	—	(331)	(73)
Tax credits	(47)	(91)	(36)
Valuation allowance	48	(7)	(46)
Other	16	13	34

Income tax expense	$666	$323	$686

The Company has not provided for United States income taxes and foreign withholding taxes on a cumulative total of approximately $6.8 billion of undistributed earnings from certain non-United States subsidiaries indefinitely invested outside the United States. Should the Company repatriate foreign earnings, the Company would have to adjust the income tax provision in the period management determined that the Company would repatriate the earnings.

The Company files income tax returns in the United States federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to United States federal examinations by taxing authorities for years prior to fiscal 2005. The Internal Revenue Service is currently conducting an examination of the Company’s United States income tax returns for fiscal 2005, 2006 and 2007, which is anticipated to be completed by August 2009. The Company is subject to examination by the California Franchise Tax Board for fiscal 2003 through 2007 and is currently under examination for fiscal 2004 and 2005. The Company is also subject to income taxes in many state and local taxing jurisdictions in the United States and around the world, many of which are open to tax examinations for periods after fiscal 2002.

During fiscal 2007, the Internal Revenue Service completed audits of the Company’s tax returns for fiscal 2003 and 2004 and during fiscal 2006, the Internal Revenue Service and the California Franchise Tax Board completed audits of the Company’s tax returns for fiscal 2001 and 2002, resulting in adjustments to the Company’s net operating loss and credit carryover amounts for those years. The tax provision was reduced by $331 million and $73 million during fiscal 2007 and 2006, respectively, to reflect the known and expected impacts of the audits on the reviewed and open tax years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company had deferred tax assets and deferred tax liabilities as follows (in millions):

	September 28,	September 30,
	2008	2007

Accrued liabilities, reserves and other	$278	$246
Share-based compensation	383	295
Capitalized start-up and organizational costs	118	86
Unearned revenues	51	70
Unrealized losses on marketable securities	380	59
Unrealized losses on other investments	37	124
Capital loss carryover	13	9
Tax credits	96	91
Unused net operating losses	66	80
Other basis differences	14	18

Total gross deferred assets	1,436	1,078
Valuation allowance	(149)	(20)

Total net deferred assets	1,287	1,058

Purchased intangible assets	(85)	(99)
Deferred contract costs	(5)	(6)
Unrealized gains on marketable securities	(20)	(179)
Property, plant and equipment	(59)	(26)

Total deferred liabilities	(169)	(310)

Net deferred assets	$1,118	$748

Reported as:
Current deferred tax assets	$289	$435
Non-current deferred tax assets	830	318
Non-current deferred tax liabilities(1)	(1)	(5)

	$1,118	$748

(1)	Included in other liabilities in the consolidated balance sheets.

At September 28, 2008, the Company had unused federal net operating loss carryforwards of $128 million expiring from 2019 through 2027, unused state net operating loss carryforwards of $146 million expiring from 2009 through 2028, and unused foreign net operating loss carryforwards of $49 million, with $48 million expiring from 2011 through 2012. At September 28, 2008, the Company had unused federal income tax credits of $108 million, expiring from 2022 through 2028, and state income tax credits of $10 million, which do not expire. The Company does not expect its federal net operating loss carryforwards and its federal and state income tax credits to expire unused. The Company has provided a valuation allowance on a portion of its state net operating loss carryforwards.

The Company believes, more likely than not, that it will have sufficient taxable income after stock option related deductions to utilize the majority of its deferred tax assets. As of September 28, 2008, the Company has provided a valuation allowance on foreign and state net operating losses and net capital losses of $15 million and $134 million, respectively, of which $81 million was recorded as an increase in other comprehensive loss in fiscal 2008. The valuation allowances reflect the uncertainty surrounding the Company’s ability to generate sufficient

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

future taxable income in certain foreign and state tax jurisdictions to utilize its net operating losses and the Company’s ability to generate sufficient capital gains to utilize all capital losses.

A summary of the changes in the amount of unrecognized tax benefits for the year ended September 28, 2008 is shown below (in millions):

Unrecognized tax benefits at October 1, 2007	$224
Additions based on prior year tax positions	6
Reductions for prior year tax positions	(38)
Additions for current year tax positions	52

Unrecognized tax benefits at September 28, 2008	$244

Of the $244 million of unrecognized tax benefits as of September 28, 2008, $223 million has been classified as noncurrent income taxes payable on the consolidated balance sheet and $21 million has been classified as a reduction of the related deferred tax assets. Noncurrent income taxes payable also includes $4 million of accrued interest. Unrecognized tax benefits at September 28, 2008 include $201 million for tax positions that, if recognized, would impact the effective tax rate. The unrecognized tax benefits differ from the amount that would affect the Company’s effective tax rate primarily due to the impact of offsets in other jurisdictions. Due to the anticipated resolution of the U.S. federal examination within the next twelve months, it is reasonably possible that the Company’s unrecognized tax benefits will decrease significantly as a result of their resolution via an adjustment by the taxing authority or recognition in the income tax provision. Interest expense related to uncertain tax positions was $3 million in fiscal 2008 and was negligible in both fiscal 2007 and 2006.

Cash amounts paid for income taxes, net of refunds received, were $360 million, $233 million and $172 million for fiscal 2008, 2007 and 2006, respectively. The income taxes paid are primarily related to foreign withholding taxes.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 was enacted. The bill extends the research and development tax credit for calendar year 2008 and 2009 and increases the Alternative Simplified Credit rate from 12% to 14% in calendar 2009. The Company expects to record an additional research and development tax credit related to fiscal 2008 of approximately $38 million in the first quarter of fiscal 2009, the period in which the research and development tax credit extension was enacted.

Note 6.	Capital Stock

Preferred Stock.  The Company has 8,000,000 shares of preferred stock authorized for issuance in one or more series, at a par value of $0.0001 per share. In conjunction with the distribution of preferred share purchase rights, 4,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock and such shares are reserved for issuance upon exercise of the preferred share purchase rights. At September 28, 2008 and September 30, 2007, no shares of preferred stock were outstanding.

Preferred Share Purchase Rights Agreement.  The Company has a Preferred Share Purchase Rights Agreement (Rights Agreement) to protect stockholders’ interests in the event of a proposed takeover of the Company. Under the original Rights Agreement, adopted on September 26, 1995, the Company declared a dividend of one preferred share purchase right (a Right) for each share of the Company’s common stock outstanding. Pursuant to the Rights Agreement, as amended and restated on December 7, 2006, each Right entitles the registered holder to purchase from the Company a one one-thousandth share of Series A Junior Participating Preferred Stock, $0.0001 par value per share, subject to adjustment for subsequent stock splits, at a purchase price of $180. The Rights are exercisable only if a person or group (an Acquiring Person) acquires beneficial ownership of 20% or more of the Company’s outstanding shares of common stock without approval of the Board of Directors. Upon exercise, holders, other than an Acquiring Person, will have the right, subject to termination, to receive the Company’s common stock or other securities, cash or other assets having a market value, as defined, equal to twice

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

such purchase price. The Rights, which expire on September 25, 2015, are redeemable in whole, but not in part, at the Company’s option prior to the time such Rights are triggered for a price of $0.001 per Right.

Stock Repurchase Program.  On March 11, 2008, the Company announced that it had been authorized to repurchase up to $2.0 billion of the Company’s common stock. The $2.0 billion stock repurchase program replaced a $3.0 billion stock repurchase program, of which approximately $2 million remained authorized for repurchases. The stock repurchase program has no expiration date. When stock is repurchased and retired, the amount paid in excess of par value is recorded to paid-in capital. During fiscal 2008, 2007 and 2006, the Company repurchased and retired 42,616,000, 37,263,000 and 34,000,000 shares of common stock for $1.7 billion, $1.5 billion and $1.5 billion, respectively, excluding $14 million, $9 million and $5 million of premiums received related to put options that were exercised in fiscal 2008, 2007 and 2006, respectively. At September 28, 2008, the Company had not made any repurchases under the $2.0 billion stock repurchase program.

In connection with the Company’s stock repurchase program, the Company sold put options on its own stock during fiscal 2007 and 2006. At September 28, 2008, no put options remained outstanding. During fiscal 2008, the Company recognized gains of $6 million in investment income due to decreases in the fair values of put options, including premiums received of $14 million. During fiscal 2007 and 2006, the Company recognized $3 million and $29 million, respectively, in investment losses due to net increases in the fair values of put options, net of premiums received of $17 million and $11 million, respectively.

Dividends.  The Company announced increases in its quarterly dividend per share of common stock from $0.09 to $0.12 on March 7, 2006, from $0.12 to $0.14 on March 13, 2007, and from $0.14 to $0.16 on March 11, 2008. Cash dividends announced in fiscal 2008, 2007 and 2006 were as follows (in millions, except per share data):

	2008		2007		2006
	Per Share	Total	Per Share	Total	Per Share	Total

First quarter	$0.14	$228	$0.12	$198	$0.09	$148
Second quarter	0.14	227	0.12	200	0.09	150
Third quarter	0.16	261	0.14	234	0.12	202
Fourth quarter	0.16	266	0.14	230	0.12	198

	$0.60	$982	$0.52	$862	$0.42	$698

On October 22, 2008, the Company announced a cash dividend of $0.16 per share on the Company’s common stock, payable on January 7, 2009 to stockholders of record as of December 11, 2008, which will be reflected in the consolidated financial statements in the first quarter of fiscal 2009.

Note 7.	Employee Benefit Plans

Employee Savings and Retirement Plan.  The Company has a 401(k) plan that allows eligible employees to contribute up to 50% of their eligible compensation, subject to annual limits. The Company matches a portion of the employee contributions and may, at its discretion, make additional contributions based upon earnings. The Company’s contribution expense for fiscal 2008, 2007 and 2006 was $45 million, $39 million and $33 million, respectively.

Equity Compensation Plans.  The Board of Directors may grant options to selected employees, directors and consultants to the Company to purchase shares of the Company’s common stock at a price not less than the fair market value of the stock at the date of grant. The 2006 Long-Term Incentive Plan (the 2006 Plan) was adopted during the second quarter of fiscal 2006 and replaced the 2001 Stock Option Plan and the 2001 Non-Employee Director Stock Option Plan and their predecessor plans (the Prior Plans). The 2006 Plan provides for the grant of incentive and nonstatutory stock options as well as stock appreciation rights, restricted stock, restricted stock units, performance units and shares and other stock-based awards and will be the source of shares issued under the Executive Retirement Matching Contribution Plan (ERMCP). The share reserve under the 2006 Plan was

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

405,284,000 at September 28, 2008, including 115,000,000 shares that were approved by the Company’s stockholders in March 2008. Shares subject to any outstanding option under a Prior Plan that is terminated or cancelled (but not an option under a Prior Plan that expires) following the date that the 2006 Plan was approved by stockholders, and shares that are subject to an award under the ERMCP and are returned to the Company because they fail to vest, will again become available for grant under the 2006 Plan. The Board of Directors of the Company may amend or terminate the 2006 Plan at any time. Certain amendments, including an increase in the share reserve, require stockholder approval. Generally, options and restricted stock units outstanding vest over periods not exceeding five years. Options are exercisable for up to ten years from the grant date.

During fiscal 2008 and 2006, the Company assumed a total of approximately 1,462,000 and 3,530,000 outstanding stock options, respectively, under various stock-based incentive plans that were assumed (the Assumed Plans) as a result of acquisitions. The Assumed Plans were suspended on the dates of acquisition, and no additional shares may be granted under those plans. The Assumed Plans provided for the grant of both incentive stock options and non-qualified stock options. Generally, options outstanding vest over periods not exceeding five years and are exercisable for up to ten years from the grant date.

A summary of stock option transactions for all stock option plans follows:

			Average
		Weighted	Remaining	Aggregate
	Number of	Average	Contractual	Intrinsic
	Shares	Exercise	Term	Value
	(In thousands)	Price	(Years)	(In billions)

Outstanding at September 30, 2007	206,454	$32.69
Options granted	51,347	42.29
Options assumed(1)	1,462	24.29
Options cancelled/forfeited/expired	(7,838)	40.30
Options exercised	(49,099)	21.79

Options outstanding at September 28, 2008	202,326	$37.42	6.57	$1.8

Exercisable at September 28, 2008	104,466	$33.74	4.93	$1.3

(1)	Represents activity related to options that were assumed as a result of acquisitions (Note 10).

Net stock options, after forfeitures and cancellations, granted during fiscal 2008, 2007 and 2006 represented 2.7%, 2.0% and 1.9% of outstanding shares as of the beginning of each fiscal year, respectively. Total stock options granted during fiscal 2008, 2007 and 2006 represented 3.2%, 2.4% and 2.1%, respectively, of outstanding shares as of the end of each fiscal year.

The Company’s determination of fair value of stock option awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. At September 28, 2008, total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $1.6 billion, which is expected to be recognized over a weighted-average period of 3.5 years. The total intrinsic value of stock options exercised during fiscal 2008, 2007 and 2006 was $1.3 billion, $708 million and $1.1 billion, respectively. The Company recorded cash received from the exercise of stock options of $1.1 billion, $479 million and $608 million and related tax benefits of $492 million, $272 million and $421 million during fiscal 2008, 2007 and 2006, respectively. Upon option exercise, the Company issues new shares of stock.

During fiscal 2008, the Company granted 55,000 restricted stock units to certain employees, all of which remain unvested at September 28, 2008. The weighted-average fair value per share of the restricted stock units awarded in fiscal 2008 was $54.42 calculated based on the fair value of the Company’s common stock on the date of grant of each award. At September 28, 2008, the total unrecognized estimated compensation cost related to non-

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vested restricted stock units granted prior to that date was $3 million, which is expected to be recognized over a weighted-average period of 4.9 years.

Employee Stock Purchase Plans.  The Company has one employee stock purchase plan for all eligible employees to purchase shares of common stock at 85% of the lower of the fair market value on the first or the last day of each six-month offering period. Employees may authorize the Company to withhold up to 15% of their compensation during any offering period, subject to certain limitations. In fiscal 2008, the Company amended the 2001 Employee Stock Purchase Plan to include a Non-423(b) Plan. The amended 2001 Employee Stock Purchase Plan authorizes up to approximately 24,709,000 shares to be granted. During fiscal 2008, 2007 and 2006, approximately 2,951,000, 2,650,000 and 2,220,000 shares were issued under the plans at an average price of $35.96, $32.08 and $31.10 per share, respectively. At September 28, 2008, approximately 7,625,000 shares were reserved for future issuance.

At September 28, 2008, total unrecognized estimated compensation cost related to non-vested purchase rights granted prior to that date was $13 million. The Company recorded cash received from the exercise of purchase rights of $106 million, $85 million and $69 million during fiscal 2008, 2007, and 2006, respectively.

Executive Retirement Plans.  The Company has voluntary retirement plans that allow eligible executives to defer up to 100% of their income on a pre-tax basis. On a quarterly basis, the Company matches up to 10% of the participants’ deferral in Company common stock based on the then-current market price, to be distributed to the participant upon eligible retirement. The income deferred and the Company match held in trust are unsecured and subject to the claims of general creditors of the Company. Company contributions begin vesting based on certain minimum participation or service requirements and are fully vested at age 65. Participants who terminate employment forfeit their unvested shares. During fiscal 2008, 2007 and 2006, approximately 96,000, 126,000 and 47,000 shares, respectively, were allocated under the plans. The Company recorded $6 million, $5 million and $2 million in compensation expense during fiscal 2008, 2007 and 2006, respectively, related to its net matching contributions to the plans.

Note 8.	Commitments and Contingencies

Litigation.  Broadcom Corporation v. QUALCOMM Incorporated: On May 18, 2005, Broadcom filed two actions (the 467 case and the 468 case) in the United States District Court for the Central District of California against the Company alleging infringement of ten patents and seeking monetary damages and injunctive relief based thereon. On the following day, Broadcom also filed a complaint in the United States International Trade Commission (ITC) alleging infringement of the five patents at issue in the 468 case seeking a determination and relief under Section 337 of the Tariff Act of 1930. Allegations relating to two of the Broadcom patent claims filed in the 468 case (which is stayed pending completion of the ITC action) have been dismissed by agreement of the parties. In the 467 case, one patent was stayed due to a pending reexamination of the claims by the U.S. Patent and Trademark Office (USPTO), and another was dismissed by agreement of the parties. A trial relating to the three remaining Broadcom patents in the 467 case was held in May 2007, and on May 29, 2007, the jury rendered a verdict finding willful infringement of the three patents and awarding past damages in the approximate amount of $20 million (the court subsequently vacated the jury’s finding of willfulness). The final judgment, including damages calculations through May 29, 2007 and pre-judgment interest, was approximately $25 million, which has been secured by an irrevocable letter of credit and expensed pending appeals. On December 31, 2007, the court issued an order, amended by the court for a second time on March 11, 2008, enjoining the Company from making, using, selling, shipping, supporting or marketing products that were found to infringe the three Broadcom patents, subject to a specified limited license through January 2009 on two of the three patents and with respect to the third patent, a limited license as to one set of products. The immediately enjoined products were those WCDMA products that related to patent number 6,847,686 (the ‘686 patent). With respect to EV-DO products involving the ‘686 patent (as well as products relating to the two remaining patents), the judge’s order provided for a permanent injunction but stayed the effect of that injunction until January 31, 2009 with respect to companies that purchased those enjoined

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

products as of May 29, 2007. The stay was subject to certain conditions, including the Company’s payment of ongoing royalties. Since the second amendment of the injunction order in March 2008, Broadcom filed a motion requesting that Qualcomm be found in contempt of the order on various bases. The court denied the motion in part but granted the motion with respect to the claim that Qualcomm should not have paid for WCDMA chips sold between the date of trial verdict and the injunction, and should not have serviced and supported products using such chips, and that Qualcomm should have paid certain royalties on revenue relating to the QChat product. Since the order, on September 24, 2008, the United States Court of Appeals for the Federal Circuit (Federal Circuit) issued its opinion in the appeal resulting from the trial of the 467 case, upholding the verdict and remedies as to two patents and overturning the verdict and remedy as to the ‘686 patent, finding it invalid. As a result, the district court has issued a third amended injunction order excluding any reference to the invalid patent and amended the contempt findings relating to the invalidated patent. Broadcom has been ordered to repay royalties relating to that patent. Qualcomm has also since filed a notice of appeal as to the contempt ruling and has sought leave from the Federal Circuit for an extension of time to file a motion for a rehearing with respect to certain issues on the appeal. That extension was granted. Broadcom has filed another motion seeking a ruling that Qualcomm is in violation of the injunction order with respect to certain sales and royalties Broadcom claims are owed under the order. Finally, the patent that was subject to the stay pending reexamination in the USPTO has since emerged from the reexamination process with certain claims cancelled and other claims added. A schedule for the litigation of that patent has not yet been determined, but it is expected to occur in the last half of calendar 2009.

On February 14, 2006, an ITC hearing also commenced as to three patents alleged by Broadcom to be infringed by the Company. On October 10, 2006, the Administrative Law Judge (ALJ) issued an initial determination in which he recommended against any downstream remedies and found no infringement by the Company on two of the three remaining patents and most of the asserted claims of the third patent. The ALJ did find infringement on some claims of one patent. The ALJ did not recommend excluding chips accused by Broadcom but, instead, recommended a limited exclusion order directed only to chips that are already programmed with a specific software module and recommended a related cease and desist order. The Commission adopted the ALJ’s initial determination on violation and, on June 7, 2007, issued a cease and desist order against the Company and an exclusion order directed at chips programmed with specific software and certain downstream products first imported after the date of the exclusion order. The Federal Circuit issued stays of the exclusion order with respect to the downstream products of all of the Company’s customers that requested the stay. The Company appealed the infringement finding, the cease and desist order and the exclusion order, and Broadcom appealed certain rulings of the ALJ. Oral arguments took place on July 8, 2008 in the Federal Circuit. On September 19, 2008, the Federal Circuit ruled on Broadcom’s appeal of the ITC’s determination of no violation as to two patents (the ‘311 patent and the ‘675 patent). The Federal Circuit affirmed the ITC’s determination as to the ‘311 patent and affirmed the findings on the ‘675 patent with respect to seven of eight products at issue. As to the latter patent, the court remanded for further proceedings the claims with respect to one accused product. On October 2, 2008, the USPTO issued a final office action in the reexamination of the ‘311 patent, rejecting certain of the claims, including all of the claims at issue in the ITC action, and allowing other claims added by Broadcom. On November 9, 2007, Broadcom filed an enforcement complaint in the ITC, alleging violations of the ITC’s cease and desist order by the Company. A hearing on the complaint took place on April 22 through April 24, 2008. The target date for completion of the investigation is August 30, 2009. On October 14, 2008, the Federal Circuit issued an opinion upholding the ITC’s finding that the Company did not directly infringe the ‘983 patent; vacating and remanding the ITC’s finding that the Company indirectly induced infringement of the ‘983 patent; and vacating and remanding the limited exclusion order. The Federal Circuit held that the ITC lacked authority to enjoin products of Qualcomm’s customers pursuant to a limited exclusion order because Broadcom had not named those customers as respondents.

On April 13, 2007, Broadcom filed a new complaint in California state court against the Company alleging unfair competition, breach of contract and fraud, and seeking injunctive and monetary relief. On October 5, 2007, the court ordered the case stayed pending resolution of the New Jersey case, referenced below.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

On July 1, 2005, Broadcom filed an action in the United States District Court for the District of New Jersey against the Company alleging violations of state and federal antitrust and unfair competition laws as well as common law claims, generally relating to licensing and chip sales activities, seeking monetary damages and injunctive relief based thereon. On September 1, 2006, the New Jersey District Court dismissed the complaint; Broadcom appealed. On September 4, 2007, the Court of Appeals for the Third Circuit reinstated two of the eight federal claims and five pendant state claims in Broadcom’s complaint and affirmed the dismissal of the remaining counts. On November 2, 2007, Broadcom filed an amended complaint, adding the allegations from the state court case in California (filed on April 13, 2007) that had been stayed, as discussed above, and a federal antitrust claim based on the California allegations. On August 12, 2008, the New Jersey Court ordered the case transferred to the United States District Court for the Southern District of California. No trial date has been set.

On October 7, 2008, Broadcom filed an action in the United States District Court for the Southern District of California seeking declaratory relief regarding patent misuse, patent exhaustion and patent and license unenforceability. The Company has not yet responded to the complaint.

QUALCOMM Incorporated v. Broadcom Corporation:  On October 14, 2005, the Company filed an action in the United States District Court for the Southern District of California against Broadcom alleging infringement of two patents, each of which relates to video encoding and decoding for high-end multimedia processing, and seeking monetary damages and injunctive relief based thereon. In January 2007, a jury rendered a verdict finding the patents valid but not infringed. In a subsequent ruling, the trial judge held that the Company was not guilty of inequitable conduct before the USPTO, but the Company’s actions in a video-encoding standards development organization amounted to a waiver of the right to enforce the patents under any circumstances. The court also ordered the Company to pay Broadcom’s attorneys’ fees and costs for the case. The Company and Broadcom each filed notices of appeal, but Broadcom subsequently dismissed its appeal. Oral argument in the Federal Circuit was held on August 5, 2008. On January 7, 2008, the Magistrate Judge considering Broadcom’s motions for sanctions against the Company for discovery violations issued an order sanctioning the Company and eight of its retained outside attorneys for those discovery violations. The Magistrate Judge referred the eight outside attorneys to the California State Bar for an investigation into possible ethics violations and ordered the Company to participate in a process to create a model discovery protocol. The Magistrate Judge reaffirmed the District Court’s previous award of Broadcom’s attorneys’ fees. On March 5, 2008, the District Court vacated the portion of the Magistrate Judge’s order only as it relates to the sanctions imposed on the Company’s outside counsel and remanded the case to the Magistrate Judge for further proceedings on those issues.

Actions by the Company and its subsidiaries against Nokia Corporation and/or Nokia Inc.:  On July 23, 2008, the Company announced that it had reached agreement with Nokia Corporation and Nokia Inc. to resolve all pending litigation between the parties, and the parties have either obtained dismissals or are in the process of seeking dismissal of all litigation between the parties. The various litigation matters between the parties in different jurisdictions around the world that were terminated during the fourth quarter involved claims of patent infringement and breach of contract by each party against the other.

European Commission Complaint:  On October 28, 2005, it was reported that six companies (Broadcom, Nokia, Texas Instruments, NEC, Panasonic and Ericsson) filed complaints with the European Commission, alleging that the Company violated European Union competition law in its WCDMA licensing practices. The Company has received the complaints and has submitted replies to the allegations, as well as documents and other information requested by the European Commission. On October 1, 2007, the European Commission announced that it was initiating a proceeding, though it has not decided to issue a Statement of Objections, and it has not made any conclusions as to the merits of the complaints. As part of its agreement with the Company, Nokia has withdrawn the complaint it filed with the European Commission, although that investigation remains active.

Tessera, Inc. v. QUALCOMM Incorporated:  On April 17, 2007, Tessera, Inc. filed a patent infringement lawsuit in the United States District Court for the Eastern Division of Texas and a complaint with the ITC pursuant to Section 337 of the Tariff Act of 1930 against the Company and other companies, alleging infringement of two

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

patents relating to semiconductor packaging structures and seeking monetary damages and injunctive and other relief based hereon. The District Court suit for damages is stayed pending resolution of the ITC proceeding. The ITC instituted the investigation on May 15, 2007. The patents at issue are being reexamined by the USPTO based on petitions filed by a third-party. The USPTO’s Central Reexamination Unit has issued office actions rejecting all of the asserted patent claims on the grounds that they are invalid in view of certain prior art. Tessera is contesting these rejections, and the USPTO has not made a final decision. On February 26, 2008, the ALJ stayed the ITC proceedings pending completion of the USPTO’s reexamination proceedings. On March 27, 2008, the Commission reversed the ALJ’s order and ordered the ITC proceeding to be reinstated. The evidentiary hearing occurred on July 14 through July 18, 2008, and the investigation is targeted for completion by April 3, 2009.

Other:  The Company has been named, along with many other manufacturers of wireless phones, wireless operators and industry-related organizations, as a defendant in purported class action lawsuits, and individually filed actions pending in Pennsylvania and Washington D.C., seeking monetary damages arising out of its sale of cellular phones. The courts that have reviewed similar claims against other companies to date have held that there was insufficient scientific basis for the plaintiffs’ claims in those cases.

In April 2008, two complaints were filed in San Diego Federal Court and San Diego Superior Court on behalf of purported classes of individuals who purchased UMTS devices or service, seeking damages and injunctive relief under federal and/or state antitrust and unfair competition laws as a result of the Company’s licensing practices. The Superior Court action has been removed to the San Diego Federal Court, and the plaintiff’s request for remand has been denied. The Company has filed motions to dismiss the complaints.

The Company understands that two U.S. companies (Texas Instruments and Broadcom) and two South Korean companies (Nextreaming Corp. and Thin Multimedia, Inc.) have filed complaints with the Korea Fair Trade Commission alleging that the Company’s business practices are, in some way, a violation of South Korean anti-trust regulations. To date, the Company has not received the complaints but has submitted certain requested information and documents to the Korea Fair Trade Commission regarding rebates on chipset sales, chipset design integration and royalties on devices containing a QUALCOMM chipset.

The Japan Fair Trade Commission has also received unspecified complaints alleging the Company’s business practices are, in some way, a violation of Japanese law. The Company has not received the complaints but has submitted certain requested information and documents to the Japan Fair Trade Commission.

Although there can be no assurance that unfavorable outcomes in any of the foregoing matters would not have a material adverse effect on the Company’s operating results, liquidity or financial position, the Company believes the claims made by other parties are without merit and will vigorously defend the actions. Other than amounts relating to the Broadcom Corporation v. QUALCOMM Incorporated matter, the Company has not recorded any accrual for contingent liabilities associated with the other legal proceedings described above based on the Company’s belief that additional liabilities, while possible, are not probable. Further, any possible range of loss cannot be estimated at this time. The Company is engaged in numerous other legal actions arising in the ordinary course of its business and believes that the ultimate outcome of these actions will not have a material adverse effect on its operating results, liquidity or financial position.

Purchase Obligations.  The Company has agreements with suppliers and other parties to purchase inventory, other goods and services and long-lived assets and estimates its noncancelable obligations under these agreements for fiscal 2009 to 2013 to be approximately $868 million, $121 million, $58 million, $67 million and $18 million, respectively, and $55 million thereafter. Of these amounts, commitments to purchase integrated circuit product inventories for fiscal 2009 and 2010 comprised $663 million and $15 million, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Leases.  The Company leases certain of its facilities and equipment under noncancelable operating leases, with terms ranging from less than one year to 35 years and with provisions for cost-of-living increases with certain leases. Rental expense for fiscal 2008, 2007 and 2006 was $75 million, $60 million and $47 million, respectively. The Company leases certain property under capital lease agreements that expire at various dates through 2043. Capital lease obligations are included in other liabilities. The future minimum lease payments for all capital leases and operating leases as of September 28, 2008 are as follows (in millions):

	Capital	Operating
	Leases	Leases	Total

2009	$10	$85	$95
2010	10	65	75
2011	10	51	61
2012	10	32	42
2013	10	19	29
Thereafter	272	201	473

Total minimum lease payments	$322	$453	$775

Deduct: Amounts representing interest	179

Present value of minimum lease payments	143
Deduct: Current portion of capital lease obligations	1

Long-term portion of capital lease obligations	$142

Note 9.	Segment Information

The Company is organized on the basis of products and services. The Company aggregates four of its divisions into the Qualcomm Wireless & Internet segment. Reportable segments are as follows:

•	Qualcomm CDMA Technologies (QCT) — develops and supplies integrated circuits and system software for wireless voice and data communications, multimedia functions and global positioning system products based on its CDMA technology and other technologies;

•	Qualcomm Technology Licensing (QTL) — grants licenses to use portions of the Company’s intellectual property portfolio, which includes certain patent rights essential to and/or useful in the manufacture and sale of certain wireless products, including, without limitation, products implementing cdmaOne, CDMA2000, WCDMA, CDMA TDD, GSM/GPRS/EDGE and/or OFDMA standards and their derivatives, and collects license fees and royalties in partial consideration for such licenses;

•	Qualcomm Wireless & Internet (QWI) — comprised of:

•	Qualcomm Internet Services (QIS) — provides technology to support and accelerate the convergence of the wireless data market, including its BREW and QChat products and services;

•	Qualcomm Government Technologies (QGOV) — provides development, hardware and analytical expertise to United States government agencies involving wireless communications technologies;

•	Qualcomm Enterprise Services (QES) — provides satellite- and terrestrial-based two-way data messaging, position reporting and wireless application services to transportation companies, private fleets, construction equipment fleets and other enterprise companies. QES also sells products that operate on the Globalstar low-Earth-orbit satellite-based telecommunications system and provides related services; and

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Firethorn — builds and manages software applications that enable financial institutions and wireless operators to offer mobile commerce services.

•	Qualcomm Strategic Initiatives (QSI) — manages the Company’s strategic investment activities, including MediaFLO USA, Inc. (MediaFLO USA), the Company’s wholly-owned wireless multimedia operator subsidiary. QSI makes strategic investments to promote the worldwide adoption of CDMA-based products and services.

The Company evaluates the performance of its segments based on earnings (loss) before income taxes (EBT). EBT includes the allocation of certain corporate expenses to the segments, including depreciation and amortization expense related to unallocated corporate assets. Certain income and charges are not allocated to segments in the Company’s management reports because they are not considered in evaluating the segments’ operating performance. Unallocated income and charges include certain investment income, certain share-based compensation and certain research and development expenses and marketing expenses that were not deemed to be directly related to the businesses of the segments. The table below presents revenues, EBT and total assets for reportable segments (in millions):

					Reconciling
	QCT	QTL	QWI	QSI	Items	Total

2008
Revenues	$6,717	$3,622	$785	$12	$6	$11,142
EBT	1,833	3,142	(1)	(304)	(844)	3,826
Total assets	1,425	2,668	183	1,458	18,829	24,563
2007
Revenues	$5,275	$2,772	$828	$1	$(5)	$8,871
EBT	1,547	2,340	88	(240)	(109)	3,626
Total assets	921	29	200	896	16,449	18,495
2006
Revenues	$4,332	$2,467	$731	$—	$(4)	$7,526
EBT	1,298	2,233	78	(133)	(320)	3,156
Total assets	651	60	215	660	13,622	15,208

Segment assets are comprised of accounts receivable, finance receivables and inventories for QCT, QTL and QWI. The QSI segment assets include certain marketable securities, notes receivable, wireless licenses, other investments and all assets of QSI’s consolidated subsidiary, MediaFLO USA, including property, plant and equipment. QSI’s assets related to the MediaFLO USA business totaled $1.2 billion, $457 million and $329 million at September 28, 2008, September 30, 2007 and September 24, 2006, respectively. QSI’s assets also included $20 million, $16 million and $19 million related to investments in equity method investees at September 28, 2008, September 30, 2007 and September 24, 2006, respectively. Reconciling items for total assets included $277 million, $215 million and $228 million at September 28, 2008, September 30, 2007 and September 24, 2006, respectively, of goodwill and other assets related to the Qualcomm MEMS Technologies division (QMT), a nonreportable segment developing display technology for mobile devices and other applications. Total segment assets differ from total assets on a consolidated basis as a result of unallocated corporate assets primarily comprised of certain cash, cash equivalents, marketable securities, property, plant and equipment, deferred tax assets, goodwill and other intangible assets of nonreportable segments. The net book values of long-lived assets located outside of the United States were $100 million, $89 million and $69 million at September 28, 2008, September 30, 2007 and September 24, 2006, respectively. The net book values of long-lived assets located in the United States were $2.1 billion, $1.7 billion and $1.4 billion at September 28, 2008, September 30, 2007 and September 24, 2006, respectively.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenues from each of the Company’s divisions aggregated into the QWI reportable segment were as follows (in millions):

	2008	2007	2006

QES	$423	$501	$490
QIS	299	272	194
QGOV	67	57	47
Firethorn	(2)	—	—
Eliminations	(2)	(2)	—

Total QWI	$785	$828	$731

Other reconciling items were comprised as follows (in millions):

	2008	2007	2006

Revenues:
Elimination of intersegment revenues	$(18)	$(39)	$(28)
Other nonreportable segments	24	34	24

	$6	$(5)	$(4)

Earnings (loss) before income taxes:
Unallocated research and development expenses	$(353)	$(341)	$(331)
Unallocated selling, general, and administrative expenses	(326)	(268)	(298)
Unallocated cost of equipment and services revenues	(39)	(39)	(41)
Unallocated investment income, net	70	718	455
Other nonreportable segments	(190)	(158)	(92)
Intracompany eliminations	(6)	(21)	(13)

	$(844)	$(109)	$(320)

During fiscal 2008, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $250 million and $251 million, respectively. During fiscal 2007, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $221 million and $227 million, respectively. During fiscal 2006, share-based compensation expense included in unallocated research and development expenses and unallocated selling, general and administrative expenses totaled $216 million and $238 million, respectively. Unallocated cost of equipment and services revenues was comprised entirely of share-based compensation expense.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Specified items included in segment EBT were as follows (in millions):

	QCT	QTL	QWI	QSI

2008
Revenues from external customers	$6,709	$3,619	$778	$12
Intersegment revenues	8	3	7	—
Interest income	2	9	2	4
Interest expense	2	1	—	7
2007
Revenues from external customers	$5,244	$2,771	$821	$1
Intersegment revenues	31	1	7	—
Interest income	2	14	1	7
Interest expense	—	—	1	5
2006
Revenues from external customers	$4,314	$2,465	$723	$—
Intersegment revenues	18	2	8	—
Interest income	1	5	3	6
Interest expense	1	—	1	2

Intersegment revenues are based on prevailing market rates for substantially similar products and services or an approximation thereof, but the purchasing segment records the cost of revenues (or inventory write-downs) at the selling segment’s original cost. The elimination of the selling segment’s gross margin is included with other intersegment eliminations in reconciling items. Effectively all equity in earnings (losses) of investees was recorded in QSI in fiscal 2008, 2007 and 2006.

The Company distinguishes revenues from external customers by geographic areas based on the location to which its products, software or services are delivered and, for QTL’s licensing and royalty revenues, the invoiced addresses of its licensees. Sales information by geographic area was as follows (in millions):

	2008	2007	2006

United States	$970	$1,165	$984
South Korea	3,872	2,780	2,398
Japan	1,598	1,524	1,573
China	2,309	1,875	1,266
Other foreign	2,393	1,527	1,305

	$11,142	$8,871	$7,526

Note 10.	Acquisitions

During fiscal 2008, the Company acquired five businesses for total cash consideration of $260 million. Approximately $3 million in consideration payable in cash through June 2009 was held back as security for certain indemnification obligations. The Company is in the process of finalizing the accounting for the acquisitions and does not anticipate material adjustments to the preliminary purchase price allocations. Goodwill recognized in these transactions, of which $179 million is expected to be deductible for tax purposes, was assigned to the QWI and QCT segments in the amount of $179 million and $23 million, respectively. Technology-based intangible assets recognized in the amount of $57 million are being amortized on a straight-line basis over a weighted-average useful life of six years.

QUALCOMM INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During fiscal 2007, the Company acquired three businesses for total cash consideration of $181 million (of which $6 million was paid in fiscal 2008). Goodwill recognized in these transactions, of which $21 million is expected to be deductible for tax purposes, was assigned to the QCT and QWI segments in the amounts of $74 million and $10 million, respectively. Technology-based intangible assets recognized in the amount of $46 million are being amortized on a straight-line basis over a weighted-average useful life of three years.

During fiscal 2006, the Company acquired three businesses for an aggregate of approximately $485 million in cash (of which $75 million was paid in fiscal 2007), $357 million in shares of QUALCOMM stock (of which $3 million was issued in fiscal 2007), and the exchange of existing vested options and warrants with an estimated aggregate fair value of approximately $38 million. In addition, the Company assumed existing unvested options with an estimated aggregate fair value of $76 million, which is recorded as share-based compensation over the requisite service period. Goodwill recognized in these three transactions, no amount of which is expected to be deductible for tax purposes, was assigned to the QTL and QCT segments in the amounts of $616 million and $42 million, respectively. Technology-based intangible assets recognized in the amount of $165 million are being amortized on a straight-line basis over a weighted-average useful life of seventeen years. Purchased in-process technology in the amount of $22 million was charged to research and development expense upon acquisition because technological feasibility had not been established and no future alternative uses existed.

The consolidated financial statements include the operating results of these businesses from their respective dates of acquisition. Pro forma results of operations have not been presented because the effects of the acquisitions were not material.

Note 11.	Summarized Quarterly Data (Unaudited)

The following financial information reflects all normal recurring adjustments that are, in the opinion of management, necessary for a fair statement of the results of the interim periods.

The table below presents quarterly data for the years ended September 28, 2008 and September 30, 2007 (in millions, except per share data):

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

2008
Revenues(1)	$2,440	$2,606	$2,762	$3,334
Operating income(1)	757	813	824	1,335
Net income(1)	767	766	748	878
Basic earnings per common share(2)	$0.47	$0.47	$0.46	$0.53
Diluted earnings per common share(2)	$0.46	$0.47	$0.45	$0.52
2007
Revenues(1)	$2,019	$2,221	$2,325	$2,306
Operating income(1)	576	748	782	777
Net income(1)	648	726	798	1,131
Basic earnings per common share(2)	$0.39	$0.44	$0.48	$0.68
Diluted earnings per common share(2)	$0.38	$0.43	$0.47	$0.67

(1)	Revenues, operating income and net income are rounded to millions each quarter. Therefore, the sum of the quarterly amounts may not equal the annual amounts reported.

(2)	Earnings per share are computed independently for each quarter and the full year based upon respective average shares outstanding. Therefore, the sum of the quarterly earnings per share amounts may not equal the annual amounts reported.

QUALCOMM INCORPORATED 5775 MOREHOUSE DRIVE N-510F SAN DIEGO, CA 92121
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	QLCOM1	KEEP THIS PORTION FOR YOUR RECORDS
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QUALCOMM INCORPORATED			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. Vote on Directors			☐	☐	☐
1.	To elect twelve directors to hold office until the next annual stockholders’ meeting or until their respective successors have been elected or appointed.
Nominees:
	01) Barbara T. Alexander 02) Stephen M. Bennett 03) Donald G. Cruickshank 04) Raymond V. Dittamore 05) Thomas W. Horton 06) Irwin Mark Jacobs	07) Paul E. Jacobs 08) Robert E. Kahn 09) Sherry Lansing 10) Duane A. Nelles 11) Marc I. Stern 12) Brent Scowcroft

Vote on Proposal		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 27, 2009.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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QLCOM2

PROXY	QUALCOMM INCORPORATED	PROXY
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 3, 2009
     The undersigned, revoking all prior proxies, hereby appoints Paul E. Jacobs and Donald J. Rosenberg, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of QUALCOMM Incorporated (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at Irwin M. Jacobs Qualcomm Hall, 5775 Morehouse Drive, San Diego, California 92121, on Tuesday, March 3, 2009 at 9:30 a.m. local time and at any and all adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.
     The shares represented by this proxy card will be voted as directed or, if this card contains no specific voting instructions, the shares will be voted in accordance with the recommendations of the Board of Directors.
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(Continued and to be signed on reverse side.)